                                  SCHEDULE 14C

                            SCHEDULE 14C INFORMATION

 INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES EXCHANGE ACT
                                    OF 1934
                               (AMENDMENT NO.   )

     Check the appropriate box:

     [X] Preliminary Information Statement

     [ ] Confidential, for Use of the Commission Only (as permitted by Rule
         14c-5(d)(2))

     [ ] Definitive Information Statement

                           BAYOU INTERNATIONAL, LTD.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

     [ ] No fee required

     [X] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     1) Title of each class of securities to which transaction applies:

                                      N/A
--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

                                      N/A
--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(1):

        Based upon an initial public offering price of $5.75, per share for 499,701 shares of SCNV Acquisition Corp. to be received by the Registrant in exchange for assets

     4) Proposed maximum aggregate value of transaction:

          $2,873,281
--------------------------------------------------------------------------------

     5) Total Fee Paid:

          $575.00
--------------------------------------------------------------------------------

     (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     3 Filing Party:

--------------------------------------------------------------------------------

     4) Date Filed:

--------------------------------------------------------------------------------

                           BAYOU INTERNATIONAL, LTD.
                            (A DELAWARE CORPORATION)

                             INFORMATION STATEMENT
                     DATE FIRST MAILED OUT TO STOCKHOLDERS:
                                  MAY   , 1998

                                 210 KINGS WAY
                         SOUTH MELBOURNE VICTORIA 3205
                                   AUSTRALIA
                         TELEPHONE: 011 (613) 9234 1100
                  (PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY)

                       WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY

                           BAYOU INTERNATIONAL, LTD.

                             INFORMATION STATEMENT
                                  MAY   , 1998

                                  INTRODUCTION

     This Information Statement is being furnished to Stockholders of Bayou International, Ltd., a Delaware corporation ("Bayou"), pursuant to the requirements of Regulation 14C under the Securities Exchange Act of 1934, as
amended, in connection with an Action by Written Consent, dated May   , 1998, of
the Stockholders of Bayou (the "Written Consent"). A copy of the Written Consent is attached as Annex A to this Information Statement.

     The Written Consent contains a resolution consenting to the execution and
performance by Bayou of the "Stock Purchase Agreement", dated May   , 1998,
entered into by Bayou, Solmecs Corporation N.V., a company organised under the laws of the Netherlands Antilles and a wholly-owned subsidiary of Bayou ("Solmecs"), and SCNV Acquisition Corp., a Delaware corporation ("SCNV") (the "Agreement"), pursuant to which Bayou shall sell, convey, assign, transfer and deliver to SCNV all of the issued and outstanding shares of capital stock of Solmecs (the "Solmecs Shares") in return for 499,701 shares of Common Stock, par value $.01 per share, of SCNV (the "SCNV Shares") (the "Solmecs Acquisition"). The Solmecs Shares may be deemed to constitute substantially all of the assets of Bayou as at the date of this Information Statement.

     Management of Bayou is utilising the Written Consent in order to reduce the expenses and demands on Bayou's executives' time necessitated by the holding of a Special Meeting of Stockholders, since Bayou has received executed Written Consents from Bayou's major Stockholder, Edensor Nominees Pty Ltd, and certain other companies which have some common Directors with Bayou, representing 69.2% of the issued and outstanding shares of Bayou's $.15 par value common stock, thereby ensuring that a majority of the Stockholders of Bayou have consented to the transactions contemplated by the Agreement. See further "GENERAL; ACTION BY WRITTEN CONSENT" and "STOCKHOLDERS WHO HAVE EXECUTED THE WRITTEN CONSENT".

     The Written Consents received by Bayou shall be effective 21 days from the date this Information Statement is first mailed to Stockholders.

     Unless the Agreement is terminated pursuant to its terms, the closing of the Agreement shall take place as promptly as practicable (and in any event within five business days) after satisfaction or waiver of the various conditions (including the provision of consent to the transactions contemplated by the Agreement by a majority of the Stockholders of Bayou) set forth in the Agreement, or such later date as is fixed by a written instrument signed by the parties.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     This Information Statement is dated May   , 1998 and is first being mailed
to Stockholders on or about May   , 1998.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................     1
SUMMARY.....................................................     3
  THE COMPANIES.............................................     3
  ACTION BY WRITTEN CONSENT.................................     4
  STOCK PURCHASE AGREEMENT..................................     5
  SELECTED FINANCIAL INFORMATION OF THE COMPANY.............     6
  UNAUDITED PRO FORMA SELECTED FINANCIAL DATA...............     8
  MARKET PRICE DATA.........................................    15
GENERAL; ACTION BY WRITTEN CONSENT..........................    16
STOCK PURCHASE AGREEMENT....................................    17
  Background................................................    17
  Terms of Agreement........................................    19
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................    24
STOCKHOLDERS WHO HAVE EXECUTED THE WRITTEN CONSENT..........    24
OTHER INFORMATION...........................................    25
EXPERTS.....................................................    26
AVAILABLE INFORMATION.......................................    26
ANNEXES
  ANNEX A -- Written Consent dated May   , 1998
  ANNEX B -- Bayou's Annual Report on Form 10-K for the
             fiscal year ended June 30, 1997
  ANNEX C -- Bayou's Quarterly Report on Form 10-Q for the
             six month period ended December 31, 1997
  ANNEX D -- Selected Information from Amendment No. 1 to
             the SCNV Registration Statement on Form SB-2
             (File No. 333-43955)

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Information Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained, or incorporated by reference, in this Information Statement and the Annexes hereto.

     Information with respect to SCNV which is contained in this Information Statement, including this summary, has been derived, without independent verification, from Amendment No. 1 to the SCNV Registration Statement on Form SB-2 (File No. 333-43955) filed by SCNV with the Securities and Exchange Commission ("SEC") (the "SCNV Registration Statement").

     The management of SCNV has not participated in the preparation of this Information Statement.

     STOCKHOLDERS OF BAYOU ARE URGED TO READ THIS INFORMATION STATEMENT AND THE ANNEXES HERETO IN THEIR ENTIRETY. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                 THE COMPANIES

BAYOU INTERNATIONAL, LTD.:   Bayou is a Delaware corporation which has since
                             1987 been primarily engaged in the research and development of high efficiency, low pollution or pollution-free products and technologies in the energy conversion and conservation fields through its wholly owned subsidiary, Solmecs.

                             In the event that the Solmecs Acquisition is consummated pursuant to the Agreement, of which there can be no assurance, Bayou intends to seek other business activities which may be in the fields of energy conversion and conservation (however, such activities will not be in competition with SCNV) and/or other industries including the mineral exploration industry. There can be no assurance that Bayou will be able to locate or engage in an alternative business activity or that Bayou will have access to sufficient funds to develop such businesses.

                             The principle executive offices of Bayou are located at 210 Kings Way, South Melbourne, Victoria 3205 Australia and the telephone number is 011
                             (613) 9234 1100.

SOLMECS CORPORATION N.V.:    Solmecs was established in 1980 to engage in the
                             research, development and commercialisation of products and technologies in the energy conversion field. A primary area of research and development for Solmecs involves the innovative technology known as LMMHD Energy Conversion Technology. Bayou owns all of the issued and outstanding shares of capital stock of Solmecs. Solmecs, in turn, owns all of the issued and outstanding shares of Solmecs
                             (Israel) Ltd, an Israeli corporation ("Solmecs
                             Israel"). Solmecs Israel owns all of the issued and outstanding shares of Heatex Ltd, also an Israeli corporation.

                             The principal executive offices of Solmecs are located at Omer Industrial Park, P.O. Box 3026, Omer Israel 84965.

SCNV ACQUISITION CORP.:      SCNV is a Delaware corporation established in May
                             1997 to select, develop and commercially exploit proprietary technologies, in various stages of development, invented primarily by scientists who have recently immigrated to Israel from, and by scientists and institutions in, Russia and other countries that formerly comprised the Soviet Union.
                             In furtherance of this goal, SCNV will acquire
                             Solmecs.

                             In accordance with the SCNV Registration Statement, SCNV proposes to offer 1,041,044 shares of Common Stock and 1,041,044 Class A Redeemable Warrants to purchase shares of Common Stock (in Units of one share of Common Stock and one Warrant) at a price per Unit equal to $5.75 in a firm commitment public offering, which will generate the gross proceeds of US$5,986,000. It is a condition to the closing of the Agreement that SCNV consummates the public offering, of which there can be no assurance.

                             The current management of Bayou has not
                             participated in the organisation of SCNV and is not expected to play any role in the management of SCNV following the completion of the SCNV public offering. The President of SCNV, Professor Herman Branover, is currently the Scientific Director of Solmecs Israel and prior to 1993, was also a director and officer of Bayou. In addition, Mr Emmanuel Althaus, a director of SCNV, is a director of Solmecs and prior to November 1996, was a director of Bayou.

                             The principal executive offices of SCNV are located at Omer Industrial Park, P.O. Box 3026, Omer Israel 84965 and the telephone number is (972) 7690 0590.

                           ACTION BY WRITTEN CONSENT

WRITTEN CONSENT:             This Information Statement is being furnished to
                             Stockholders of Bayou in connection with the Written Consent. A copy of the Written Consent is attached as Annex A to this Information Statement.
                             The Written Consent contains a resolution consenting to the execution and performance by Bayou of the Agreement, pursuant to which Bayou shall sell, convey, assign, transfer and deliver to SCNV the Solmecs Shares in return for the SCNV
                             Shares.

RECORD DATES:                Stockholders of record at the close of business on
                             May   , 1998 (the date of the Written Consent) are
                             being furnished copies of this Information
                             Statement.

REQUIRED CONSENT:            The transfer by Bayou to SCNV of the Solmecs Shares
                             pursuant to the Agreement may be deemed to constitute the sale of substantially all of the assets of Bayou. Under the Delaware General
                             Corporation Law ("GCL"), such a transaction requires the approval of the holders of a majority of the issued and outstanding shares of Common
                             Stock of Bayou.

                             As of May   , 1998 (the date of the Written
                             Consent), 46,941,789 shares of Common Stock of Bayou were issued and outstanding. Thus, Stockholders representing no less than 23,470,895 shares of Common Stock are required to execute the Written Consent to effect the matters set forth therein. Edensor Nominees Pty Ltd and certain other companies which have some common Directors with Bayou, together beneficially owning approximately 32,445,599 shares of Common Stock, or 69.2% of the issued and outstanding Common Stock, have executed the Written Consent, thereby ensuring that Stockholders representing a majority of the issued and outstanding shares of Common Stock of Bayou have consented to the transactions contemplated by the Agreement. See further "GENERAL; ACTION BY WRITTEN CON-

                             SENT" and "STOCKHOLDERS WHO HAVE EXECUTED THE WRITTEN CONSENT". MANAGEMENT IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND MANAGEMENT A PROXY.

                            STOCK PURCHASE AGREEMENT

EFFECT OF THE AGREEMENT:     Upon closing of the Agreement, Solmecs will become
                             a wholly owned subsidiary of SCNV, and Bayou will beneficially own 499,701 shares of Common Stock of SCNV, representing approximately 24% of the issued and outstanding shares of Common Stock of SCNV
                             (prior to the exercise of any warrants or options which may be granted by SCNV).

                             In connection with the Solmecs Acquisition, Bayou will convert all indebtedness owing by Bayou to Solmecs (currently, approximately US$5,000,000) to a capital contribution to Solmecs (the "Capital Contribution").

REGISTRATION RIGHTS AND
LOCK-UP AGREEMENTS:          Bayou will be granted certain demand and
                             "piggyback" registration rights with respect to the SCNV Shares pursuant to a registration rights agreement which will be executed simultaneously with the Agreement. Notwithstanding the foregoing, Bayou has agreed that it will execute a lock-up agreement with respect to the SCNV Shares pursuant to which Bayou shall agree not to sell, grant options for sale of, assign or transfer any of the SCNV Shares, for a period of 24 months from the closing of the Agreement, provided, however, that under certain circumstances Bayou shall have the right to distribute the SCNV Shares pro rata to its Stockholders and provided further that the recipients will take such Shares subject to the remaining term of the lock-up. As at the date of this Information Statement, Bayou does not have any plans to distribute the SCNV Shares to its Stockholders.

APPROVAL OF BOARD:           On May   , 1998, the Board of Directors of Bayou
                             (the "Board") unanimously determined that the
                             execution of the Agreement and the performance of
                             the transactions contemplated thereby, is in the
                             best interests of Bayou, approved the Agreement and
                             recommended that Bayou's Stockholders provide their
                             consent to the transactions contemplated by the
                             Agreement. The Agreement was executed by Bayou on
                             May   , 1998.

CLOSING OF AGREEMENT:        Unless the Agreement is terminated pursuant to its
                             terms, the closing of the Agreement shall take place as promptly as practicable (and in any event within five business days) after satisfaction or waiver of the various conditions (including the provision of consent to the transactions contemplated by the Agreement by a majority of the Stockholders of Bayou) set forth in the Agreement
                             (the "Closing Date"), or such later date as is fixed by a written instrument signed by the parties.

CONDITIONS:                  The obligation of SCNV to purchase, and the
                             obligation of Bayou to sell, the Solmecs Shares, is subject to the fulfilment of numerous conditions by the respective parties. See further "STOCK PURCHASE
                             AGREEMENT -- Terms of Agreement".

TERMINATION:                 The Agreement may be terminated by either SCNV or
                             Bayou if the closing of the Agreement does not
                             occur prior to          , 1998. The

                             Agreement includes other rights of termination. See further "STOCK PURCHASE AGREEMENT -- Terms of Agreement".

NO APPRAISAL RIGHTS:         Holders of Bayou's Common Stock are not entitled to
                             dissenters' appraisal rights under the Delaware GCL in connection with the Solmecs Acquisition.

CERTAIN US FEDERAL INCOME
TAX CONSEQUENCES:            It is expected that the Solmecs Acquisition will
                             constitute a tax free reorganisation pursuant to
                             Section 368(a)(1)(b) of the Internal Revenue Code of 1986, as amended, and accordingly, Bayou will not recognise any gain or loss on the exchange of the Solmecs Shares for the SCNV Shares.

                 SELECTED FINANCIAL INFORMATION OF THE COMPANY

     The selected financial information presented below for each of the years in the five year period ended June 30, 1997 and balance sheet information at June 30, 1993, 1994, 1995, 1996 and 1997 has been derived from the audited consolidated financial statements of Bayou. The financial information for the six-month period ended December 31, 1997 is derived from the unaudited consolidated financial statements of Bayou. The unaudited consolidated financial statements of Bayou should be read in conjunction with the financial statements and notes thereto included in Bayou's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 (see Annex B). The unaudited consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial position and the results of operations of Bayou for the relevant periods. The financial information presented below should be read in conjunction with the audited consolidated financial statements, related notes and other financial information of Bayou included elsewhere herein or incorporated by reference herein.

                    BAYOU INTERNATIONAL, LTD. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                             YEAR ENDED JUNE 30(1)
                              ---------------------------------------------------
                                                                           CONV.     SIX MONTHS    CONV.
                                                                           TRANSL      ENDED       TRANSL
                                                                           ------   DECEMBER 31,   ------
                               1993     1994     1995     1996     1997     1997        1997        1997
                                A$       A$       A$       A$       A$      US$        A$(2)       US$(2)
                              ------   ------   ------   ------   ------   ------   ------------   ------
Sales revenue...............      --       --       --       30       66       49          --          --
Other income................     305      114       82      117       11        8          45          29
                              ------   ------   ------   ------   ------   ------      ------      ------
Total revenue...............     305      114       82      147       77       57          45          29
Costs and expenses..........  (2,063)  (1,935)  (1,761)  (1,698)  (1,667)  (1,244)       (632)       (411)
                              ------   ------   ------   ------   ------   ------      ------      ------
Loss from operations........  (1,758)  (1,821)  (1,679)  (1,551)  (1,590)  (1,187)       (587)       (382)
Other income (loss).........     247      686      233     (459)     330      247       1,014         659
                              ------   ------   ------   ------   ------   ------      ------      ------
Loss before income tax......  (1,511)  (1,135)  (1,446)  (2,010)  (1,260)    (940)       (427)       (277)
Provision for income tax....      --       --       --       --       --       --          --          --
                              ------   ------   ------   ------   ------   ------      ------      ------
Net Income (Loss)...........  (1,511)  (1,135)  (1,446)  (2,010)  (1,260)    (940)        427         277
                              ======   ======   ======   ======   ======   ======      ======      ======
                               CENTS    CENTS    CENTS    CENTS    CENTS    CENTS       CENTS       CENTS
Net loss per share..........   (0.06)   (0.03)   (0.03)   (0.04)   (0.03)   (0.02)
Earnings per Common
  Equivalent Share..........                                                             0.01        0.01
                              ------   ------   ------   ------   ------   ------      ------      ------
                              NUMBER   NUMBER   NUMBER   NUMBER   NUMBER   NUMBER      NUMBER      NUMBER
Weighted average number of
  Common shares
  outstanding...............  26,426   34,501   46,942   46,942   46,942   46,942      46,942      46,942
                              ------   ------   ------   ------   ------   ------      ------      ------
Total assets................   2,487    2,060    1,357      717      167      125         258         169
Total liabilities...........   3,421      660    1,542    2,344    3,405    2,540       4,409       2,882
                              ------   ------   ------   ------   ------   ------
Stockholders' equity
  (deficiency)..............    (934)   1,400     (185)  (1,627)  (3,238)  (2,415)     (4,151)     (2,713)
                              ======   ======   ======   ======   ======   ======      ======      ======

CONVENIENCE TRANSLATION TO US$

(1) The consolidated financial statements at June 30, 1997 have been translated into United States dollars using the rate of exchange of AUS $1.00 = US $.7459 at June 30, 1997. The translation is made solely for the convenience of readers in the United States.

(2) The consolidated financial statements at December 31, 1997 have been translated into United States dollars using the rate of exchange of AUS$1.00 = US$.6537 at December 31, 1997. The translation is made solely for the convenience of readers in the United States.

                  UNAUDITED PRO FORMA SELECTED FINANCIAL DATA

     The following unaudited pro forma selected financial data is based on the historical consolidated financial statements of Bayou contained in Bayou's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 (See Annex B) and the unaudited consolidated financial statements of Bayou contained in Bayou's Quarterly Report on Form 10-Q for the six month period ended December 31, 1997 (see Annex C), giving effect to the disposition of the Solmecs Shares and the acquisition of the SCNV Shares by Bayou pursuant to the Solmecs Acquisition in accordance with the assumptions and adjustments described in the accompanying notes to the unaudited pro forma financial statements. These unaudited pro forma selected financial statements may not be indicative of the results that actually would have occurred if the transaction contemplated by the Agreement had been effected on the dates indicated or which may be obtained in the future. These unaudited pro forma selected financial statements should be read in conjunction with the audited consolidated financial statements, related notes and other financial information of Bayou included elsewhere herein or incorporated by reference herein.

                           BAYOU INTERNATIONAL, LTD.

                       UNAUDITED PRO-FORMA BALANCE SHEET
                                 JUNE 30, 1997

                                                 PER             PRO-FORMA ADJUSTMENTS
                                             CONSOLIDATED   --------------------------------   PRO-FORMA
                                              STATEMENTS     #      DR        #         CR      BALANCE
                                             ------------   ---   ------   --------   ------   ---------
ASSETS:
  Current Assets
     Cash..................................    $     53                       1          (52)  $      1
     Accounts Receivable, net..............          63                       1          (63)         0
     Investments...........................           0                                               0
                                               --------           ------              ------   --------
  Total Current Assets.....................         116                                               1
                                               --------           ------              ------   --------
  Other Assets
     Property and Equipment, net...........          51                       1          (51)         0
     Goodwill, net.........................           0                                               0
     Investment in SCNV....................           0     1,5    8,469      4       (5,669)     2,800
                                               --------           ------              ------   --------
  Total Other Assets.......................          51                                           2,800
                                               --------           ------              ------   --------
          Total Assets.....................    $    167            5,669              (5,835)  $  2,801
                                               ========           ======              ======   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Current Liabilities
     Accounts Payable & Accrued Expenses...    $    406      1      (265)                      $    141
  Total Current Liabilities................         406                                             141
  Long-Term Debt...........................       3,267      1      (268)                         2,999
                                               --------           ------              ------   --------
          Total Liabilities................       3,673                                           3,140
                                               --------           ------              ------   --------
  Stockholders' Equity (Deficit)
     Common Stock..........................       9,388                                           9,388
     Additional Paid-In-Capital............      11,592                                          11,592
     Treasury Stock........................           0      3      (635)                          (635)
     Cumulative Translation
       Adjustments.........................        (435)                      1          435          0
     Retained Deficits.....................     (24,051)    2,4   (6,202)  1,3,pl,5    9,569    (20,684)
                                               --------           ------              ------   --------
  Total Stockholders' Deficit..............      (3,506)                                           (339)
                                               --------           ------              ------   --------
          Total Liabilities & Stockholders'
            Equity.........................    $    167           (8,389)              8,223   $  2,801
                                               ========           ======              ======   ========

                           BAYOU INTERNATIONAL, LTD.

                  UNAUDITED PRO-FORMA STATEMENT OF OPERATIONS
                                 JUNE 30, 1997

                                                        PER        PRO-FORMA ADJUSTMENTS
                                                    CONSOLIDATED   ----------------------   PRO-FORMA
                                                     STATEMENTS     #    DR     #    CR      BALANCE
                                                    ------------   ---  ----   ---  -----   ---------
Revenues
  Sales...........................................    $    66            (66)                $     0
  Other Income....................................         11            (11)                      0
                                                      -------           ----        -----    -------
                                                           77                                      0
                                                      -------           ----        -----    -------
Cost and Expenses
  Cost of Sales...................................         63                    1    (63)         0
  Interest Expense................................        259                    1     (3)       256
  Legal, Accounting & Professional................         89                    1    (56)        33
  Depreciation & Amortisation.....................         12                    1    (12)         0
  Amortisation of Goodwill........................        533                    2   (533)         0
  Salaries & Wages................................        393                    1   (393)         0
  Administrative..................................        212                    1   (121)        91
  Research & Development..........................         72                    1    (72)         0
  Travel & Accommodation..........................         34                    1    (34)         0
                                                      -------           ----        -----    -------
                                                        1,667                                    380
                                                      -------           ----        -----    -------
Loss from Operations..............................     (1,590)                                  (380)
                                                      -------           ----        -----    -------
  Unrealised Gain (Loss) on Investments...........          0                                      0
  Gain (Loss) on Disposition of Assets............         (2)                                    (2)
  Foreign Currency Exchange Gain..................        332        1  (346)    1     14          0
  Subsequent Advances forgiven....................          0        1  (673)                   (673)
                                                      -------           ----        -----    -------
                                                          330                                   (675)
                                                      -------           ----        -----    -------
Loss before Income Tax............................     (1,260)                                (1,055)
  Provision for Income Tax........................          0                                      0
                                                      -------           ----        -----    -------
Net Loss..........................................    $(1,260)                               $(1,055)
                                                      =======           ====        =====    =======
Earnings (Loss) per Common Equivalent Share.......    $ (0.03)                               $ (0.02)
                                                      =======           ====        =====    =======
Weighted Number of Common Equivalent Shares
  outstanding.....................................     46,942                                 46,942
                                                      =======           ====        =====    =======

                           BAYOU INTERNATIONAL, LTD.

                        UNAUDITED PRO-FORMA ADJUSTMENTS
                                 JUNE 30, 1997

NOTES

1  Remove Solmecs Assets, Liabilities and Operations

2  Write off balance of Goodwill of $553,000

3  Record Receipt of 50,000 shares of Bayou Stock, Treasury cost of $635,000

4  Forgive Note Receivable from Solmecs totaling $5,669,000

5 Receipt of 499,701 shares of SCNV in consideration for Sale of Solmecs for $2,800,000

                           BAYOU INTERNATIONAL, LTD.

                       UNAUDITED PRO-FORMA BALANCE SHEET
                               DECEMBER 31, 1997

                                                 PER             PRO-FORMA ADJUSTMENTS
                                             CONSOLIDATED   -------------------------------   PRO-FORMA
                                              STATEMENTS     #     DR        #         CR      BALANCE
                                             ------------   ---  ------   --------   ------   ---------
ASSETS:
  Current Assets
     Cash..................................    $     68                      1          (67)  $      1
     Accounts Receivable, net..............          84                      1          (84)         0
     Investments...........................           0                                              0
                                               --------          ------              ------   --------
  Total Current Assets.....................         152                                              1
                                               --------          ------              ------   --------
  Other Assets
     Property and Equipment, net...........         106                      1         (106)         0
     Goodwill, net.........................           0                                              0
     Investment in SCNV....................                 1,4   8,469      3       (5,669)     2,800
                                               --------          ------              ------   --------
  Total Other Assets.......................         106                                          2,800
                                               --------          ------              ------   --------
          Total Assets.....................    $    258           5,669              (5,926)  $  2,801
                                               ========          ======              ======   ========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current Liabilities
     Short Term Notes......................    $    369      1     (369)                      $     --
     Accounts Payable & Accrued Expenses...         438      1     (257)                           181
  Total Current Liabilities................         807                                            181
  Long-Term Debt...........................       3,602      1     (307)                         3,295
                                               --------          ------              ------   --------
          Total Liabilities................       4,409                                          3,476
                                               --------          ------              ------   --------
  Stockholders' Equity (Deficit)
     Common Stock..........................       9,388                                          9,388
     Additional Paid-In-Capital............      11,592                                         11,592
     Treasury Stock........................                  2     (635)                          (635)
     Cumulative Translation Adjustments....      (1,507)                     1        1,507          0
     Retained Deficits.....................     (23,624)     3   (6,760)  1,2,pl,4    9,364    (21,020)
                                               --------          ------              ------   --------
  Total Stockholders' Deficit..............      (4,151)                                          (675)
                                               --------          ------              ------   --------
          Total Liabilities & Stockholders'
            Equity.........................    $    258          (9,377)              9,120   $  2,801
                                               ========          ======              ======   ========

                           BAYOU INTERNATIONAL, LTD.

                  UNAUDITED PRO-FORMA STATEMENT OF OPERATIONS
                               DECEMBER 31, 1997

                                                       PER         PRO-FORMA ADJUSTMENTS
                                                   CONSOLIDATED   ------------------------   PRO-FORMA
                                                    STATEMENTS     #     DR      #     CR     BALANCE
                                                   ------------   ---  ------   ---   ----   ---------
Revenues
  Sales..........................................    $     0       1        0                 $     0
  Other Income...................................         45       1      (45)                      0
                                                     -------           ------         ----    -------
                                                          45                                        0
                                                     -------           ------         ----    -------
Cost and Expenses
  Cost of Sales..................................          0                     1       0          0
  Interest Expense...............................        142                     1      (1)       141
  Legal, Accounting & Professional...............         66                     1     (28)        38
  Depreciation & Amortisation....................          6                     1      (6)         0
  Amortisation of Goodwill.......................          0                     1       0          0
  Salaries & Wages...............................          0                     1       0          0
  Administrative.................................        344                     1    (308)        38
  Research & Development.........................         74                     1     (74)         0
  Travel & Accommodation.........................          0                     1       0          0
                                                     -------           ------         ----    -------
                                                         632                                      215
                                                     -------           ------         ----    -------
Loss from Operations.............................       (587)                                    (215)
                                                     -------           ------         ----    -------
  Unrealised Gain (Loss) on Investments..........          0                                        0
  Gain (Loss) on Disposition of Assets...........          1       1       (1)                      0
  Foreign Currency Exchange Gain.................      1,013       1   (1,013)                      0
  Subsequent Advances forgiven...................          0       1     (121)                   (121)
                                                     -------           ------         ----    -------
                                                       1,014                                     (121)
                                                     -------           ------         ----    -------
Loss before Income Tax...........................        427                                     (336)
  Provision for Income Tax.......................          0                                        0
                                                     -------           ------         ----    -------
Net Loss.........................................    $  (427)                                 $  (336)
                                                     -------           ------         ----    -------
Earnings (Loss) per Common Equivalent Share......    $ (0.01)                                 $ (0.01)
                                                     =======           ======         ====    =======
Weighted Number of Common Equivalent Shares
  outstanding....................................     46,942                                   46,942
                                                     =======           ======         ====    =======

                           BAYOU INTERNATIONAL, LTD.

                        UNAUDITED PRO-FORMA ADJUSTMENTS
                               DECEMBER 31, 1997

NOTES

1  Remove Solmecs Assets, Liabilities and Operations

2  Record Receipt of 50,000 shares of Bayou Stock, Treasury cost of $635,000

3  Forgive Note Receivable from Solmecs totaling $5,669,000

4 Receipt of 499,701 shares of SCNV in consideration for Sale of Solmecs for $2,800,000

                               MARKET PRICE DATA

     The Common Stock of Bayou is traded in the over-the-counter market. The trading for the Common Stock has been sporadic and the market for the Common Stock cannot be classified as an established public trading market. As of May
[ ], 1998, Bayou had approximately [ ] holders of record. The following table sets forth the high and low bid information for the Common Stock of Bayou as reported by the National Quotation Service Bureau for each period/quarter indicated in US$:

                CALENDAR PERIOD                   HIGH BID(1)(2)    LOW BID(1)(2)
                ---------------                   --------------    -------------
1995
  First Quarter.................................      7/16              3/8
  Second Quarter................................      9/16              3/8
  Third Quarter.................................       3/8              3/8
  Fourth Quarter................................       3/8              3/8
1996
  First Quarter.................................       1/2              1/4
  Second Quarter................................       5/8              3/8
  Third Quarter.................................       5/8              5/8
  Fourth Quarter................................       1/2              1/2
1997
  First Quarter.................................       3/8              3/8
  Second Quarter................................       1/4              1/4
  Third Quarter.................................       1/4              1/4
  Fourth Quarter................................       1/4              1/8
1998
  First Quarter.................................       1/8              1/8

---------------
(1) The quotations set forth herein reflect interdealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

(2) These prices reflect market adjustments made in connection with the Company's one-for-five reverse stock split effective as of December 31, 1986.

     On April 28, 1998, the closing bid for the Common Stock was 5/32.

                       GENERAL; ACTION BY WRITTEN CONSENT

     This Information Statement is being furnished to Stockholders of Bayou pursuant to the requirements of Regulation 14C under the Securities Exchange Act of 1934, as amended, in connection with the Written Consent. A copy of the Written Consent is attached as Annex A to this Information Statement.

     The Written Consent contains a resolution consenting to the execution and performance by Bayou of the Agreement, pursuant to which Bayou shall sell, convey, assign, transfer and deliver to SCNV the Solmecs Shares in return for the SCNV Shares.

     The transfer by Bayou to SCNV of the Solmecs Shares pursuant to the Agreement may be deemed to constitute the sale of substantially all of the assets of Bayou. Under the Delaware GCL, such a transaction requires the approval of the holders of a majority of the issued and outstanding shares of Common Stock of Bayou.

     Holders of Bayou's Common Stock are not entitled to dissenters' appraisal rights under the Delaware GCL in connection with the Solmecs Acquisition.

     As of May   , 1998 (the date of the Written Consent), 46,941,789 shares of
Common Stock of Bayou were issued and outstanding. Thus, Stockholders representing no less than 23,470,895 shares of Common Stock are required to execute the Written Consent to effect the matters set forth therein.

     Stockholders of record at the close of business on May   , 1998 (the date
of the Written Consent) are being furnished copies of this Information
Statement.

     Edensor Nominees Pty Ltd and certain other companies which have some common Directors with Bayou, together beneficially owning approximately 32,445,599 shares of Common Stock, or 69.2% of the issued and outstanding Common Stock, have executed the Written Consent, thereby ensuring that Stockholders representing a majority of the issued and outstanding shares of Common Stock of Bayou have consented to the transactions contemplated by the Agreement.

     The Written Consents received by Bayou shall be effective 21 days from the date this Information Statement is first mailed to Stockholders. This
Information Statement is first being mailed to Stockholders on or about May   ,
1998.

     Unless the Agreement is terminated pursuant to its terms, the closing of the Agreement shall take place as promptly as practicable (and in any event within five business days) after satisfaction or waiver of the various conditions (including the provision of consent to the transactions contemplated by the Agreement by a majority of the Stockholders of Bayou) set forth in the Agreement, or such later date as is fixed by a written instrument signed by the parties.

                            STOCK PURCHASE AGREEMENT

BACKGROUND

  Solmecs

     Solmecs was established in 1980 to engage in the research, development and commercialisation of high efficiency, low pollution products in the energy conversion and conservation fields. A primary area of research and development for Solmecs involves the innovative technology known as LMMHD Energy Conversion Technology (ECT).

     In September 1987, Bayou acquired 54% of the issued and outstanding capital stock of Solmecs. On January 2, 1992, Bayou acquired the remaining 46% interest in Solmecs. Solmecs' minority shareholders received shares in Bayou in exchange for their Solmecs shares. Since January 1992, Bayou has held all of the issued and outstanding shares of Solmecs.

     Solmecs holds a 100% interest in Solmecs Israel. Solmecs Israel owns all of the issued and outstanding shares of Heatex Ltd, an Israeli corporation. Heatex Ltd was incorporated by Solmecs (through Solmecs Israel) in 1995 for the purpose of engaging in research, development and commercialisation of a domestic hot water tank control and display system.

     During the past few years, Bayou has been seeking, without success, to obtain substantial additional funding (estimated to be at least US$25 million in 1995) in order to complete the development of ETGAR, the next stage of Solmecs' LMMHD project. Most recently, during 1994 through 1996, Bayou attempted to negotiate a joint venture for the development of the LMMHD project with an affiliate of Johns Hopkins University which would have been funded with United States Government research and development grants. However, Bayou was not successful in obtaining such grants.

     Between 1987 and 1997, Bayou advanced approximately US$5,000,000 to Solmecs to fund its day to day operating expenses. Bayou also invested an additional US$5,000,000 in Solmecs over the same period. Bayou obtained these funds (as well as the funds to support Bayou's other cash flow requirements) principally in the form of loans from an affiliate of Bayou's Chairman, Mr. Joseph Gutnick.

     In March 1997, the founders of SCNV, including Professor Herman Branover and Mr. Emmanuel Althaus, approached Bayou with a proposal to acquire Solmecs from Bayou in exchange for shares of SCNV. Professor Branover is currently the Scientific Director of Solmecs Israel and prior to 1993, Professor Branover was also a director and officer of Bayou. Professor Branover was one of the originators of the LMMHD Energy Conversion Technology. Mr. Althaus is a director of Solmecs and prior to November 1996, was a director of Bayou. Negotiations ensued and in May 1997, Bayou executed a letter of intent (which was subsequently amended) with SCNV with respect to the preparation and execution of the Agreement for the Solmecs Acquisition.

     In determining to approve the disposition of Solmecs pursuant to the Agreement, the Board considered that Solmecs will require substantial additional funds in order to complete the development and commercialisation of the ETGAR project, which funds Bayou has not been able to obtain. The Board believes that in light of the limited resources available to Bayou, it would be advisable for Bayou to seek to refocus its business towards other businesses or activities that would provide greater opportunities for commercial development in the near term, without the same level of expenditures as Solmecs will require.

     Bayou believes that the disposition of Solmecs to SCNV in exchange for the SCNV Shares will relieve Bayou of the ongoing financial obligations in respect of Solmecs' operating expenses, while permitting Bayou to participate in the potential future appreciation of the Solmecs technology through its ownership of shares in SCNV.

     During the period from September through December 1997, a shareholder of SCNV loaned to Solmecs US$240,000 for working capital purposes and agreed with Solmecs that such loan and any additional loans to be made by such shareholder to Solmecs shall be due and payable on the earlier of June 30, 1998 or the consummation of certain types of transactions, including the Solmecs Acquisition, and that such loans will be unsecured and will bear interest at the rate of 8% per annum.

     A key consideration in the Board's decision to approve the Agreement was SCNV's commitment to effect the SCNV public offering which is intended to generate gross proceeds of not less than US$5,900,000 for SCNV. The Board believes that such proceeds will enable SCNV to continue to develop the LMMHD technology, including the possible development of applications for this technology in areas other than the energy conversion field, which may yield more immediate results without the same level of funding required to commercialise the ETGAR project.

     After the sale of Solmecs, Bayou intends to pursue other business activities which may be in the fields of energy conversion and conservation (however, such activities will not be in competition with SCNV) and/or other industries including the mineral exploration industry. There is no assurance that Bayou will be able to locate or engage in an alternative business activity or that Bayou will have access to sufficient funds to develop such businesses.

     In connection with Bayou's future business activities, it is the policy of the Board that Bayou will not engage in any activities the scope and nature of which would subject Bayou to the registration and reporting requirements of the Investment Company Act of 1940.

  SCNV

     The following information has been derived, without independent verification, from the SCNV Registration Statement.

     SCNV was organised to select, develop and commercially exploit proprietary technologies, in various stages of development, invented primarily by scientists who have recently immigrated to Israel from, and by scientists and institutions in, Russia and other countries that formerly comprised the Soviet Union. In furtherance of this goal, SCNV will acquire Solmecs, the operations of which are located in Israel, which owns certain technologies developed by such scientists in the past and actively seeks to identify such technologies for exploitation. The technologies of Solmecs and technologies identified by Solmecs for exploitation are in various stages of development and include technologies that have begun to be commercialised as well as technologies that SCNV believes are ready for commercialisation in the near future.

     SCNV intends to implement a four-step process with respect to the development of proprietary technologies which it has identified. Initially, SCNV, through its scientific, engineering and administrative personnel, will seek to identify and analyse a number of proposed advanced technologies with potential commercial viability. SCNV will then assess the costs of further research and development (including the building and testing of prototypes, if required) and seek to obtain intellectual property rights in viable technologies. SCNV will develop a business plan detailing the exploitation of such technologies from the research and development phase through product commercialisation, develop and, in some instances, implement financing strategies to further such business development plan, and suggest and, in some cases, assemble a team of scientists and engineers most suitable for implementation of such business plan. Upon completion of the business development plan for each project, SCNV may seek to manufacture and market the project itself, enter into strategic alliances for such commercialisation, or sell or license the proprietary information and know-how to third parties in consideration of technology transfer or licence fees.

     The current management of Bayou has not participated in the organisation of SCNV and is not expected to play any role in the management of SCNV following the completion of the SCNV public offering and the Solmecs Acquisition. See further "OTHER INFORMATION -- SCNV" and Annex D.

TERMS OF AGREEMENT

     The following is a summary of the material terms of the Agreement. The summary is qualified in its entirety by reference to the Agreement. A copy of the Agreement will be made available upon a request in writing sent to Bayou.

PARTIES AND DATE:            The Agreement is by and among Bayou, Solmecs and
                             SCNV. The Agreement is dated May   , 1998.

PURCHASE AND SALE OF
SOLMECS SHARES:              The Agreement provides that, subject to the terms
                             and conditions provided therein and in reliance upon the representations, warranties, covenants and conditions contained therein, on the Closing Date, Bayou shall sell, convey, assign, transfer and deliver to SCNV the Solmecs Shares, free and clear of any and all liens, adverse claims, security interests, pledges, mortgages, charges and encumbrances of any nature whatsoever (except for United States and state securities law restrictions of general applicability).

PURCHASE PRICE:              The purchase price for the purchase and sale of the
                             Solmecs Shares by Bayou shall be 499,701 shares of Common Stock, par value $.01 per share, of SCNV.

                             In connection with the Solmecs Acquisition, Bayou will make the Capital Contribution.

REPRESENTATIONS AND
WARRANTIES AS TO SOLMECS:    The representations and warranties made by Bayou
                             and Solmecs, jointly and severally, to SCNV, cover
                             (and are not limited to): (i) the organisation, validity and good standing of Solmecs, and the full power and authority of Solmecs to, amongst other things, carry on the Business and execute and deliver, and perform under the Agreement; (ii) the organisation, validity and good standing of Bayou, and the full corporate power and corporate authority to execute and deliver, and perform under the Agreement; (iii) the good and marketable title of the Solmecs Shares; (iv) the necessary corporate power and corporate authority of Solmecs and Bayou to perform their respective obligations under the Agreement; (v) financial statements; (vi) undisclosed liabilities; (vii) litigation; (viii) tax matters; (ix) employee arrangements; and (x) the Common Stock of SCNV issued to Bayou, in particular, that Bayou understands that the Common
                             Stock received by it pursuant to the Agreement will not be registered under the Securities Act of 1933, as amended (the "Act"), or under applicable state securities laws, in reliance upon exemptions contained in the Act and such other laws, and cannot be offered for sale, sold or otherwise transferred unless such SCNV Common Stock is subsequently so registered or qualifies for exemption from registration under the Act and such other applicable state securities laws.

QUALIFICATION OF
REPRESENTATIONS AND
WARRANTIES:                  Notwithstanding anything to the contrary contained
                             in the Agreement, all of the representations and warranties of Bayou and Solmecs set forth in the Agreement (except for representations and warranties specifically excluded), whether or not qualified, are made and qualified to the "actual knowledge" of Bayou and to the "best knowledge" of Solmecs. The "actual knowledge" of Bayou shall mean the actual knowledge (that is, not constructive knowledge) of the officers and directors of Bayou after due inquiry but without independent investigation. The "best knowledge" of Solmecs shall mean the actual knowledge of Solmecs' directors without independent investigation and the actual knowledge (that is, not constructive knowledge) of the management of Solmecs after due investigation.

REPRESENTATIONS AND
WARRANTIES AS TO SCNV:       The representations and warranties made by SCNV to
                             Bayou and Solmecs cover (and are not limited to):
                             (i) the organisation, validity and good standing of SCNV, and the full corporate power and authority of SCNV to, amongst other things, carry on its businesses; (ii) the Common Stock of SCNV, in particular, the Common Stock issued to Bayou will be duly authorised and validly issued, fully paid and non-assessable, will be delivered free and clear of all encumbrances of any nature whatsoever, except that such shares of Common Stock will be subject to restrictions on transfer pursuant to the Act or the laws of applicable states and the terms of the "Lock-up Agreement" (defined as a lock-up agreement substantially in the form set out in an exhibit to the Agreement); (iii) the Common Stock issued to Bayou will, after the closing of the Agreement and the "SCNV Public Offering" (as defined under "SCNV Public Offering" below), represent no less than 24% of the issued and outstanding Common Stock as of the Closing Date, provided, however, that SCNV may issue up to an additional 1,000,000 shares of SCNV Common Stock or units (containing up to an additional 1,000,000 shares of the SCNV Common Stock) in connection with or simultaneously with, and at a substantially similar valuation as, the SCNV Public Offering, in which case the SCNV Common Stock (and other stock outstanding prior to such offering) would represent a proportionately lower percentage of the SCNV
                             Common Stock; and (iv) the necessary corporate power and corporate authority of SCNV to perform its obligations under the Agreement.

INDEMNIFICATION BY BAYOU:    Bayou and Solmecs, jointly and severally, indemnify
                             and agree to defend and hold harmless SCNV from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defence of any matter indemnified pursuant hereto) which it may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with:
                             (i) any misrepresentation of a material fact contained in any representation of Bayou and/or
                             Solmecs; (ii) the breach by Bayou or Solmecs of any warranty or covenant made by either or both of them in any Solmecs Document; or (iii) any claim, demand, suit, action, proceeding or investigation whatsoever by any creditor or security holder of Solmecs or Bayou or any administrative or governmental entity or agency relating to the consummation of the transactions contemplated by the Agreement. The indemnification also applies to direct claims by SCNV against Bayou or Solmecs.

INDEMNIFICATION BY SCNV:     SCNV indemnifies and agrees to defend and hold
                             harmless Bayou from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defence of any matter indemnified pursuant hereto), which it may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with: (i) any misrepresentation of a material fact contained in any representation of SCNV contained in, or the material breach by SCNV of any warranty or covenant made by it in, any SCNV Document; (ii) the breach by SCNV of any warranty or covenant made by it in any SCNV Document; or (iii) any claim, demand, suit, action, proceeding or investigation whatsoever by any creditor or security holder of SCNV or administrative or governmental entity or agency relating to the consummation of the transactions contemplated by the Agreement. The indemnification also applies to direct claims by Bayou against SCNV.

LIMITATIONS:                 The Agreement provides that, notwithstanding
                             anything to the contrary contained in the Agreement, SCNV agrees that: (i) the sole remedy
                             (at law or in equity) that SCNV may pursue against Bayou for any claims or causes of action arising out of or based upon the Agreement or the transactions contemplated by the Agreement shall be pursuant to the indemnification provisions of the Agreement; (ii) the indemnification obligations of Bayou are non-recourse against Bayou, and are limited solely to the surrender of shares of SCNV which comprise the SCNV Shares, based on the market value of SCNV shares as of the surrender date; and
                             (iii) SCNV waives any claim or cause of action (at law or in equity) arising out of or based upon the Agreement and the transactions contemplated by the Agreement that it may now or hereafter have against any officer, director, employee or agent of Bayou and Solmecs.

COVENANTS:                   The Agreement includes various covenants covering
                             (and not limited to): (i) investigation by Bayou, Solmecs and SCNV of each other: in this respect, the Agreement provides that, notwithstanding anything to the contrary, if Bayou conclusively demonstrates that any of the executive officers of SCNV had actual knowledge that any of the representations and warranties of Solmecs or Bayou contained in the Agreement are not correct and elects to close the transaction despite such knowledge, then SCNV shall be deemed to have waived any claim or cause of action directly arising from such waived representation and warranty; (ii) reasonable efforts by all parties to satisfy all conditions precedent, including, but not limited to, using all reasonable efforts to obtain all required (if so required by the Agreement) consents, waivers, amendments, modifications, approvals and authorisations; (iii) co-operation;
                             (iv) accuracy of representations and warranties;
                             (v) management and administrative matters, including an obligation upon SCNV to take any and all steps or actions reasonably necessary to effect the adoption of a stock option plan permitting the issuance of options to purchase up to 200,000 shares of SCNV Common Stock to officers, directors, employees and other persons eligible to receive options; (vi) prohibited conduct and (vii) public announcements.

SCNV PUBLIC OFFERING:        SCNV covenants that it shall use its best
                             reasonable efforts to negotiate, prepare and enter into such agreements, as well as to take or cause to be taken such actions, as are necessary and proper to promptly effectuate a public offering of approximately 50% of the shares of SCNV Common

                             Stock (the "SCNV Public Offering"), resulting in funding in the amount of at least US$5,900,000. Solmecs and Bayou covenant to co-operate on a reasonable basis with SCNV, at SCNV's expense, to provide information deemed necessary or advisable by SCNV to be included in connection with the SCNV Public Offering.

CONFIDENTIALITY:             SCNV and Bayou agree not to, at any time, directly
                             or indirectly, use, communicate, disclose or disseminate any "Confidential Information" (as defined in the Agreement) in any manner whatsoever.

NON-COMPETE COVENANTS:       Bayou has agreed to not compete with SCNV for a
                             period of two years following the Closing Date

CONDITIONS TO OBLIGATIONS
OF SCNV TO PURCHASE THE
SOLMECS SHARES:              The obligations of SCNV to purchase the Solmecs
                             Shares shall be subject to the fulfilment at or prior to the Closing Date of several conditions, including (but not limited to): (i) the accuracy of representations and warranties of each of Solmecs and Bayou; (ii) the performance, observation and compliance with all obligations, covenants and agreements by each of Solmecs and Bayou; (iii) the receipt by SCNV of the opinions of counsel for Solmecs and Bayou; (iv) no litigation in relation to the Agreement; (v) all consents and approvals obtained; (vi) no material adverse change; (vii) consummation of the SCNV Public Offering with gross proceeds in an amount not less than US$5,900,000;
                             (viii) Professor Branover shall have executed and delivered to SCNV an employment agreement substantially in the form set out in an exhibit to the Agreement; (ix) Bayou shall have executed the Lock-Up Agreement; (x) Bayou shall have executed a registration rights agreement, substantially in the form set out in an exhibit to the Agreement (the
                             "Registration Rights Agreement"), binding upon the Stockholders of Bayou in the event certain considerations compel a "spin off" of the SCNV
                             Shares; (xi) Bayou shall have consented to the resolutions of the Board of Directors of Solmecs approving and authorising such steps as are necessary to consummate the Agreement; and (xii)
                             Bayou shall have made the Capital Contribution.

CONDITIONS TO OBLIGATIONS
OF SOLMECS AND BAYOU TO
SELL THE SOLMECS SHARES:     The obligations of Solmecs and Bayou to sell the
                             Solmecs Shares shall be subject to the fulfilment at or prior to the Closing Date of several conditions, including (but not limited to): (i) the accuracy of representations and warranties of SCNV;
                             (ii) the performance, observation and compliance with all obligations, covenants and agreements by SCNV; (iii) the receipt by Bayou and Solmecs of the opinion of Tenzer Greenblatt LLP, counsel for SCNV;
                             (iv) no litigation in relation to the Agreement;
                             (v) all consents and approvals obtained; (vi) consummation of the SCNV Public Offering with gross proceeds in an amount not less than US$5,900,000;
                             (vii) SCNV shall have executed and delivered the Registration Rights Agreement; and (viii) the shareholders of Bayou shall have consented to the transactions in the Agreement by the affirmative vote of a majority of such shareholders.

REGISTRATION RIGHTS:         It is a condition of the closing of the Agreement
                             that SCNV enter into the Registration Rights
                             Agreement with Bayou with respect to the

                             SCNV Shares pursuant to which SCNV shall grant Bayou certain demands and "piggyback" registration rights with respect to such Shares subject to the lock-up of the SCNV Shares.

LOCK-UP OF SCNV SHARES:      Notwithstanding the foregoing paragraph, it is a
                             condition of SCNV's obligation to consummate the Agreement that Bayou executes and delivers to SCNV the Lock-up Agreement pursuant to which Bayou shall agree not to sell, grant an option for sale of, assign or transfer any of the SCNV Shares, for a period of 24 months from the Closing Date, provided, however, that under certain circumstances
                             Bayou shall have the right to distribute the SCNV
                             Shares pro rata to its Stockholders and provided further that the recipients will take such Shares subject to the remaining term of the lock-up. As at the date of this Information Statement, Bayou does not have any plans to distribute the SCNV Shares to its Stockholders.

CLOSING: Unless the Agreement shall have been terminated and the transactions contemplated by the Agreement are abandoned pursuant to the terms of the Agreement, the closing will take place as promptly as practicable (and in any event within five business days) after satisfaction or waiver of the conditions set forth in the Agreement; or such later date as shall have been fixed by a written instrument signed by the parties.

TERMINATION, AMENDMENT AND
WAIVER: The Agreement may be terminated at any time prior to the Closing Date by either SCNV or Bayou, if the closing shall not have occurred prior to
                                       , 1998. In addition, the Agreement may be
                             terminated: (i) by mutual consent of the Boards of Directors of SCNV and Solmecs; (ii) by SCNV or by Solmecs if, in the reasonable judgment of SCNV or Solmecs, it has been determined that the transaction contemplated by the Agreement has become inadvisable or impracticable by reason of the institution or threat by state, local or federal governmental authorities or by any other entity or individual of material litigation or proceedings against SCNV or Solmecs; (iii) by SCNV if, in the reasonable judgment of SCNV, it is determined that the business or assets or financial condition of Solmecs has been materially and adversely affected since June 30, 1997, whether by reason of changes, developments or operations in the normal course of business or otherwise; or (iv) in the event SCNV or Solmecs breaches or otherwise fails to perform any material part of the Agreement and the breach is not corrected within a stipulated period. In the event of the termination of the Agreement, the Agreement becomes null and void and there shall be no liability on the part of any party.

SURVIVAL OF REPRESENTATIONS
AND WARRANTIES:              The representations and warranties generally
                             survive for 18 months after the Closing Date and thereafter terminate.

GOVERNING LAW:               The Agreement is governed by, and construed in
                             accordance with, the law of the State of New York, without regard to its choice of law principles, except as Delaware GCL mandatorily applies.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth to the best of Bayou's knowledge the number
of shares beneficially owned as of May   , 1998, by (i) each of the current
executive officers and Directors of Bayou (ii) each person (including any "group" as that term is defined in Section 13(d)(3) of the Securities Exchange
Act) who beneficially owns more than 5% of the Common Stock, and (iii) all current Directors and officers of Bayou as a group.

                                                               NUMBER OF      PERCENT OF
                            NAME                              SHARES OWNED    SHARES(1)
                            ----                              ------------    ----------
Centaur Mining & Exploration Limited........................    5,076,000        10.8%
Mamash Ltd..................................................    5,426,388        11.6%
A.W.I. Administration Services Pty Ltd......................    4,589,795         9.8%
Edensor Nominees Proprietary Limited........................   20,046,207        42.7%
Henry Herzog(4).............................................           --           *
David Tyrwhitt(2)...........................................           --           *
Joseph I Gutnick(2)(4)(3)(5)(6)(7)..........................   21,079,207        44.9%
Stera M Gutnick(5)(7).......................................   20,566,207        43.9%
Eduard Eshuys(2)(3).........................................          100           *
David Simcox(2)(3)..........................................           --           *
Peter Lee...................................................           --           *
All officers and directors as a group (7 persons)...........   21,079,307        44.9%

---------------
 *  Represents less than 1% of the outstanding Common Stock.

(1) Based upon 46,941,789 shares outstanding.

(2) Does not include (i) 941,651 shares of Common Stock beneficially owned by Australia Wide Industries Limited or (ii) 5,076,000 shares of Common Stock beneficially owned by Centaur Mining & Exploration Limited or (iii) 178,985 shares of Common Stock beneficially owned by Mt. Kersey Mining N.L. or (iv) 541,585 shares of Common Stock beneficially owned by Australian Gold Resources Limited or (v) 4,598,795 shares of Common Stock owned by A.W.I. Administration Services Pty Ltd of which companies Messrs Gutnick, Eshuys, Tyrwhitt, Lee and Simcox are officers and/or Directors however they disclaim beneficial ownership to those shares.

(3) Does not include 38,376 shares of Common Stock beneficially owned by Quantum Resources Limited of which company Messrs Gutnick, Eshuys, Lee and Simcox are officers and/or Directors however they disclaim beneficial ownership to those shares.

(4) Does not include 50,000 shares of Common Stock beneficially owned by
    Solmecs: however the Directors of Bayou disclaim beneficial ownership to those shares.

(5) Includes 20,046,207 shares of Common Stock owned by Edensor Nominees Proprietary Limited and 520,000 shares of Common Stock owned by Pearlway Investments Pty Ltd of which Joseph I Gutnick, Stera M Gutnick and members of their family are officers, Directors and principal stockholders.

(6) Joseph I Gutnick is the beneficial owner of 513,000 shares.

(7) Joseph I Gutnick and Stera M Gutnick are husband and wife.

               STOCKHOLDERS WHO HAVE EXECUTED THE WRITTEN CONSENT

     Set forth below is a table of the Stockholders who have executed the Written Consent and, to the best of Bayou's knowledge, the number of shares of
Common Stock beneficially owned by the such Stockholders as of May   , 1998.

                                                               NUMBER OF SHARES      PERCENT OF
                                                               OF COMMON STOCK      OUTSTANDING
                        STOCKHOLDER                           BENEFICIALLY OWNED    COMMON STOCK
                        -----------                           ------------------    ------------
Australia Wide Industries Limited(1)........................         941,651             2.0%
Centaur Mining & Exploration Limited(1).....................       5,076,000            10.8%
Mt. Kersey Mining N.L.......................................         178,985             0.4%
Australian Gold Resources Limited(1)........................         541,585             1.1%
Quantum Resources Limited(1)................................          38,376             0.1%
A.W.I. Administration Services Pty Ltd(1)...................       4,589,795             9.8%
Edensor Nominees Pty Ltd(2).................................      20,046,207            42.7%
Pearlway Investments Pty Ltd(2).............................         520,000             1.1%
Joseph I Gutnick(1) and (2).................................         513,000             1.2%
                                                                  ----------            ----
                                                                  32,445,599            69.2%
                                                                  ==========            ====

---------------
(1) Messrs Gutnick, Eshuys, Tyrwhitt, Lee and Simcox are officers and/or Directors of the companies.

(2) Joseph I Gutnick, Stera M Gutnick and members of their family are officers, Directors and principal stockholders of Edensor and Pearlway.

                               OTHER INFORMATION

BAYOU

     Attached hereto to this Information Statement as Annexes B and C are copies of Bayou's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 as amended (the "Form 10-K") and Bayou's Quarterly Report on Form 10-Q for the six month period ended December 31, 1997 as amended (the "Form 10-Q"), which are incorporated herein in their entirety by this reference.

     Any statements contained in the Form 10-K and Form 10-Q incorporated by reference herein shall be deemed to be modified or superseded for the purposes hereof to the extent that a statement contained herein modifies, supersedes or replaces such statements. Any statements that are modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

SCNV

     The information listed below concerning SCNV and attached hereto as Annex D has been derived, without independent verification, from the SCNV Registration
Statement:

     - Capitalisation

     - Selected Financial Data

     - Management's Discussion and Analysis of Financial Condition and Results of Operations

     - Business

     - Management

     - Principal Stockholders

     - Description of Securities

     The statements contained in Annex D attached hereto shall be deemed to be modified or superseded for the purposes hereof to the extent that a statement contained herein modifies, supersedes or replaces such statements. Any statements that are modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

     The management of SCNV has not participated in the preparation of this Information Statement.

                                    EXPERTS

     The consolidated financial statements of Bayou as of June 30, 1996 and 1997 and for the fiscal years ended June 30, 1995, 1996 and 1997 included in Bayou's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, have been audited by David T. Thomson, P.C., independent auditors as set forth in their report thereon included therein and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     Bayou is subject to the information filing requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files, reports and proxy and information statements and other information with the SEC. The reports, proxy and information statements and other information filed by Bayou with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.L., Room 1024, Washington, D.C. 20549-1004 and at the following regional offices of the SEC:
Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549-1004. Such material should also be available on-line through EDGAR, which is located on the SEC's public access site at http://www.sec.gov.

     Statements contained in this Information Statement or in any document incorporated in this Information Statement by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an Annex to this Information Statement or such other document, each such statement being qualified in all respects by such reference.

                                    ANNEXES

     Annex A -- Written Consent dated May   , 1998.

     Annex B -- Bayou's Annual Report on Form 10-K for the fiscal year ended
                June 30, 1997, as amended.

     Annex C -- Bayou's Quarterly Report on Form 10-Q for the six month period ended December 31, 1997, as amended.

     Annex D -- Selected Information from Amendment No. 1 to the SCNV
                Registration Statement on Form SB-2 (File No. 333-43955).

                                    ANNEX A

                      WRITTEN CONSENT DATED MAY   , 1998.

                           BAYOU INTERNATIONAL, LTD.

                RESOLUTION IN WRITING IN LIEU OF SPECIAL MEETING

To: Bayou International, Ltd. ("Bayou")

     We, the undersigned being shareholders representing 69.2% of the issued and outstanding shares of Common Stock of Bayou hereby resolve to consent to the execution and performance by Bayou of the "Stock Purchase Agreement", dated May
  , 1998, entered into by Bayou, Solmecs Corporation N.V., a company organised under the laws of the Netherlands Antilles and a wholly-owned subsidiary of Bayou ("Solmecs"), and SCNV Acquisition Corp., a Delaware corporation ("SCNV"), pursuant to which, amongst other things, Bayou shall sell, convey, assign, transfer and deliver to SCNV all of the issued and outstanding shares of capital stock of Solmecs in return for 499,701 shares of Common Stock, par value $.01 per share, of SCNV.

Signed this           day of May, 1998

The Common Seal of Australia Wide Industries Limited was hereto affixed in accordance with the Articles of Association in the presence of:

                                          Director:
                                               ---------------------------------

                                          Director/Secretary:
                                                     ---------------------------

     The Common Seal of Centaur Mining & Exploration Limited was hereto affixed in accordance with the Articles of Association in the presence of:

                                          Director:
                                               ---------------------------------

                                          Director/Secretary:
                                                     ---------------------------

     The Common Seal of Mt. Kersey Mining N.L. was hereto affixed in accordance with the Articles of Association in the presence of:

                                          Director:
                                               ---------------------------------

                                          Director/Secretary:
                                                     ---------------------------

     The Common Seal of Australian Gold Resources Limited was hereto affixed in accordance with the Articles of Association in the presence of:

                                          Director:
                                               ---------------------------------

                                          Director/Secretary:
                                                     ---------------------------

     The Common Seal of Quantum Resources Limited was hereto affixed in accordance with the Articles of Association in the presence of:

                                          Director:
                                               ---------------------------------

                                          Director/Secretary:
                                                     ---------------------------

     The Common Seal of A.W.I. Administration Services Pty Limited was hereto affixed in accordance with the Articles of Association in the presence of:

                                          Director:
                                               ---------------------------------

                                          Director/Secretary:
                                                     ---------------------------

     The Common Seal of Edensor Nominees Pty Limited was hereto affixed in accordance with the Articles of Association in the presence of:

                                          Director:
                                               ---------------------------------

                                          Director/Secretary:
                                                     ---------------------------

     The Common Seal of Pearlway Investments Pty Limited was hereto affixed in accordance with the Articles of Association in the presence of:

                                          Director:
                                               ---------------------------------

                                          Director/Secretary:
                                                     ---------------------------

Signed by Joseph Isaac Gutnick in the presence of

                                          --------------------------------------
                                          Witness

                                    ANNEX B

   BAYOU'S ANNUAL REPORT ON 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1997, AS
                                    AMENDED.

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                  FORM 10-K/A
(MARK ONE)

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
   SECURITIES EXCHANGE ACT OF 1934

                   FOR THE FISCAL YEAR ENDED JUNE 30 1997 OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
   SECURITIES EXCHANGE ACT OF 1934

            FOR THE TRANSITION PERIOD FROM             TO

                          COMMISSION FILE NUMBER 0-16097

                             BAYOU INTERNATIONAL, LTD.
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       DELAWARE                                                98-0079697
            (STATE OR OTHER JURISDICTION OF                                   (IRS EMPLOYER
            INCORPORATION OR ORGANISATION)                                 IDENTIFICATION NO.)
   LEVEL 8, 580 ST. KILDA ROAD, MELBOURNE, VICTORIA,                         3004 AUSTRALIA
       (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                                (ZIP CODE)

  REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:     011 (613) 9276-7860

          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT :

                                                           NAME OF EACH EXCHANGE
            TITLE OF EACH CLASS                             ON WHICH REGISTERED
            -------------------                            ---------------------
                    N/A                                             N/A

          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
                     COMMON STOCK, PAR VALUE $.15 PER SHARE
                                (TITLE OF CLASS)

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements the past 90 days.
                              [X] Yes      [ ] No

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.

     The aggregate market value based on the average bid and asked price on the over-the-counter market of the Registrant's common stock, $0.15 par value per share ("Common Stock"), held by non-affiliates or the Company was A$11,314,835 (US$8,440,867) as of September 16, 1997.

     There were 46,941,789 outstanding shares of Common Stock as of September 16, 1997.
================================================================================

                             TABLE OF CONTENTS PAGE

                                                                        PAGE
                                                                        ----
PART I
  Item 1  Business....................................................    2
  Item 2  Properties..................................................    9
  Item 3  Not applicable..............................................   10
  Item 4  Not applicable..............................................   10

PART II
  Item 5  Market for the Registrant's Common Equity and Related
          Stockholder Matters.........................................   10
  Item 6  Selected Financial Data.....................................   11
  Item 7  Management's Discussion and Analysis of Financial Condition
          and Results of Operations...................................   11
  Item 8  Not applicable..............................................   15
  Item 9  Changes in and Disagreements with Accountants on Accounting
          and Financial Disclosure....................................   15

PART III
  Item    Directors and Executive Officers of the Registrant..........   16
     10
  Item    Executive Compensation......................................   17
     11
  Item    Security Ownership of Certain Beneficial Owners and
     12   Management..................................................   18
  Item    Certain Relationships and Related Transactions..............   19
     13

PART IV
  Item    Exhibits, Financial Statement Schedules, and Reports on Form
     14   8-K.........................................................   20

          Signatures..................................................   21
          Exhibit Index...............................................   23

                                     PART I

ITEM 1.  BUSINESS

GENERAL

     Bayou International, Ltd. a Delaware corporation (the "Company") is primarily engaged in the research and development of high efficiency low pollution or pollution-free products and technologies in the energy conversion and conservation fields through its wholly owned subsidiary, Solmecs Corporation N.V., a Netherlands Antilles corporation ("Solmecs").

     Unless otherwise indicated, all amounts in this Report are presented in Australian Dollars ("A$"). In addition, for the convenience of the reader, the Australian Dollar figures for the year ended June 30, 1997 have been translated into United States Dollars ("US$") using the rate of exchange at June 30, 1997 (A$1.00 = US$0.7459).

     The executive offices of the Company are located at Level 8, 580 St. Kilda Road Melbourne Victoria 3004 Australia and the telephone number is 011 (613) 9276-7860. The executive offices of Solmecs are located at 7 Ben Zui Road Beer-Sheva Israel.

     Unless the context otherwise indicates, the term "Bayou Group" as used in this Report refers to Bayou International, Ltd., its subsidiary, Solmecs, and its predecessor corporation, Bayou Oil and Gas, Inc. ("Bayou Oil") (defined below) after giving effect to the Kingsway and Fehr Exchanges and the Reincorporation (also defined below).

RECENT DEVELOPMENTS

     In March 1997, Bayou commenced negotiations with SCNV Acquisition Corp ("SCNV") for the sale of Bayou's subsidiary Solmecs to SCNV. A letter of intent was signed on May 5, 1997 and agreements to effect the sale are in the process of being negotiated. It is intended that, as part of the sale of Solmecs, Bayou will acquire a 24% stake in SCNV.

     The sale of Solmecs is subject to the approval of shareholders of the Company. Following the completion of formal contracts for the sale of Solmecs, the Company will prepare and distribute an Information Memorandum which sets forth additional information concerning this transaction.

     In the event that the sale of Solmecs is consummated, of which there can be no assurance, the Company intends to seek other business activities for the Company which may be in the fields of energy conversion and conservation and/or other industries including the mineral exploration industry. There can be no assurance that the Company will be able to locate or engage in an alternate business activity or that the Company will have access to sufficient funds to develop such businesses.

                            BAYOU INTERNATIONAL, LTD

                               COMPANY STRUCTURE

                    [FLOW CHART DEPICTING COMPANY STRUCTURE]

HISTORY

     The Company's predecessor corporation, Bayou Oil, was incorporated under the laws of Minnesota in 1973. From 1973 through to 1981 Bayou Oil was engaged in the design and production of protective athletic equipment and it also owned rights to a line of sportswear. These business lines were ultimately discontinued and in March, 1981 Bayou Oil entered into the oil and gas exploration business by acquiring certain rights to oil and gas leases. These rights were not profitable and, as a result, from 1981 through to May 1986 Bayou Oil did not engage in any meaningful business activities or operations.

     In May, 1986, 5,771,482 shares or 85.1% of the common stock of Bayou Oil then outstanding were acquired by Kingsway Group Limited, a corporation incorporated under the laws of New South Wales, Australia, now known as Australia Wide Industries Limited ("Australia Wide") in exchange (the "Kingsway Exchange") for all of the issued and outstanding stock of its subsidiary Lake Macquarie Diaries Pty Ltd ("Lake") which was engaged in the acquisition and development of residential and commercial real estate in Australia. An additional 332,318 shares or 4.9% of the Bayou Oil common stock then outstanding were issued to Mr. George D. Fehr in exchange for the transfer to the Company of certain oil and gas and mineral leases and the rights to receive royalties from the leases (the "Fehr Exchange"). Due to the relationship between Australia Wide and Lake and subsequently the Company, the Kingsway Exchange was accounted for as a book value purchase.

     On March 6, 1987 Bayou Oil merged into the Company its wholly-owned Delaware subsidiary for the purpose of effecting its incorporation in the State of Delaware (the "Reincorporation"). Pursuant to the terms of the Reincorporation, holders of Bayou Oil common stock received one share of Common Stock in the Company for each share of Bayou Oil held by them. The primary purpose of the Reincorporation was to allow Bayou Oil and its officers and Directors to avail themselves of the advantages of being incorporated under the Delaware General Corporation Law. In addition, as a result of the Reincorporation Bayou Oil's name was changed to "Bayou International, Ltd." in order to more accurately reflect the changing nature of the Company's business and the par value of the Common Stock was increased from US$0.01 to US$0.15 per share in order to meet the listing requirements of the Australian Stock Exchange Limited ("ASX"). The Reincorporation was approved by the stockholders of Bayou Oil at its Annual Meeting of Stockholders held on March 6, 1987. The Company did not complete the listing on the ASX due to a change in economic circumstances in Australia in October 1987.

     In 1987, the Company acquired 54% of the issued and outstanding capital stock of Solmecs and in April 1988 the Bayou Group was a founding shareholder of Advanced Technology Engineering Limited ("Atel") which was formerly the parent company of Satec Ltd, an Israeli Corporation ("Satec"). In December 1989, the Bayou Group purchased the remaining 8% of Atel not previously owned by it for an aggregate purchase price of A$150,000. The Bayou Group subsequently transferred all of Atel's assets directly to the Bayou Group (including Atel's investment in Satec) and assumed all of Atel's liabilities in connection therewith. Atel was subsequently liquidated and dissolved as the Bayou Group no longer required the corporate shell of Atel. Satec was organised to engage in the design, development, manufacture and marketing of proprietary high technology products and technologies.

     In April 1989, Solmecs transferred all of its right, title and interest in the certain geothermal energy conversion technology to its wholly owned subsidiary Solmecs Corporation UK Ltd in exchange for all of the issued and outstanding shares of Solmecs Corporation UK Ltd. Solmecs Corporation UK Ltd then changed its name to TFC Power. The shares of TFC Power were subsequently distributed to the shareholders of Solmecs and as a result, TFC Power became a 54% owned subsidiary of the Company.

     The Company has previously held a 54% interest (via Solmecs) in Solmecs Flo-Ice Systems Ltd ("SFI") which is engaged in the design, development and marketing of its "Flo-Ice" ice generator which is an innovative method of producing very fine crystals of ice which are dispersed in water. Solmecs paid a dividend in June 1991 which was effected by distributing the shares it held in SFI to the shareholders of Solmecs on a pro-rata basis. At the time the Company held 54% of Solmecs and as a result of the dividend 54% of the shares of SFI were transferred to the Company.

     In October 1990, following a review of its operations, the Bayou Group decided not to renew the leases over a number of its mineral, oil and gas properties. The Company is not currently engaged in any mineral, oil or gas exploration or development activities.

     In March 1991, the assets and liabilities of Lake were transferred to the Company and Lake was placed in members voluntary liquidation which was completed in March 1992 as Lake had ceased its business operations and the corporate entity of Lake was no longer required.

     During the year ended June 30, 1991 the Bayou Group decided to concentrate its effort on the Liquid Metal Magneto-Hydro-Dynamics ("LMMHD") technology (discussed below) and as a result Solmecs reduced its holding in SFI from 54% to 23% through the sale of a part of its holding and the issue of additional shares by SFI.

     In July 1991, the Company transferred all of the ordinary shares of Satec owned by it and all of the inter-company loans owed by Satec to the Company to Isratech Ltd., a Delaware corporation ("Isratech") in consideration for the assumption by Isratech of all of the Company's liabilities and obligations with respect to Satec. Isratech was a private Delaware corporation, the officers, Directors and shareholders of which include members of the family of Mr. Daniel Branover who was the President of Satec at the time of the transaction and formerly a Director of the Company.

     In January 1992, the Company completed the acquisition of the remaining 46% of the issued and outstanding shares of Solmecs. Solmecs minority shareholders received shares in the Company in exchange for their Solmecs shares. The Company now holds all of the issued and outstanding shares of Solmecs.

     In July 1992, the Company agreed to dilute its interest in TFC Power from 54% to 36% in consideration for services rendered by key executives and as an incentive for future services.

     In December 1994, the Company entered into an agreement with TFC Power, SFI and Peter Kalms ("Kalms") whereby the Company transferred shares in TFC Power and SFI to Kalms in consideration for Kalms taking an assignment of debts of Solmecs to TFC Power and SFI and forgiving a debt due from Solmecs to Kalms. Kalms was the former Managing Director of Solmecs and was Managing Director of TFC Power and SFI. As a result, the Company and Solmecs now hold interests of 8.4% in TFC Power and 8.6% in SFI.

     In late 1995 Solmecs incorporated a subsidiary Heatex Ltd ("Heatex") in Israel for the purpose of engaging in research, development and commercialisation of a domestic hot water tank control and display system. Further details on Heatex are contained within this section of the Report.

SOLMECS CORPORATION N.V.

     Solmecs was established in 1980 to engage in the research, development and commercialisation of products and technologies in the energy conversion field. The Company owns all of the issued and outstanding shares of Solmecs which in turns owns all of the outstanding shares of Solmecs (Israel) Ltd ("Solmecs Israel").

     LMMHD-ECT: A primary area of research and development for Solmecs involves the innovative technology known as LMMHD Energy Conversion Technology (ECT).

     A report prepared by an independent engineering consulting firm in Israel has indicated that the installed capital cost of the ETGAR-7, Solmecs' mature LMMHD power plant once its development has been completed will only be 76% of that of a conventional steam turbo generator plant. In addition the estimated efficiency of the ETGAR-7 will be higher than that of the steam turbo-generator plant resulting in lower fuel costs and reduced pollution of the environment.

     Scientific Background: The LMMHD-ECT differs from the conventional methods used to generate electricity. In conventional methods a copper coil installed in the rotating portion of a generator (the "rotor") is forced to turn in a perpendicular magnetic field created in the stationary portion of a general (the "stator"). The force to cause the rotation is typically provided by a fossil fuel burning turbine or reciprocating engine although hydro power is also used.

     In LMMHD-ECT the rotating copper coil in a magnetic field is replaced by forcing a conducting fluid (such as lead) through a magnetic field. The resulting MHD generator is a direct energy conversion device as it converts the thermal energy of the working fluid directly to electricity rather than first converting the thermal energy to mechanical energy to cause the rotation of the "rotor" in the conventional electric generator.

     The unique concept of LMMHD-ECT features no moving machinery for the energy conversion and, as a result, the complex, expensive and specialised turbine and generator are not needed. LMMHD is therefore expected to require relatively low maintenance and offer inherent high availability (on-time) and high reliability energy generation.

     Additionally the "no heat exchange" or adiabatic expansion process typical of conventional turbo-machinery is inherently less cycle-efficient than the nearly isothermal, continuous heating expansion process typical of the LMMHD-ECT. This unique feature of LMMHD-ECT offers this nearly isothermal expansion process without the need for extra reheaters. This feature characterised as "infinite re-heater" can also be matched in some versions of LMMHD-ECT with a compressor that also performs the function of an "infinite intercooler" again without the need for extra hardware.

     Liquid metal, such as lead, has a low chemical reactivity with many materials and exhibits a low vapour pressure even at the upper temperature range of practical thermodynamic cycles. It is therefore practical, in certain industrial applications, to bring this lead into direct contact with the heat source. Examples of these industrial applications include imperial smelting technology for Zinc production, the patented process used for heat treatment of steel wires, and the conversion of organic furfural into furan. When the LMMHD-ECT is combined with these processes, a highly efficient conversion of the otherwise "wasted" heat to DC electricity is achieved. This "free" electricity can then be used in the industrial process to offset the cost of purchased electricity.

     Finally the inherent high heat capacity of the liquid metal of LMMHD energy conversion is orders of magnitude higher than the heat capacity of the working thermo dynamic fluids found in conventional power plants of comparable capacity. This makes the technology particularly attractive to many applications needing nearly constant temperature heat sink-heat source as well as applications requiring large heat storage capacity such as solar energy utilisation.

     OMACON: The particular form of LMMHD-ECT which Solmecs is engaged in developing is referred to as OMACON (which stands for Optimised Magnetohydrodynamic Conversion). The patented technology for the OMACON generator was originally developed by Professor Herman Branover an astrophysicist who is the head of Ben-Gurion University's centre for Magneto-Hydro-Dynamics ("MHD") studies in Israel and a former Professor at the Academy of Science in Riga Lotvia. It is widely acknowledged in international engineering and scientific circles that, due to the work done by Professor Branover and Solmecs, Israel is closer to practical application of LMMHD than either the U.S.A. or the former U.S.S.R.

     Ben-Gurion University, through its commercial arm Advanced Products (Beer-Sheva) Ltd. ("AP"), has assigned all of its right, title and interest in and to the patents and technology which underlie the OMACON generator to Solmecs in consideration of an initial payment of $100,000 and the payment of royalties during a period which is equal to the greater of the life of any patent or eight years from the commencement of commercial sales of the technology. In addition, Solmecs agreed to assume certain obligations of AP to the Government of Israel to repay certain research grants which AP had received in connection with the development of the OMACON generator.

     The Agreement also provided that Solmecs would conduct certain of its LMMHD research and development activities with respect of the initial stages of the program through the centre of MHD studies at Ben-Gurion University.

     Solmecs currently has a team of experienced researchers and engineers in the field of LMMHD technology under the supervision of Professor Branover. The team is headquartered at Solmecs' facilities which are rented from Ben-Gurion University.

     The ETGAR Program: The presently ongoing LMMHD program of Solmecs commenced in 1981. It is carried out by the Centre for MHD Studies of Ben-Gurion University in Beer-Sheva. The program concentrates on the development of OMACON systems and towards the commercialisation of small-scale (1-10 MW with a possible further upscaling to 25 MW) power plants being able to utilise a variety of heat sources. This program is called the ETGAR Program.

     In 1987 the program reached the beginning of its commercialisation stage. Solmecs decided to proceed with the development and building of a commercial scale demonstration plant after it became evident that all of the previous theoretical, experimental and engineering work and especially the two-year long testing of the integrated pilot plant ETGAR-3 provided the necessary data base for such development.

     All of the power generating systems which are planned to be built according to the ETGAR program implement the OMACON concept with either a single-phase generator or a two-phase generator.

     The ETGAR commercialisation program will be conducted in three stages. Firstly, ETGAR 5 the industrial scale co-generation demonstration plant, will be built at an industrial site. Then ETGAR 6, the first commercial full scale co-generation plant, will incorporate the know-how obtained from ETGAR 5 and inputs from the supporting research and development program. This will be carried out in parallel with the ETGAR 5 design and construction. The ETGAR 7 Co-generation Plant will be designed as a generic concept applicable for utilisation with different heat sources and for operation over a wide range of applications in the 1 - 20 MW size.

     Solmecs has an agreement with the High Temperature Institute of the Academy of Sciences of the USSR ("the Institute") pursuant to which the Institute will manufacture certain of the components for the ETGAR-5 facility. The components will be manufactured by the Institute based on Solmecs' specifications without charge to Solmecs in return for preferential rights to act as a manufacturer for these products once they have reached the commercialisation stage.

  New Directions

     Solmecs initiated an additional development program for further advancement and refinement of its LMMHD technology as well as for increasing the range of its potential applications. The following leading new directions have been pursued.

     a) Additional advancement of the performance of ETGAR-type LMMHD ECT

          An ETGAR system with a "boiling mixer" has been invented and developed. A large scale prototype called "Ofra" has been designed and constructed at the MHD centre of Ben-Gurion University in Israel. The prototype is now in the last stages of commissioning and first tests commenced in the beginning of 1997. Approximately US$1 million has been spent on this project and it was elaborated jointly with the International Lead and Zinc Research Organisation ("ILZRO") in North Carolina USA. On the basis of the positive results of previous smaller scale experiments, it is anticipated that the introduction of a "boiling mixer" (that is, injection of volatile thermodynamic fluid directly into the molten metal which causes boiling of the volatile fluid through direct contract heat exchange) will lead to a further substantial increase of the efficiency of an ETGAR system with simultaneous decrease in installation costs (due to elimination of a boiler which constitutes up to 40% of the capital investment in power stations).

     b) New applications for LMMHD ECT

          A number of new applications for ETGAR-type LMMHD ECT have been detected and explored. The following are just a few examples

        - Using ETGAR systems on off-shore oil pumping platforms. In this case the system will produce electricity utilising heat and pressure of gases mixed with the oil stream arriving from very deep off-shore oil wells. This direction is being explored with AMEC Process and Energy Limited (London) who are a very large British engineering company specialising in the off-shore oil industry.

        - Matching ETGAR-technology to a novel energy system developed by the European Organisation for Nuclear Research CERN in Geneva (the world largest elementary particle accelerator built jointly by the countries of the European Community). This system is using a flux of accelerated protons which hit a molten lead target and cause neutron emission directed on thorium rods. Ultimately the generated thermal energy is absorbed by the molten lead. It is suggested by Solmecs team that the hot lead would be directed into an ETGAR type LMMHD electricity generating device.

     c) Electromagnetic Processing of Materials

          (i) The know-how in the field of Liquid Metals and of MHD phenomena allowed Solmecs to enter into a number of studies related to electromagnetic processing of materials. The preliminary data obtained to date indicates that the following results can be achieved

        - Substantial improvement of the quality of complicated castings

        - Creation of new alloys with "exotic" properties

        - Advancement of monocrystal growths technology (larger crystals with improved quality).

          (ii) Solmecs currently sells its consulting and development services to the Dead Sea Works Industry for handling Liquid Magnesium using LMMHD technology.

     d) The know-how in the field of energy and heat transfer allowed Solmecs to enter into the development of a domestic hot water tank control and display system. The development stage is now finished.

     e) In addition, the good connections developed between Solmecs, institutions and companies in the former Soviet Union countries have permitted Solmecs to commence commercial activities on a limited basis in the following two areas:

          (i) The marketing in Israel of photovoltaic ("PV") modules manufactured by the Russian firm "Musson".

          (ii) The supplying in Israel of services of Plasma-Chemical modifications (PMC) of elastomer products using Russian technology.

     The Company believes that there is a substantial worldwide market for each of the abovementioned new technologies.

  Status of Funding for LMMHD Project

     In 1995, ILZRO and Solmecs (Israel) proposed to form a joint venture to further develop technology relating to LMMHD. Research work would be carried out both within the Solmecs Laboratory at the Centre for MHD Studies of Ben-Gurion University in Beer-Sheva, Israel and at a USA site where a scaled-up LMMHD facility would be constructed and used for research.

     The demonstration plant would be built and scale-up technology would be further proven during a four-year grant period with a total budget of approximately US$6 million. Grant co-sponsors would include four sources: the U.S. Department of Commerce, the Israel Ministry of Industry, Solmecs and a private group of investors including a subsidiary of ILZRO.

     Towards the end of the four year grant period, the two private groups of investors will form a joint venture company to be called Pb-MHD to own and operate the demonstration facility as a fee-based service for clients along with private consulting services to these clients with substantial revenues to Pb-MHD. It is anticipated that the above activity of Pb-MHD will substantially enhance the amount of OMACON Power generating systems paying licences fees to Solmecs and ordering key components from Solmecs.

     Unique to these proposals which are intended for application in the near future is the availability of matching funds from the US and Israeli governments which will reduce capital requirements by one half.

  HEATEX LTD.

     Heatex was established in 1995 to engage in research, development and commercialisation of a domestic hot water tank control and display system.

     This new system provides the user with accurate information on the amount of hot water left for use in the domestic hot water tank. The system allows a user to remotely control the operation of the water heating system no matter whether it is fuelled by electricity or solar power. The controller displays the necessary information such as the number of standard showers available in the tank and the user is able to fix the desired number of showers he or she wants to keep in the system at time intervals he or she chooses, that is, the device will help to avoid unnecessary waste of energy and will allow a comfortable use of the water heating system.

     Following the research and development stage, an Israeli electronic firm (Aerobit Industries Ltd., a wholly owned subsidiary of L S B Industries, Inc.
USA) was subcontracted to engineer the product. Aerobit has now completed its contract and provided Heatex with working prototypes of the product.

     The commercialisation stage of the product began in the second quarter of 1997. The Heatex control and display system is being adapted to a Dutch boiler sent to Israel by the Inventum Dutch firm which is interested in adding the product to its boilers. France's leading boiler's manufacturer and distributor is interested in the product and its adaptation is planned for late 1997 and early 1998. The sales prospects for this product in other countries including the USA are now being considered.

     The production will be undertaken at first by subcontractors and later depending on market demand a decision will be taken as to whether Heatex will manufacture the control and display system.

  EMPLOYEES

     As of July 1, 1997 the Bayou Group (through Solmecs) had 13 employees, 8 of whom are engaged on a full-time basis and 5 of whom are engaged on a part-time basis.

     The services of the Company's Chief Executive Officer and Chief Financial Officer as well as clerical employees are provided to it on a part-time basis pursuant to a Service Agreement dated November 25, 1988 (the "Service Agreement") by and between the Company and AWI Administration Services Pty. Ltd. ("AWI Admin"). AWI Admin also provides office facilities, equipment, administrative and clerical services to the Company pursuant to the Service Agreement. This Agreement may be terminated by written notice from the parties thereto.

     For a discussion of the additional terms of this agreements, see "Item
13 -- Certain Relationships and Related Transactions" and "Item 11 -- Executive Compensation."

  COMPETITION

     The Company believes that Solmecs is the only commercial company engaged in the development of LMMHD generator systems and that the LMMHD system is the leading future technology in the energy conversion field. However the Company believes that the competition in the worldwide market for energy conversion systems is intense and that Solmecs may encounter substantial competition from other companies engaged in the development of competing energy conversion systems.

  PATENTS AND PROPRIETARY RIGHTS

     As of June 30, 1997 Solmecs has filed applications for patents in the United States, Israel and a number of other countries in connection with its development of the LMMHD. Solmecs has been granted patents for its MHD Applications (homogenous flow) in the United States, Israel, Italy, Great Britain, Germany, France, Sweden, Canada, Japan and Australia and for its Solar MHD in the United States.

     Even if Solmecs is successful in obtaining all of its applications for patents, there can be no assurance that the protection afforded by such patents would be as broad as the claim made in the applications or that the patents as granted would be found to be valid if the patents were contested in litigation. In the event Solmecs is unable to secure any patents with respect to the LMMHD Generator or in any foreign jurisdiction in which it is actually seeking to market the LMMHD Generator it would be at a severe competitive disadvantage and may not be able to market the LMMHD Generator in any jurisdictions where the patents would be unavailable to it.

     The Company also relies on trade secret protection for much of the proprietary know how related to its LMMHD technology as well as the technology related to the Heatex systems.

  LEGAL PROCEEDINGS

     There are no pending legal proceedings to which the Company is a party or to which any of its property is the subject which the Company considers material.

ITEM 2.  PROPERTIES

     The Company occupies certain executive and administrative office facilities in Melbourne Victoria Australia which are provided to it pursuant to the Service Agreement with AWI Admin. See "Item 1 -- Business -- Employees" and "Item
13 -- Certain Relationships and Related Transactions". The Company believes that its administrative space is adequate for its current needs.

     The executive offices of Solmecs are located at 7 Ben Zui Road, Beer-Sheva, Israel (nearby the Company's Laboratories) and are leased pursuant to a lease at approximately US$250 per month.

ITEM 3.  NOT APPLICABLE

ITEM 4.  NOT APPLICABLE

                                    PART II

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
        MATTERS

     The Common Stock is traded in the over-the-counter market. The trading for the Common Stock has been sporadic and the market for the Common Stock cannot be classified as an established public trading market.

     The following table sets forth the high and low bid information for the Common Stock as reported by the National Quotation Service Bureau for each period/quarter indicated in US$:

CALENDAR PERIOD                                           HIGH BID(1)(2)    LOW BID(L)(2)
---------------                                           --------------    -------------
1995
  First Quarter.........................................   7/16               3/8
  Second Quarter........................................   9/16               3/8
  Third Quarter.........................................    3/8               3/8
  Fourth Quarter........................................    3/8               3/8

1996
  First Quarter.........................................    1/2               1/4
  Second Quarter........................................    5/8               3/8
  Third Quarter.........................................    5/8               5/8
  Fourth Quarter........................................    1/2               1/2

1997
  First Quarter.........................................    3/8               3/8
  Second Quarter........................................    1/4               1/4

---------------
(1) The quotations set forth herein reflect interdealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

(2) These prices reflect market adjustments made in connection with the Company's one-for-five reverse stock split effective as of December 31, 1986.

     On September 16, 1997 the closing bid for the Common Stock was 5/8.

SHAREHOLDERS

     As of August 28, 1997 the Company had approximately 291 holders of record.

DIVIDEND POLICY

     It is the present policy of the Board of Directors to retain earnings for use in the Company's business. The Company has not declared any cash dividends to the holders of its Common Stock and does not intend to declare such dividends in the foreseeable future.

TRANSFER AGENT, REGISTRAR AND ESCROW AGENT

     The United States Transfer Agent and Registrar of the Company is Chase Mellon Bank.

ITEM 6.  SELECTED FINANCIAL DATA

     The selected consolidated financial data presented below for each of the years in the five-year period ended June 30, 1997, and balance sheet data at June 30, 1993, 1994, 1995, 1996 and 1997 have been derived from the financial statements of the Company which financial statements have been examined by Rodee and Associates PC, independent accountants, in respect of the years ended June 30, 1993, and 1994, and by David T Thomson PC, independent accountants, in respect of the years ended June 30, 1995, 1996 and 1997. The selected financial data should be read in conjunction with the consolidated financial statements of the Company for each of the years in the three-year period ended June 30, 1997, and notes thereto which are included elsewhere in this Report and in "Item
7 -- Management's Discussion and Analysis of Financial Condition and Results of Operations."

                      CONSOLIDATED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                YEAR END JUNE 30

                                                                                         CONV.
                                                                                         TRANSL
                                                                                         ------
                                        1993      1994      1995      1996      1997      1997
                                         A$        A$        A$        A$        A$       US$
                                       ------    ------    ------    ------    ------    ------
Sales Revenue........................      --        --        --        30        66        49
Other Income.........................     305       114        82       117        11         8
                                       ------    ------    ------    ------    ------    ------
Total Revenue........................     305       114        82       147        77        57
Costs and expenses...................  (2,063)   (1,935)   (1,761)   (1,698)   (1,667)   (1,244)
                                       ------    ------    ------    ------    ------    ------
Loss from operations.................  (1,758)   (1,821)   (1,679)   (1,551)   (1,590)   (1,187)
Other income (loss)..................     247       686       233      (459)      330       247
                                       ------    ------    ------    ------    ------    ------
Loss before income taxes.............  (1,511)   (1,135)   (1,446)   (2,010)   (1,260)     (940)
Provision for income tax.............      --        --        --        --        --        --
                                       ------    ------    ------    ------    ------    ------
Net loss.............................  (1,511)   (1,135)   (1,446)   (2,010)   (1,260)     (940)
                                       ======    ======    ======    ======    ======    ======

                                        CENTS     CENTS     CENTS     CENTS     CENTS     CENTS
Net loss per share...................   (0.06)    (0.03)    (0.03)    (0.04)    (0.03)    (0.02)
                                       ======    ======    ======    ======    ======    ======

                                       NUMBER    NUMBER    NUMBER    NUMBER    NUMBER    NUMBER
Weighted average number of shares
  outstanding........................  26,426    34,501    46,942    46,942    46,942    46,942
                                       ======    ======    ======    ======    ======    ======

                                           A$        A$        A$        A$        A$       US$
Total assets.........................   2,487     2,060     1,357       717       167       125
Total liabilities....................   3,421       660     1,542     2,598     3,673     2,740
                                       ------    ------    ------    ------    ------    ------
Stockholders' equity (deficiency)....    (934)    1,400      (185)   (1,881)   (3,506)   (2,615)
                                       ======    ======    ======    ======    ======    ======

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FOREIGN CURRENCY TRANSLATION

     The majority of the Company's administrative operations are in Australia and, as a result, its accounts are maintained in Australian dollars. The income and expenses of its foreign operations are translated into Australian dollars at the average exchange rate prevailing during the period. Assets and liabilities of the foreign operations are translated into Australian dollars at the period-end exchange rate. The following table shows the average rates of exchange of the Australian dollar as compared to the US dollar during the periods indicated.

                                       YEAR ENDED JUNE 30,
                                       -------------------
                                    1993 - A$1.00 = US$0.665
                                    1994 - A$1.00 = US$0.724
                                    1995 - A$1.00 = US$0.711
                                    1996 - A$1.00 = US$0.787
                                    1997 - A$1.00 = US$0.7459

RESULTS OF OPERATIONS

  YEAR ENDED JUNE 30, 1997 VERSUS YEAR ENDED JUNE 30, 1996

     Sales revenue increased from A$30,000 for the year ended June 30, 1996 to A$66,000 (US$49,000) for the year ended June 30, 1997 as a result of the increase in commercial activities of Solmecs. Other income reduced from A$117,000 for the year ended June 30, 1996 to A$11,000 (US$8,000) for the year ended June 30, 1997. A$7,000 (US$5,000) was received during the year from external consulting services compared to A$76,000 for the year ended June 30, 1996. In addition, during the year ended June 30, 1996 interest income on a debt was received amounting to A$48,000 compared with A$4,000 (US$3,000) for the year ended June 30, 1997.

     Costs and expenses decreased from A$1,698,000 for the year ended June 30, 1996 to A$1,667,000 (US$1,244,000) for the year ended June 30, 1997. The decrease is a net result of

          (i) an increase in the cost of sales from A$23,000 for the year ended June 30, 1996 to A$63,000 (US$47,000) for the year ended June 30, 1997 which is directly comparable to the increase in sales in revenue.

          (ii) an increase in interest expense from A$185,000 for the year ended June 30, 1996 to A$259,000 (US$193,000) for the year ended June 30, 1997 which is a result of the increase in the level of borrowings of the Company.

          (iii) a decrease in salaries and wages from A$544,000 for the year ended June 30, 1996 to A$393,000 (US$293,000) for the year ended June 30, 1997. In early 1996 the Company made a decision to close its administration offices in Jerusalem and shift the administration function of Solmecs to Beer-Sheva which is close to the Ben-Gurion University where the Company's research and development program is conducted. This decision resulted in the decrease in salaries and wages.

          (iv) an increase in administrative expenses from A$153,000 for the year ended June 30, 1996 to A$212,000 (US$158,000) as a result of the costs involved in the negotiation for the sale of Solmecs details of which are set out in the section, "Item 1 -- Business -- General" and as a result of an increase in marketing expenses incurred by Solmecs due to the beginning of commercialisation of the Heatex shower programmer and control "thermo Fix".

          (v) a decrease in research and development from A$94,000 for the year ended June 30, 1996 to A$72,000 (US$55,000) for the year ended June 30, 1997 due to a cost control program within Solmecs.

          (vi) a decrease in travel and accommodation from A$57,000 for the year ended June 30, 1996 to A$34,000 (US$25,000) for the year ended June 30, 1997 due to a decrease in the foreign travel necessary as there was no income from the Ilzro Project and a general control of costs.

     As a result of the foregoing, the Company incurred a loss from operations of A$1,590,000 (US$1,187,000) for the year ended June 30,1997 compared with a loss of $A1,551,000 for the year ended June 30, 1996.

     The Company recorded an unrealised foreign exchange gain of A$332,000 (US$248,000) for the year ended June 30,1997 compared with an unrealised foreign exchange loss for the year ended June 30, 1996 of A$546,000. This was a result of the movements in the exchange rate between the Australian dollar and the US dollar. The Company's loan accounts are denominated in US dollars.

     As a result of the foregoing, the Company recorded a loss before income tax of A$1,260,000 (US$940,000) for the year to June 30,1997 compared with a loss of A$2,010,000 the year ended June 30, 1996.

     The Company was not required to provide for income tax during the year ended June 30, 1997 or 1996.

     As a result, the Company recorded a net loss of A$1,260,000 (US$940,000) for the year ended June 30,1997 compared with a net loss of A$2,010,000 for the year ended June 30, 1996. This reduced the loss per Common Equivalent Share to A$0.03 (US$0.02) from A$0.04. The weighted number of Common Equivalent Shares Outstanding was unchanged.

  YEAR ENDED JUNE 30, 1996 VERSUS YEAR ENDED JUNE 30, 1995

     Revenues increased from A$82,000 for the year ended June 30, 1995 to A$147,000 for the year ended June 30, 1996. Sales revenue increased from A$nil for the year ended June 30, 1995 to A$30,000 for the year ended June 30, 1996 as a result of the commencement of commercial activities of Solmecs. The other income during the year ended June 30, 1996 comprised A$76,000 for contracting services received from external parties and interest income amounting to A$48,000 on a debt outstanding. There were no comparable amounts in the prior year. In the year ended June 30, 1995 the other income represented grants from the Israeli government for which there were no comparable amounts in the year ended June 30, 1996.

     Cost and expenses decreased from $1,761,000 for the year ended June 30, 1995 to A$1,698,000 for the year ended June 30, 1996. The significant changes in cost and expenses were as follows

          (i) an increase in the cost of sales from A$nil for the year ended June 30, 1995 to A$23,000 for the year ended June 30, 1996 which is directly comparable to the increase in sales revenue as a result of the commencement of commercial activities of Solmecs.

          (ii) increase in the interest expense from A$67,000 for the year ended June 30, 1995 to A$185,000 for the year ended June 30, 1996 as a result of the increase in the level of debt of the Company as the Company was funded by loans.

          (iii) reduction in legal, accounting and professional expenses from A$141,000 for the year ended June 30, 1995, to A$95,000 for the year ended June 30, 1996. During the year the Company moved its offices in Israel from Jerusalem to Beer-Sheva where the Ben-Gurion University was located and achieved a reduction in costs by utilising cheaper office space.

          (iv) reduction in salaries and wages from A$700,000 for the year ended June 30, 1995 to A$544,000 for the year ended June 30, 1996. As discussed under point (ii) above, the Company achieved savings as a result of the move of its administrative offices from Jerusalem to Beer-Sheva and, at the same time, was able to reduce the number of administration staff working for Solmecs.

          (v) decrease in research and development costs from A$129,000 for the year ended June 30, 1995, to A$94,000 for the year ended June 30, 1996.

          (vi) increase in travel and accommodation from A$21,000 for the year ended June 30, 1995, to A$57,000 for the year ended June 30, 1996.

     As a result of the foregoing, the Company incurred a reduced loss from operations of A$1,551,000 for the year ended June 30, 1996 compared to a loss of A$1,679,000 for the year ended June 30, 1995.

     In 1995, the Company recorded a gain of A$125,000 on the disposal of a significant portion of its investment in Solmecs Flow Ice Limited ("SFI") and TFC. During that period the Company entered into an agreement with the former managing director of Solmecs whereby Solmecs was released from liabilities to SFI, TFC and the former managing director of Solmecs and in exchange the Company agreed to transfer a 16.7% interest in SFI and a 24% interest in TFC to the former managing director of Solmecs. The Company made a decision to concentrate on the LMMHD Project which is the property of Solmecs and did not wish to invest any funds or the time of its executives on the activities on SFI and TFC. As a result, the Company was prepared to dispose of the above-mentioned interests in SFI and TFC. There was no such disposal in the year ended June 30, 1996.

     The Company realised a foreign currency exchange loss of A$546,000 for the year ended June 30, 1996, compared to a foreign currency exchange gain of A$109,000 for the year ended June 30, 1995. This was a result of the movements in the exchange rate between the Australian dollar and the US dollar. The Company's loan accounts are denominated in US dollars.

     A debt owed to a subsidiary company was repaid during the 12 months ended June 30, 1996. The subsidiary company had previously believed that it would not be able to collect this receivable and provided for the amount as a doubtful debt. As a result of the repayment, the subsidiary company recorded a gain of A$79,000. There was no comparable amount in the year ended June 30, 1995.

     As a result of the foregoing the Company recorded a loss before income tax of A$2,010,000 for the year ended June 30, 1996 compared to a loss of A$1,446,000 for the year ended June 30, 1995.

     The Company was not required to provide for income tax during the year ended June 30, 1996 or the year ended June 30, 1995.

     As a result the Company recorded a net loss of A$2,010,000 for the year ended June 30, 1996 compared to a net loss of A$1,446,000 for the year ended June 30, 1995.

     Certain amounts and details in this section headed "Year ended June 30, 1996 versus Year ended June 30, 1995" have been amended as a result of the reclassification of financial information.

LIQUIDITY AND CAPITAL RESOURCES

     As of June 30, 1997 the Company had short term obligations of A$406,000 (US$303,000) consisting of accounts payable and accrued expenses.

     The Company also has long term obligations of A$3,267,000 (US$2,437,000) at June 30, 1997 primarily which are amounts owed to Chevas of which Mr J I Gutnick, President of Bayou, is a Director.

     The Company anticipates it will be able to defer repayment of certain of its short term loan commitments until it has sufficient liquidity to unable these loans to be repaid or other arrangements can be put in place for repayment of these debts. In addition, the Company has historically relied on loans and advances from affiliates to meet the Company's cash flow requirements which based on discussions with the affiliates the Company believes will continue to be available during fiscal 1998 and 1999.

     As set out in "Item 1 -- Business -- Recent Developments" the Company is negotiating the sale of Solmecs which will relieve the Company of its requirements to fund the LMMHD project.

     In the event that the sale of Solmecs does not proceed the Company will be required to consider the ongoing operations of Solmecs.

     Other than the arrangements noted above, the Company has not confirmed any other arrangements for ongoing funding. As a result, the Company may be required to raise funds by additional debt or equity offerings and/or increased revenues for operations in order to meet its cash flow requirements during the forthcoming year of which there can be no assurance.

     The Independent Auditors' Report on the Company's audited financial statements contains an explanatory paragraph with respect to the ability of the Company to continue as a going concern.

CAUTIONARY "SAFE HARBOR" STATEMENT UNDER THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     Certain information contained in this Form 10-K are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 (the "Act"), which became law in December 1995. In order to obtain the benefits of the "safe harbour" provisions of the Act for any such forward-looking statements, the Company wishes to caution investors and prospective investors about significant factors which, among others, have in some cases affected the Company's actual results and are in the future likely to affect the Company's actual results and cause them to differ materially from those expressed in any such forward-looking statements. This Form 10-K contains forward-looking statements relating to future financial results. Actual results may differ as a result of factors over which the Company has no control including the strength of domestic and foreign economies, slower than anticipated completion of research and development projects, and movements in foreign exchange rates.

INFLATION

     To date the Company believes that inflation has not had a material adverse impact on its operations in Australia. In the United States the Company's activities to date have been principally related to the exploration preliminary testing of certain mineral claims and, although the Company has not operated in the United States during a period of significant inflation, management believes that inflation would not have a material adverse affect on such operations in this country.

SEASONALITY

     Management believes that its operations are not subject to seasonal fluctuation.

IMPACT OF AUSTRALIAN TAX LAW

     Australian resident corporations are subject to Australian income tax on their non-exempt worldwide assessable income which includes capital gains less allowable deductions at the rate of 36%. Foreign tax credits are allowed where tax has been paid on foreign source income provided the tax credit does not exceed 36% of foreign source income.

     Under the U.S./Australia tax treaty, a U.S. resident corporation, such as the Company is subject to Australian income tax on net profits attributable to the carrying on of a business in Australia through a "permanent establishment" in Australia. A "permanent establishment" is a fixed place of business through which the business of an enterprise is carried on. The treaty limits the Australian tax on interest and royalties paid by an Australian business to a U.S. resident to 10% of the gross interest or royalty income unless it relates to a permanent establishment. Although the Company considers that it does not have a permanent establishment in Australia, it may be deemed to have such an establishment due to the location of its administrative offices in Melbourne. In addition the Company may receive interest or dividends from time to time.

IMPACT OF AUSTRALIAN GOVERNMENTAL, ECONOMIC, MONETARY OR FISCAL POLITICS

     Although Australian taxpayers are subject to substantial regulation, the Company believes that its operations are not materially impacted by such regulations nor is it subject to any broader regulations or governmental policies than most Australian taxpayers.

ITEM 8.  NOT APPLICABLE

ITEM 9.  NOT APPLICABLE

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The following table sets forth certain information with respect to each of the directors and executive officers of the Company.

                    NAME                       AGE                   POSITION(S) HELD
                    ----                       ---                   ----------------
Joseph I. Gutnick............................  45    Chairman of the Board, President,
                                                     Chief Executive Officer and Director
Henry Herzog.................................  56    Vice President and Director
Joseph Hayden Barry..........................  56    Vice President and Director
Eduard Eshuys................................  52    Vice President and Director
David Tyrwhitt...............................  59    Director
Peter Lee....................................  40    Director, Assistant Secretary, Chief Financial
                                                     Officer and Chief Accounting Officer.

     JOSEPH I. GUTNICK. Mr. Gutnick has been the Chairman of the Board, President and Chief Executive Officer of the Company since March, 1988. Mr. Gutnick has been a Director of numerous public companies in Australia since 1980 specialising in the mining sector including Great Central Mines Limited ("Great Central") (whose American Depositary Shares are publicly traded in the United States on NASDAQ pursuant to a sponsored ADR program), Centaur Mining & Exploration Limited ("Centaur"), and Johnson's Well Mining N.L. ("Johnson's Well") (whose ordinary shares are publicly traded in the U.S. in the over-the-counter market).

     HENRY HERZOG. Mr. Herzog served as the President and Chief Executive Officer of the Company from May, 1986, to March, 1988. In March, 1988, Mr. Herzog became a Vice President of the Company and Mr. Gutnick became President and Chief Executive Officer of the Company. Mr. Herzog has served as a Director of the Company since May 1986. Mr. Herzog was a Director of Australia Wide from 1982 to June 1988 and was a Director of numerous subsidiaries of Australia Wide from 1983 to June 1988. Since 1991, he has been involved in hotel management, consulting and investment.

     JOSEPH HAYDEN BARRY. Mr. Barry was appointed a Director of the Company in January, 1992. Mr Barry is a Fellow of the Chartered Institute of Company Secretaries in Australia Ltd, a Fellow of the Institute of Company Directors in Australia and an Associate of the Chartered Institute of Management Accountants in Australia. He holds a degree in Financial Control from the University of Lancaster (UK) and is a Certified Practising Accountant. He has over 25 years business experience. Mr Barry is a Director and Company Secretary of several publicly listed companies in Australia including Great Central (whose American Depositary Shares are publicly traded in the United States on NASDAQ pursuant to a sponsored ADR program), Centaur, and Johnson's Well (whose ordinary shares are publicly traded in the U.S. in the over-the-counter market).

     EDUARD ESHUYS. Mr. Eshuys has been a Director of the Company since June, 1991. Mr. Eshuys is a Fellow of the Australian Institute of Mining and Metallurgy and a Fellow of the Institute of Company Directors in Australia. He is a Geologist holding a Bachelor of Science degree from the University of Tasmania. He has 20 years experience in mineral exploration and management and in the development and operation of gold mines in Australia. Mr Eshuys is a Director of several publicly listed companies in Australia in the mining industry including Great Central (whose American Depositary Shares are publicly traded in the United States on NASDAQ pursuant to a sponsored ADR program), Centaur, and Johnson's Well (whose ordinary shares are publicly traded in the U.S. in the over-the-counter market).

     DAVID STUART TYRWHITT. Mr Tyrwhitt was appointed a Director of the Company on November 15, 1996. He is a Geologist holding a Bachelor of Science and he has 38 years experience in mineral exploration and management development and operation of gold mines in Australia. Mr Tyrwhitt is a Director of several publicly listed companies in Australia in the mining industry including Great Central (whose American Depositary Shares are publicly traded in the United States on NASDAQ pursuant to a sponsored ADR program), Centaur and Johnson's Well (whose ordinary shares are publicly traded in the U.S. in the over-the-counter market).

     PETER LEE. Mr Lee has been Chief Financial Officer and Chief Accounting Officer since August 1989 and was appointed as a Director on February 9, 1996. Mr Lee is a Member of the Institute of Chartered Accountants in Australia, a Fellow of the Chartered Institute of Company Secretaries in Australia Ltd, and holds a Bachelor of Business (Accounting) from Royal Melbourne Institute of Technology. He has over 16 years commercial experience and is currently General Manager Corporate of several publicly listed companies in Australia including Great Central (whose American Depositary Shares are publicly traded in the United States on NASDAQ pursuant to a sponsored ADR program), Centaur and Johnson's Well (whose ordinary shares are publicly traded in the U.S. in the over-the-counter market).

KEY PERSONNEL

     The following persons, although not executive officers of the Company, make significant contributions to the business of Solmecs.

     Dr. Ian Smith is a member of the Scientific Advisory Panel of Solmecs and is a Reader at the City University, London, and specialist in binary thermodynamic cycles. Dr. Smith was the originator of the TFC technology.

     HERMAN BRANOVER. Professor Branover is the Chief Scientist of Solmecs. He graduated from Leningrad Polytechnical Institute in 1953 and earned a PhD and DSc in MHD from the Moscow Aviation Institute in 1962. In 1971 he earned the title of Full Professor from the Ministry of Higher Education of the former U.S.S.R. and held various teaching and research positions within the former U.S.S.R. in the field of MHD, fluid flow, turbulence and energy conversion.

     In 1972 he left the former U.S.S.R. and accepted a full professorship in the Department of Mechanical Engineering of the Ben-Gurion University of the Negev, Israel, and a part-time professorship in the Department of Fluid, Mechanics and Heat Transfer in the Tel Aviv University. In 1978 Professor Branover was appointed as the Lady Davis Professor of Magnetohydrodynamics at the Ben-Gurion University. He initiated the construction of the Liquid Metal MHD Laboratories at the Ben-Gurion University and has been the head of these laboratories since 1982.

     In 1979 Professor Branover was invited to work as visiting scientist at the Argaune National Laboratory in Chicago and since 1987 he has been an Adjunct Professor of Applied Sciences Department at the New York University. Professor Branover is a Delegate of the State of Israel to the UNESCO Liaison Group of Magnetohydrodynamics.

     Professor Branover has 14 patents registered to his name in the U.S.S.R., U.S.A. and Israel, has authored 17 books, and to date, has authored or co-authored more than 200 scientific journal publications.

ITEM 11.  EXECUTIVE COMPENSATION

     No officer individually and no group of officers and Directors received any compensation for their services on behalf of or rendered to the Company for the fiscal year ended June 30, 1997 other than is noted below.

     In accordance with the Service Agreement, the Company paid AWI Admin A$16,500 for the fiscal year ended June 30, 1997, for services rendered and facilities provided by AWI Admin to the Company including providing the services of the Company's Chief Executive Officer and Chief Financial Officer.

     For additional information about the Service Agreement and the Consulting Agreement see "Item l -- Business-Employees" and "Item 13 -- Certain Relationships and Related Transactions".

     The Board of Directors has established a policy that the Company will not guarantee loans to or accept notes from officers, Directors, or employees of the Company or any members of their families unless such loans or notes are approved by a majority of the disinterested non-employee Directors of the Company who shall determine that such loans may reasonably be expected to benefit the Company.

COMPENSATION PURSUANT TO PLANS

     The Company does not have any pension or profit sharing plans and no contributions were made to any employee benefit or health plan during the year ended June 30, 1997.

COMPENSATION OF DIRECTORS

     It is the policy of the Company to reimburse Directors for reasonable travel and lodging expenses incurred in attending Board of Directors meetings. In the year ended June 30, 1997, one of the non-executive Directors was paid A$16,000 for services as a Director and a further Director was paid a retirement benefit of A$38,978 upon his retirement as a Director.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, to the best of the Company's knowledge, the number of shares beneficially owned as of September 16, 1997, by (i) each of the current Executive Officers and Directors of the Company; (ii) each person (including any "group" as that term is defined in Section 13(d)(3) of the Exchange Act) who beneficially owns more than 5% of the Common Stock, and (iii) all current Directors and officers of the Company as a group.

                  NAME AND ADDRESS                    NUMBER OF SHARES OWNED     PERCENT OF SHARES(1)
                  ----------------                    ----------------------     --------------------
Centaur.............................................         5,076,000                  10.8%
Mamash Ltd..........................................         5,426,388                  11.6%
A.W.I. Administration Services Pty. Ltd.............         4,589,795                   9.8%
Edensor Nominees Proprietary Limited................        20,046,207                  42.7%
Henry Herzog........................................                --(3)
Joseph I. Gutnick...................................        21,079,207(2)(3)            44.9%
                                                                      (4)(5)(6)
Stera M. Gutnick....................................        20,566,207(4)(6)            43.8%
Eduard Eshuys.......................................               100(2)                   *
Hayden Barry........................................                --(2)
Peter Lee...........................................                --(2)
David Tyrwhitt......................................                --(2)
All officers and directors as a group (7 persons)...        21,079,307                  44.9%

---------------
 *  Represents less than 1% of the outstanding Common Stock.

(1) Based upon 46,941,789 shares outstanding.

(2) Does not include (i) 941,651 shares of Common Stock beneficially owned by Australia Wide or (ii) 5,076,000 shares of Common Stock beneficially owned by Centaur or (iii) 178,985 shares of Common Stock beneficially owned by Mt. Kersey Mining N.L. or (iv) 541,585 shares of Common Stock beneficially owned by Australian Gold Resources Limited or (v) 38,376 shares of Common Stock beneficially owned by Quantum Resources Limited, and (vi) 4,589,795 shares of Common Stock owned by AWI Admin of which companies Messrs Gutnick, Tyrwhitt, Eshuys, Barry and Lee are officers and/or Directors as they disclaim beneficial ownership to those shares.

(3) Does not include 50,000 shares of Common Stock beneficially owned by Solmecs of which Mr. Gutnick who is an officer and Director of Solmecs disclaims beneficial ownership to those shares.

(4) Includes 20,046,207 shares of Common Stock owned by Edensor Nominees Proprietary Limited and 520,000 shares of Common Stock owned by Pearlway Investments Pty. Ltd. of which Joseph I. Gutnick, Stera M. Gutnick and members of their family are officers, Directors and principal stockholders.

(5) Joseph I. Gutnick is the beneficial owner of 513,000 shares.

(6) Joseph I. Gutnick and Stera M. Gutnick are husband and wife.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In accordance with the Service Agreement, AWI Admin provides the Company with the services of the Company's Chief Executive Officer, Chief Financial Officer and clerical employees as well as office facilities, equipment, administrative and clerical services. As compensation therefore, the Company pays AWI Admin for the actual cost of such facilities and services plus a maximum service fee of 15%. The Company paid AWI Admin A$16,500 in respect of the Service Agreement for fiscal 1997. The Service Agreement may be terminated by written notice by either party.

     Transactions with Management. The Company has a policy that it will not enter into any transaction with an officer, Director or affiliate of the Company or any member of their families unless the transaction is approved by a majority of the disinterested Directors of the Company and the disinterested majority determines that the terms of the transaction are no less favourable to the Company than the terms available from non-affiliated third parties or are otherwise deemed to be fair to the Company at the time authorised.

                                    PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

     (a) (1) and (2) Financial Statements and Schedules

          The Financial Statements and schedules listed on the Index to Financial Statements at page F-l of this Annual Report on Form 10-K are filed as a part of this Annual Report.

          The Financial Data schedule as required by Item 601(c) of Regulation SK is filed as part of this Annual Report.

     (a) (3) Exhibits

          The Exhibits to this Annual Report on Form 10-K are listed in the
     Exhibit Index at page 33 of this Annual Report.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorised.

                                          BAYOU INTERNATIONAL, LTD.
                                          (Registrant)

                                          By:
                                          --------------------------------------
                                            Joseph Gutnick
                                            President

Dated: May 7, 1998

     Pursuant to the requirements Of the Securities Exchange Act of 1934, this Report has been signed below by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                     TITLE                        DATE
                  ---------                                     -----                        ----
                                                Chairman of the Board, President and     May 7, 1998
---------------------------------------------   Chief Executive Officer (Principal
               Joseph Gutnick                   Executive Officer) and Director

                                                Director, Assistant Secretary, Chief     May 7, 1998
---------------------------------------------   Financial Officer and Principal
                  Peter Lee                     Financial and Accounting Officer

                                                Vice President and Director              May 7, 1998
---------------------------------------------
                Henry Herzog

                                                Vice President and Director              May 7, 1998
---------------------------------------------
               David Tyrwhitt

                                                Director                                 May 7, 1998
---------------------------------------------
               David H. Simcox

                                                Vice President and Director              May 7, 1998
---------------------------------------------
                Eduard Eshuys

                                 EXHIBIT INDEX

                                                                                            PAGE NO.
INCORPORATED BY         EXHIBIT                                                          SEQUENTIAL NO.
REFERENCE TO              NO.                           EXHIBITS                             SYSTEM
---------------         -------                         --------                         --------------
(1) Exhibit 3.1           3.1     Certificate of Incorporation of the Registrant.......
(1) Exhibit 3.2           3.2     By-laws of the Registrant............................
(2) Exhibit B             3.3     Amendment to Certificate of Incorporation............
(3) Exhibit 10.5         10.4     Service Agreement dated November 25, 1988, by and
                                  between the Registrant and AWI Administration
                                  Services Pty. Ltd. ..................................
                        *21       List of Subsidiaries.................................
                        *99       Reports of other Accountants upon whom the Principal
                                  Accountant is relying................................

---------------
 *  Filed herewith.

(1) Registrant's Registration Statement on Form S-l (File No. 33-14784).

(2) Registrant's Definitive Information Statement dated April 10, 1997.

(3) Registrant's Annual Report on Form 10-K for the fiscal year ended June 27, 1989.

                    BAYOU INTERNATIONAL, LTD AND SUBSIDIARY

                       CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 1997 AND 1996
                      (WITH INDEPENDENT AUDITOR'S REPORT)

                                    CONTENTS

                                                              PAGE
                                                              ----
Report of Independent Auditor...............................   1
Consolidated Balance Sheets.................................   2
Consolidated Statements of Operations.......................   3
Consolidated Statements of Stockholders' Equity.............   4
Consolidated Statements of Cash Flows.......................   5
Notes to Consolidated Financial Statements..................  6-10

DAVID T. THOMSON P.C.                                CERTIFIED PUBLIC ACCOUNTANT

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of Bayou International, Ltd

     I have audited the accompanying consolidated balance sheets of Bayou International, Ltd (a Delaware corporation) and Subsidiary at June 30, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these consolidated financial statements based on my audits. I did not audit the financial statements of Solmecs Corporation, N.V., a subsidiary of Bayou International, Ltd., which statements reflect total assets of A$166,151, A$180,997 and A$286,065 as of June 30, 1997, 1996 and 1995,
respectively and total revenues of A$76,744, A$147,367 and A$82,175, respectively, for the years then ended. Those statements were audited by other auditors whose reports have been furnished to me, and my opinion, insofar as it relates to the amounts included for Solmecs Corporation, N.V., is based solely on the reports of the other auditors.

     I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits and the reports of other auditors provide a reasonable basis for my opinion.

     In my opinion, based on my audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bayou International, Ltd. And Subsidiary at June 30, 1997 and 1996 and the results of its operations and its cash flows for each of three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company and its subsidiary will continue as going concerns. As discussed in Note (8) to the consolidated financial statements, the Company and its subsidiary have suffered recurring losses from operations, have no net working capital and have stockholders' deficits. These factors raise substantial doubt as to the consolidated entities, ability to continue as going concerns. Management's plans in regard to these matters are discussed in Note (8). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Salt Lake City, Utah
September 12, 1997

    180 South 300 West, Suite 329, Salt Lake City, Utah 84101 (801) 328-3900

                    BAYOU INTERNATIONAL, LTD. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                             JUNE 30, 1997 AND 1996

                                                               AUSTRALIAN DOLLARS    CONVENIENCE
                                                               -------------------   TRANSLATION
                                                               A$000'S    A$000'S     US$000'S
                                                                 1996       1997        1997
                                                               --------   --------   -----------
ASSETS
  Current Assets:
     Cash...................................................        73         53           40
     Accounts Receivable, net...............................        53         63           47
     Investments............................................         3         --           --
                                                               -------    -------      -------
     Total Current Assets...................................       129        116           87
                                                               -------    -------      -------
  Other Assets:
     Property and Equipment, net............................        55         51           38
     Goodwill, net..........................................       533         --           --
                                                               -------    -------      -------
     Total Other Assets.....................................       588         51           38
                                                               -------    -------      -------
     Total Assets...........................................       717        167          125
                                                               =======    =======      =======
LIABILITIES AND STOCKHOLDERS' EQUITY
  Current Liabilities:
     Accounts Payable and Accrued Expenses..................       346        406          303
                                                               -------    -------      -------
     Total Current Liabilities..............................       346        406          303
     Long-Term Debt.........................................     2,252      3,267        2,437
                                                               -------    -------      -------
          Total Liabilities.................................     2,598      3,673        2,740
                                                               -------    -------      -------
  Stockholders' Equity (Deficit):
     Common stock: $0.20 par value 100,000,000 shares
       authorised, 46,941,789 shares issued and
       outstanding..........................................     9,388      9,388        7,003
     Additional Paid-in-Capital.............................    11,592     11,592        8,646
     Cumulative Translation Adjustments.....................       (70)      (435)        (324)
     Retained Deficits......................................   (22,791)   (24,051)     (17,940)
                                                               -------    -------      -------
     Total Stockholders' Deficit............................    (1,881)    (3,506)      (2,615)
                                                               -------    -------      -------
          Total Liabilities and Stockholder's Equity........       717        167          125
                                                               =======    =======      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                    BAYOU INTERNATIONAL, LTD. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995

                                                                                        CONVENIENCE
                                                                                        TRANSLATION
                                                          A$000'S   A$000'S   A$000'S    US$000'S
                                                           1995      1996      1997        1997
                                                          -------   -------   -------   -----------
Revenues
Sales..................................................       --        30        66          49
Other Income...........................................       82       117        11           8
                                                          ------    ------    ------      ------
                                                              82       147        77          57
                                                          ------    ------    ------      ------
Cost and expenses
Cost of sales..........................................       --        23        63          47
Interest Expense.......................................       67       185       259         193
Legal, Accounting Professional.........................      141        95        89          66
Depreciation & Amortisation............................       15        14        12           9
Amortisation of Goodwill...............................      532       533       533         398
Salaries & Wages.......................................      700       544       393         293
Administrative.........................................      156       153       212         158
Research and Development...............................      129        94        72          55
Travel and Accommodation...............................       21        57        34          25
                                                          ------    ------    ------      ------
                                                           1,761     1,698     1,667       1,244
                                                          ------    ------    ------      ------
Loss from Operations...................................   (1,679)   (1,551)   (1,590)     (1,187)
                                                          ------    ------    ------      ------
Unrealised Gain (Loss) on Investments..................       (1)        2        --          --
Gain (Loss) on Disposition of Assets...................      125         6        (2)         (1)
Foreign Currency Exchange Gain.........................      109      (546)      332         248
Bad Debt (Expense) Recovery............................       --        79        --          --
                                                          ------    ------    ------      ------
                                                             233      (459)      330         247
                                                          ------    ------    ------      ------
Loss before Income Tax.................................   (1,446)   (2,010)   (1,260)       (940)
Provision for Income Tax...............................       --        --        --          --
                                                          ------    ------    ------      ------
Net Loss...............................................   (1,446)   (2,010)   (1,260)       (940)
                                                          ======    ======    ======      ======
Earnings (Loss) per Common Equivalent Share............     (0.3)     (0.4)     (.03)       (.02)
                                                          ======    ======    ======      ======
Weighted Number of Common Equivalent Shares
  Outstanding..........................................   46,942    46,942    46,942      46,942
                                                          ======    ======    ======      ======

  The accompanying notes are an integral part of these consolidated financial statements.

                    BAYOU INTERNATIONAL, LTD AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             JUNE 30, 1997 AND 1996

                                                         COMMON      RETAINED     CUMULATIVE
                                          ADDITIONAL      STOCK       PAID-IN     TRANSLATION     EARNINGS
                                            SHARES       AMOUNT       CAPITAL     ADJUSTMENTS     (DEFICIT)
                                          -----------   ---------   -----------   -----------   -------------
                                              A$000'S     A$000'S       A$000'S       A$000'S         A$000'S
Balance June 30, 1994...................     46,942       9,388         11,592         (534)          (19,335)
Net Loss................................         --          --             --           --            (1,446)
Foreign Currency Translation............         --          --             --         (131)               --
                                          -----------   ---------   -----------    --------     -------------
Balance June 30, 1995...................     46,942       9,388         11,592         (665)          (20,781)
Net Loss................................         --          --             --           --            (2,010)
Foreign Currency Translation............         --          --             --          595                --
                                          -----------   ---------   -----------    --------     -------------
Balance June 30, June 1996..............     46,942       9,388         11,592          (70)          (22,791)
Net Loss................................         --          --             --           --            (1,260)
Foreign Currency Translation............         --          --             --         (365)               --
                                          -----------   ---------   -----------    --------     -------------
Balance June 30, 1997...................     46,942       9,388         11,592         (435)          (24,051)
                                          ===========   =========   ===========    ========     =============

  The accompanying notes are an integral part of these consolidated financial statements.

                    BAYOU INTERNATIONAL, LTD. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995

                                                                                        CONVENIENCE
                                                                                        TRANSLATION
                                                          A$000'S   A$000'S   A$000'S    US$000'S
                                                           1995      1996      1997        1997
                                                          -------   -------   -------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss................................................  (1,446)   (2,010)   (1,260)       (940)
Adjustments
Foreign Currency Translation............................    (131)      595      (365)       (272)
Depreciation & Amortisation.............................     547       547       545         407
(Gain) Loss on Disposal of Assets.......................      (9)       (6)        2           1
Unrealised Gain (Loss) on Investments...................      --        (2)       --          --
On Investments Recovery (Provision) for Bad debt........      --        79        --          --
Net Change In:
Accounts Receivable.....................................      60        33       (10)         (7)
A/P & Accrued Expenses..................................      62      (335)       60          45
                                                          ------    ------    ------      ------
Net Cash Provided by (Used in) Operating Activities.....    (917)   (1,099)   (1,028)       (766)
                                                          ------    ------    ------      ------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures....................................     (22)       (7)       (8)         (6)
Net Proceeds from Investments...........................     (35)       (2)        1           1
                                                          ------    ------    ------      ------
Net Cash Provided by (Used in) Investing Activities.....     (57)       (9)       (7)         (5)
                                                          ------    ------    ------      ------
CASH FLOWS FROM FINANCING ACTIVITIES
Reduction of Long Term Debt.............................      --        --
Net Borrowing under Credit Line Arrangements............      32       (73)       --          --
Borrowing From Affiliates...............................     780     1,183     1,015         757
New Borrowing...........................................      --        --        --          --
                                                          ------    ------    ------      ------
Net Cash Provided by (Used in) Financing Activities.....     812     1,110     1,015         757
                                                          ------    ------    ------      ------
Net Increase (Decrease) in Cash.........................    (162)        2       (20)        (14)
Cash at Beginning of Year...............................     233        71        73          54
                                                          ------    ------    ------      ------
Cash at End of Year.....................................      71        73        53          40
                                                          ======    ======    ======      ======
Supplemental Disclosures
Common Stock Issued in Lieu of Debt Repayment...........      --        --        --          --
Interest Paid (Net Capitalised).........................      --        15       256         191
Income Taxes Paid.......................................      --        --        --          --

  The accompanying notes are an integral part of these consolidated financial statements.

                    BAYOU INTERNATIONAL, LTD. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 1997 AND 1996

(1)  ORGANIZATION

     Bayou International, Ltd. ("Bayou") is incorporated in the State of Delware. The principal shareholder of Bayou is Edensor Nominees Proprietary Limited ("Edensor"), an Australian corporation. Edensor owned 42.7% of Bayou as of June 30, 1997.

     Bayou's subsidiary is Solmecs Corporation N.V. ("Solmecs"), which it acquired a controlling interest of on September 3, 1987 and 100% ownership on January 2, 1992.

     Bayou is primarily engaged in the research and development of high efficiency, low pollution or pollution-free products and technologies in the energy conversion and conversation fields through its 100%-owned subsidiary Solmecs. All revenue is from contracted services provided by Solmecs. Almost all of Bayou's operating expenses are of a general and administrative and research and development nature.

(2)  ACCOUNTING POLICIES

     The following is a summary of the significant accounting policies followed in connection with the preparation of the consolidated financial statements.

     (a) Consolidation

          The consolidated financial statements include the accounts of Bayou and the 100% interest it holds in Solmecs Corporation N.V.

          All significant intercompany transactions and balances have been eliminated in consolidation.

     (b) Revenue Recognition

          Research grants and contracts are recognised at the time granted and commercial sales through Bayou's subsidiary are recognised on an accrual basis.

     (c) Foreign Currency Translation

          The majority of Bayou's administrative operations are in Australia and as a result its accounts are maintained in Australian dollars. The income and expenses of its foreign operations are translated into Australian dollars at the average exchange rate prevailing during the period. Assets and liabilities of the foreign operations are translated into Australian dollars at the period-end exchange rate.

     (d) Financial Instruments

          The following methods and assumptions were used by Bayou to estimate the fair values of financial instruments as disclosed herein:

             (i) Cash and Equivalents -- The carrying amount approximates fair value because of the short period to maturity of the instruments.

             (ii) Investment Securities -- For both trading securities and available-for-sale securities, the carrying amounts approximate fair value which is based on quoted market prices.

             (iii) Long-term Debt -- The fair value of long-term debt is estimated based on interest rates for the same or similar debt offered to Bayou having the same or similar remaining maturities and collateral requirements.

                    BAYOU INTERNATIONAL, LTD. AND SUBSIDIARY

     (e) Investment Securities

          Management determines the appropriate classification of investment securities at the time they are acquired and evaluates the appropriateness of such classification at each balance sheet date. The classification of these securities and the related accounting policies are as follows:

             (i) Trading securities are held for resale in anticipation of short-term fluctuations in market prices. Trading securities consisting primarily of actively traded marketable equity securities are stated at fair value. Realised and unrealised gains and losses are included in income.

             (ii) Available-for-sale securities consist of marketable equity securities not classified as trading securities. Available-for-sale are stated at fair value and unrealised holding gains and losses net of the related deferred tax effect, are reported as a separate component of stockholders' equity.

             (iii) Dividends on marketable equity securities are recognised in income when declared. Realised gains and losses are included in income. Realised gains and losses are determined on the actual cost of the securities sold.

     (f) Cash and Cash Equivalents

          Bayou considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. For the periods presented there were no cash equivalents. There were no non-cash investing or financing activities.

     (g) Property and Equipment

          Property and equipment is stated at the lower of historical cost or market or in the case of acquisitions from related parties at the lower of historical cost to the related party or market. Depreciation is computed over a period covering the estimated useful life of the applicable property and equipment.

     (h) Income Tax

          Income taxes are provided on financial statement income. For the periods presented there was no taxable income. There are no deferred income taxes resulting from timing differences in reporting certain income and expense items for income tax and financial accounting purposes. Bayou at this time is not aware of any net operating losses which are expected to be realised.

     (i) Earnings (loss) per share

          Primary (loss) per share is computed based on the weighted average number of common shares and common share equivalents outstanding during the period.

     (j) Goodwill

          Goodwill principally from the acquisition of Solmecs in 1987 and 1992 represents the excess of cost over fair value of net assets acquired and is being amortised over ten years using the straight-line method.

     (k) Convenience Translation to US$

          The consolidated financial statements at June 30, 1997 have been translated into United States dollars using the rate of exchange of the United States dollar at June 30, 1997 (AUS $1.00 = US $.7459). The translation was made solely for the convenience of readers in the United States.

     (l) Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                    BAYOU INTERNATIONAL, LTD. AND SUBSIDIARY

     (m) Research and Development

          Research and development costs are charged to operations as incurred.

(3)  ACCOUNTS RECEIVABLE

     Accounts Receivable at June 30, 1996 and 1997 includes:

                                                                A$000'S    A$000'S
                                                                 1996       1997
                                                                -------    -------
Miscellaneous Receivables...................................       53         63
Less Allowance for Doubtful Account.........................       --         --
                                                                 ----       ----
Net.........................................................       53         63
                                                                 ====       ====

(4)  INVESTMENT SECURITIES

     The following is a summary of Investment Securities, 1996 and 1997:

                                                                A$000'S    A$000'S
                                                                 1996       1997
                                                                -------    -------
Trading Securities:
  Marketable Equity Securities, at cost.....................        1         --
  Gross Unrealised Gains....................................        2         --
  Gross Unrealised Losses...................................       --         --
                                                                 ----       ----
  Marketable Equity Securities, at fair value...............        3         --
                                                                 ====       ====

(5)  PROPERTY

     Property at June 30, 1996 and 1997 includes:

                                                                A$000'S    A$000'S
                                                                 1996       1997
                                                                -------    -------
Office Furniture & Equipment................................      170        185
Motor Vehicles..............................................       38         40
                                                                 ----       ----
                                                                  208        225
Less Accumulated Depreciation...............................     (153)      (174)
                                                                 ----       ----
                                                                   55         51
                                                                 ====       ====

                    BAYOU INTERNATIONAL, LTD. AND SUBSIDIARY

(6)  SHORT TERM AND LONG-TERM DEBT

     The following is a summary of Bayou's borrowing arrangements as of June 30, 1996 and 1997:

                                                                A$000'S    A$000'S
                                                                 1996       1997
                                                                -------    -------
LONG TERM
Loan from Affiliate of Solmecs. Loan is interest free and
  date of repayment not determined..........................       254        268
Loan from corporations affiliated with the President of
  Bayou. Interest accrues at the ANZ Banking Group Limited
  rate +1% for overdrafts over $100,000. Repayment of loan
  not required before June 30, 1998.........................     1,998      2,999
SHORT-TERM
Overdraft arrangement with balance Accruing interest........        --         --
Notes Payable -- Affiliates.................................        --         --
                                                                 -----      -----
Total.......................................................     2,252      3,267
                                                                 =====      =====

(7)  AFFILIATE TRANSACTIONS

     Bayou advances to and receives advances from various affiliates. All advances between consolidated affiliates are eliminated on consolidation. At June 30, 1997 Bayou had no outstanding advances to or from unconsolidated affiliated companies. $125,000, $68,000 and $14,000 of accounts payable for the years shown is due to an affiliated management company.

(8)  GOING CONCERN

     The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of Bayou and Solmecs as going concerns. However, both Bayou and Solmecs have sustained recurring losses. In addition, neither Bayou or Solmecs have any net working capital and both have retained stockholders' deficits, which raises substantial doubts as to their ability to continue as going concerns.

     Bayou anticipates that it will be able to defer repayment of certain of its short term loan commitments until it has sufficient liquidity to enable these loans to be repaid or other arrangements to be put in place.

     In addition Bayou has historically relied on loans and advances from corporations affiliated with the President of Bayou. Based on discussions with these affiliate companies, Bayou believes this source of funding will continue to be available.

     Other than the arrangements noted above, Bayou has not confirmed any other arrangement for ongoing funding. As a result Bayou may be required to raise funds by additional debt or equity offerings in order to meet its cash flow requirements during the forthcoming year.

(9)  COMMITMENTS

     Solmecs has entered into the following commitments:

        (a) B.G. Negev Technology and Application Ltd. (AP) and the Ben-Gurion University of the Negev -- The Research and Development Authority (RDA), jointly and severally (APRDA):

             In accordance with an agreement dated November 5, 1981, between Solmecs, Ben-Gurion University and APRDA, Solmecs' subsidiary is continuing research and development (R&D) projects which were previously carried out by APRDA on the campus of Ben-Gurion University. It

                    BAYOU INTERNATIONAL, LTD. AND SUBSIDIARY was further agreed that the University would enable the projects to continue on its campus in consideration for a fee for the use of the facilities. Solmecs owns the patents connected with these projects and agreed to pay royalties to APRDA at the rate of 1.75% on sales of products and at the rate of 11.5% on income from licensing fees.

             Solmecs also agreed to assume the obligations of APRDA to pay royalties to the Ministry of Energy on products developed from these R&D projects for its participation in the research and development cost of APRDA. As of June 30, 1997, this liability amounted to approximately US$308,000 (including linkage to the Consumer Price Index and interest at 4% per annum). Subsequent to the repayment of the liability, Solmecs is to pay royalties to the Ministry of Energy (ME) at a reduced rate.

             Through June 30, 1997, there were no sales or income on which royalties were payable to APRDA or the ME.

          (b) International Lead Zinc Research Organisation (ILZRO)

             In connection with a research contract with ILZRO, Solmecs' subsidiary agreed to pay ILZRO a fee for any lead used in future production by the subsidiary. The total fee commitment is limited to US$1,864,000. Through June 30, 1997, the subsidiary has not used any lead for which it is required to pay fees.

          (c) Chief Scientist of the Government of Israel

             For the period from 1981 to 1991, Solmecs' subsidiary received participation from the Chief Scientist of $2,274,420 towards the cost of a research and development project. In return, the subsidiary is required to pay royalties at the rate of 2% of sales of know-how or products derived from the project. Through June 30, 1997, no royalties were payable.

(10)  SUBSEQUENT EVENT

     In March 1997, Bayou commenced negotiations with SCNV Acquisition Corp ("SCNV") for the sale of Bayou's subsidiary Solmecs to SCNV. A letter of intent was signed on May 5, 1997 and agreements to effect the sale are in the process of being negotiated. It is intended that, as part of the sale of Solmecs, Bayou will acquire a 24% interest in SCNV.

     The sale of Solmecs is subject to the approval of shareholders of Bayou. Following the signing of formal contracts for the sale of Solmecs, Bayou will prepare and distribute an Information Memorandum for the purpose of seeking shareholder approval.

     In the event that the sale of Solmecs is consummated, of which there can be no assurance, Bayou intends to seek other business activities, which may be in the fields of energy conversion and conservation and/or other industries, including the mineral exploration industry. It is the policy of the Board of Directors of Bayou that it will not engage in any activities the scope and nature of which would subject the Company to the registration and reporting requirements of the Investment Company Act of 1940.

                                   EXHIBIT 21

                              LIST OF SUBSIDIARIES

1.  Solmecs Corporation N.V., a Netherlands Antilles Corporation
    (100% -- owned).

2. Solmecs (Israel) Ltd., an Israeli Corporation (100% owned through Solmecs Corporation N.V.)

3.  Heatex Ltd, an Israeli Corporation (85% owned through Solmecs (Israel) Ltd).

                                   LUBOSHITZ,
                                 KASIERER & CO

                                ARTHUR ANDERSEN

                      AUDITORS' REPORT TO THE SHAREHOLDERS
                                       OF
                            SOLMECS CORPORATION N.V.

     We have audited the accompanying balance sheets of SOLMECS CORPORATION N.V. (the "Company") of June 30, 1997 and 1996, and the related statements of operations, changes in shareholders' deficiency and cash flows for the year then ended. These financial statements are the responsibility of the Company's Board of Directors and management. Our responsibility is to express an opinion on these financial statements based on our audit.

     Except as discussed in the following paragraph, we conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether caused by an error in the financial statements or by an irregularity therein. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company's Board of Directors and management, as well as evaluating the overall financial presentation. We believe that our audit provides a fair basis for our opinion.

     As discussed in Note 11, a liability in the amount $200,000 was written off to income in a prior year. We were unable to obtain any documentary evidence supporting the writeoff or management's belief that the liability will not have to be repaid.

     As more fully discussed in Note 2, the Company prepares its financial statements in US dollars.

     In our opinion, except for the effects of such adjustments, if any, as might have been determined to be necessary had we been able to obtain evidence regarding the liability described above, the consolidated financial statements referred to above present fairly, in all material respects, the financial position as of June 30, 1997 and 1996, and the results of operations, changes in shareholders' deficiency and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

     We draw attention to the matter discussed in Note x. The Company has incurred substantial operating losses, and at June 30, 1997, the Company has an accumulated deficient of approximately $12.7 million and a shareholders' deficiency of approximately $5.1 million. The Company's ability to continue as a going concern is dependent on obtaining the financing necessary for its operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          Certified Public Accountants (Isr.)
Beer-Sheva, August 29, 1997

                                    ANNEX C

 BAYOU'S QUARTERLY REPORT ON FORM 10-Q FOR THE SIX MONTH PERIOD ENDED DECEMBER
                             31, 1997, AS AMENDED.

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                  FORM 10-Q/A
(MARK ONE)
[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

              FOR THE QUARTERLY PERIOD ENDED DECEMBER 31, 1997 OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

           FOR THE TRANSITION PERIOD FROM             TO

                         COMMISSION FILE NUMBER 0-16097

                           BAYOU INTERNATIONAL, LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                        DELAWARE                                                  98-0079697
             (STATE OR OTHER JURISDICTION OF                                     (IRS EMPLOYER
             INCORPORATION OR ORGANISATION)                                   IDENTIFICATION NO.)
    LEVEL 8, 580 ST. KILDA ROAD, MELBOURNE, VICTORIA                            3004 AUSTRALIA
        (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                                  (ZIP CODE)

                              011 (613) 9276-7888
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

                                                           NAME OF EACH EXCHANGE
             TITLE OF EACH CLASS                            ON WHICH REGISTERED
             -------------------                           ---------------------
                     N/A                                            N/A

          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
                     COMMON STOCK, PAR VALUE $.15 PER SHARE
                                (TITLE OF CLASS)

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements the past 90 days.
                              [X] Yes      [ ] No

               APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY
                  PROCEEDINGS DURING THE PRECEDING FIVE YEARS:

     Indicate by check mark whether the restraint has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court.
                              [ ] Yes      [ ] No

                     APPLICABLE ONLY TO CORPORATE ISSUERS:

     Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date. There were 46,941,789 outstanding shares on Common Stock, as of the latest practicable date. There were 46,941,789 outstanding shares of Common Stock as of December 31, 1997

================================================================================

                                     PART 1

                             FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

INTRODUCTION TO INTERIM FINANCIAL STATEMENTS

     The interim financial statements included here in have been prepared by Bayou International, Ltd. (the "Company") without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (The "Commission"). Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These interim financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended June 30, 1997.

     In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company as of December 31, 1997 and December 31, 1996, the results of its operations for the three and six month periods ended December 31, 1997 and December 31, 1996, and the changes in its cash flows for the six month periods ended December 31, 1997 and December 31, 1996, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the full year.

     UNLESS OTHERWISE INDICATED, ALL FINANCIAL INFORMATION PRESENTED IS IN AUSTRALIAN DOLLARS.

                    BAYOU INTERNATIONAL, LTD. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
           DECEMBER 31, 1997 AND JUNE 30, 1997 AND DECEMBER 31, 1996
                            (IN AUSTRALIAN DOLLARS)
                                (000'S OMITTED)
                                  (UNAUDITED)

                                                              DEC 31     JUNE 30      DEC 31
                                                               1997        1997        1996
                                                             --------    --------    --------
ASSETS
  Current Assets:
     Cash..................................................  $     68    $     53    $     48
     Accounts Receivable, net..............................        84          63          51
     Investments...........................................        --          --           3
                                                             --------    --------    --------
       Total Current Assets................................       152         116         102
                                                             --------    --------    --------
  Other Assets:
     Property and Equipment, net...........................       106          51          54
     Goodwill, net.........................................        --          --         266
                                                             --------    --------    --------
       Total Other Assets..................................       106          51         320
                                                             --------    --------    --------
          Total Assets.....................................  $    258    $    167    $    422
                                                             ========    ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Current Liabilities:
     Short Term Notes......................................  $    369    $     --    $     --
     Accounts Payable and Accrued Expenses.................       438         406         281
                                                             --------    --------    --------
       Total Current Liabilities...........................       807         406         281
  Long-Term Debt...........................................     3,602       3,267       2,730
                                                             --------    --------    --------
          Total Liabilities................................     4,409       3,673       3,011
  Stockholders' Equity (Deficit):
     Common Stock: $0.20 par value 100,000,000 shares
       authorized, 46,941,789 issued and outstanding.......     9,388       9,388       9,388
     Additional Paid-in-Capital............................    11,592      11,592      11,592
     Cumulative Translation Adjustments....................    (1,507)       (435)        (17)
     Retained Deficits.....................................   (23,624)    (24,051)    (23,582)
                                                             --------    --------    --------
       Total Stockholders' Deficit.........................    (4,151)     (3,506)     (2,589)
                                                             --------    --------    --------
          Total Liabilities and Stockholders' Equity.......  $    258    $    167    $    422
                                                             ========    ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    BAYOU INTERNATIONAL, LTD. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                THREE MONTHS ENDED DECEMBER 31 1997 AND 1996 AND
                  SIX MONTHS ENDED DECEMBER 31, 1997 AND 1996
                                (000'S OMITTED)
                            (IN AUSTRALIAN DOLLARS)
                                  (UNAUDITED)

                                                          THREE     THREE      SIX       SIX
                                                          MONTHS    MONTHS    MONTHS    MONTHS
                                                          ENDED     ENDED     ENDED     ENDED
                                                          DEC 31    DEC 31    DEC 31    DEC 31
                                                           1997      1996      1997      1996
                                                          ------    ------    ------    ------
Revenues:
  Other Income..........................................  $   39    $    7    $   45    $   12
                                                          ------    ------    ------    ------
                                                              39         7        45        12
Costs and Expenses:
  Management Fee........................................      --        --        --        --
  Interest Expense......................................      73        64       142       124
  Legal, Accounting & Professional......................      18        23        66        45
  Depreciation & Amortization...........................       3         3         6         6
  Amortization of Goodwill..............................      --       134        --       267
  Administrative........................................     197        71       344       113
  Research & Development................................      54        76        74       164
                                                          ------    ------    ------    ------
                                                             345       371       632       719
                                                          ------    ------    ------    ------
Loss from Operations....................................    (306)     (364)     (587)     (707)
  Gain (Loss) on Disposition of Assets..................      --        --         1        --
  Foreign Currency Exchange Gain (Loss).................     762       (23)    1,013       (54)
                                                          ------    ------    ------    ------
                                                             762       (23)    1,014       (54)
                                                          ------    ------    ------    ------
Income (Loss) before Income Tax.........................     456      (387)      427      (761)
     Provision for Income Tax...........................      --        --        --        --
                                                          ------    ------    ------    ------
Net Income (Loss).......................................     456      (387)      427      (761)
                                                          ======    ======    ======    ======
Earnings Per Common Equivalent Share....................  $  .01    $ (.01)   $  .01    $ (.02)
                                                          ======    ======    ======    ======
Weighted Number of Common Equivalent Shares
  Outstanding...........................................  46,942    46,942    46,942    46,942
                                                          ======    ======    ======    ======

  The accompanying notes are an integral part of these consolidated financial statements.

                    BAYOU INTERNATIONAL, LTD. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
           DECEMBER 31, 1997 AND JUNE 30, 1997 AND DECEMBER 31, 1996
                            (IN AUSTRALIAN DOLLARS)
                                (000'S OMITTED)
                                  (UNAUDITED)

                                        COMMON STOCK                          CUMULATIVE
                                      ----------------        PAID-IN-        TRANSLATION    RETAINED
                                      SHARES    AMOUNT    CAPITAL(DEFICIT)    ADJUSTMENT     EARNINGS
                                      ------    ------    ----------------    -----------    --------
Balance June 30, 1995...............  46,942    $9,388        $11,592           $  (665)     $(20,781)
  Net Income six months ending
     12-31-95.......................      --        --             --                --          (897)
  Foreign Currency Translation......      --        --             --               274            --
                                      ------    ------        -------           -------      --------
Balance December 31, 1995...........  46,942     9,388         11,592              (391)      (21,678)
  Net Income six months ending
     6-30-96........................      --        --             --                          (1,113)
  Foreign Currency Translation......      --        --             --               321            --
                                      ------    ------        -------           -------      --------
Balance June 30, 1996...............  46,942     9,388         11,592               (70)      (22,791)
  Net Income six months ending 12-
     31-96..........................      --        --             --                --          (761)
  Foreign Currency Translation......      --        --             --                53            --
                                      ------    ------        -------           -------      --------
Balance December 31, 1996...........  46,942     9,388         11,592               (17)      (23,552)
  Net Income six months ending
     6-30-97........................      --        --             --                --          (499)
  Foreign Currency Translation......      --        --             --              (418)           --
                                      ------    ------        -------           -------      --------
Balance June 30, 1997...............  46,942     9,388         11,592              (435)      (24,051)
  Net Income six months ending 12-
     31-96..........................      --        --             --                --           427
  Foreign Currency Translation......      --        --             --            (1,072)           --
                                      ------    ------        -------           -------      --------
Balance December 31, 1997...........  46,942    $9,388        $11,592           $(1,507)     $(23,624)
                                      ======    ======        =======           =======      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    BAYOU INTERNATIONAL, LTD. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  SIX MONTHS ENDED DECEMBER 31, 1997 AND 1996
                          AND YEAR ENDED JUNE 30, 1997
                            (IN AUSTRALIAN DOLLARS)
                                (000'S OMITTED)
                                  (UNAUDITED)

                                                              3 MONTHS      YEAR      3 MONTHS
                                                               ENDED       ENDED       ENDED
                                                               DEC 31     JUNE 30      DEC 31
                                                                1997        1997        1996
                                                              --------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income (Loss).........................................  $   427     $(1,260)     $(761)
  Adjustments:
     Foreign Currency Translation...........................   (1,072)       (365)        53
     Depreciation and Amortization..........................        6         545        273
     (Gain) Loss on Disposition of Assets...................       --           2         --
     Diminution of Value....................................       --          --         --
     Change Net of Effects of Subsidiary Acquisitions:
       Accounts Receivable..................................      (21)        (10)         2
       A/P and Accrued Liabilities..........................       32          60        (65)
                                                              -------     -------      -----
     Net Cash Provided (Used) by Operating Activities.......     (628)     (1,028)      (498)
                                                              -------     -------      -----
CASH FLOW FROM INVESTING ACTIVITIES:
  Capital Expenditures, Net.................................      (61)         (8)        (5)
  Net Proceeds from Investments.............................       --          (1)        --
                                                              -------     -------      -----
     Net Cash Provided (Used) in Investing Activities.......      (61)         (7)        (5)
                                                              -------     -------      -----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net Borrowing under Credit Line Arrangements..............       --          --         --
  Net Borrowing from Affiliates.............................      299       1,015        478
  Net Borrowings............................................      405          --         --
                                                              -------     -------      -----
     Net Cash Provided by Financing Activities..............      704       1,015        478
                                                              -------     -------      -----
Net Increase (Decrease) in Cash.............................       15         (20)       (25)
Cash at Beginning of Year...................................       53          73         73
                                                              -------     -------      -----
Cash at End of Year.........................................  $    68     $    53      $  48
                                                              =======     =======      =====
Supplemental Disclosures:
  Common Stock Issued in Lieu of Debt Repayment.............  $    --     $    --      $  --
  Interest Paid (Net Capitalized)...........................  $   142     $   256      $  --
  Income Tax Paid...........................................  $    --     $    --      $  --

  The accompanying notes are an integral part of these consolidated financial statements.

                    BAYOU INTERNATIONAL, LTD. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             DECEMBER 31, 1997, JUNE 30, 1997 AND DECEMBER 31, 1996

(1)  ORGANIZATION

     Bayou International, Ltd. (Bayou) is incorporated in the State of Delaware. The principal shareholder of Bayou is Edensor Nominees Proprietary Limited (Edensor), an Australian corporation. Edensor owned 42.7% of Bayou as of December 31, 1997.

     Bayou's subsidiary is Solmecs Corporation N.V. (Solmecs), which it acquired controlling interest of, on September 3, 1987 and complete ownership on January 2, 1992.

     Bayou is primarily engaged in the research and development of high efficiency, low pollution or pollution-free products and technologies in the energy conversion and conservation fields through its 100%-owned subsidiary, Solmecs. All revenue is from contracted services provided by Solmecs. Almost all of Bayou's operating expenses are for general and administrative and research and development cost.

(2)  ACCOUNTS RECEIVABLE

     Accounts Receivable at December 31, 1997, June 30, 1997 and December 31, 1996 includes:

                                                               (IN AUSTRALIAN DOLLARS)
                                                                   (000'S OMITTED)
                                                            -----------------------------
                                                            DEC 31    JUNE 30     DEC 31
                                                             1997      1997        1996
                                                            ------    -------    --------
Miscellaneous Receivables.................................   $84        $63        $51
  Less Allowance for Doubtful Account.....................    --         --         --
                                                             ---        ---        ---
     Net..................................................   $84        $63        $51
                                                             ===        ===        ===

(3)  INVESTMENT SECURITIES

     The following is a summary of Investment Securities at December 31, 1997, June 30, 1997 and December 31, 1996:

                                                               (IN AUSTRALIAN DOLLARS)
                                                                   (000'S OMITTED)
                                                             ---------------------------
                                                             DEC 31    JUNE 30    DEC 31
                                                              1997      1997       1996
                                                             ------    -------    ------
Trading Securities:
  Marketable Equity Securities, at cost....................    $--       $--        $1
  Gross Unrealized Gains...................................    --        --          2
  Gross Unrealized Losses..................................    --        --         --
                                                               --        --         --
  Marketable Equity Securities, at fair value..............    $--       $--        $3
                                                               ==        ==         ==

                    BAYOU INTERNATIONAL, LTD. AND SUBSIDIARY

(4)  PROPERTY

     Property at December 31, 1997, June 30, 1997 and December 31, 1996 includes:

                                                              (IN AUSTRALIAN DOLLARS)
                                                                  (000'S OMITTED)
                                                            ---------------------------
                                                            DEC 31    JUNE 30    DEC 31
                                                             1997      1997       1996
                                                            ------    -------    ------
Office Furniture & Equipment..............................  $ 266      $ 185     $ 173
Motor Vehicles............................................     45         40        38
                                                            -----      -----     -----
                                                              311        225       211
Less Accumulated Depreciation.............................   (205)      (174)     (157)
                                                            -----      -----     -----
                                                            $ 106      $  51     $  54
                                                            =====      =====     =====

(5)  SHORT TERM AND LONG TERM DEBT

     The following is a summary of Bayou's borrowing arrangements as of December 31, 1997, June 30, 1997 and December 31, 1996.

                                                             (IN AUSTRALIAN DOLLARS)
                                                                 (000'S OMITTED)
                                                           ---------------------------
                                                           DEC 31    JUNE 30    DEC 31
                                                            1997      1997       1996
                                                           ------    -------    ------
LONG-TERM
Loan from Affiliate of Solmecs. Loan is interest free and
  has no fixed maturity date.............................     308       268        252
Loan from corporations affiliated with the President of
  Bayou. Interest accrues at the ANZ Banking Group
  Limited rate +1% for overdrafts over $100,000.
  Repayment of loan not required before June 30, 1998....   3,294     2,999      2,478
                                                           ------    ------     ------
  Total Long-Term........................................   3,602     3,267      2,730
                                                           ------    ------     ------
SHORT-TERM
Overdraft arrangement with balance accruing interest.....      --        --         --
Notes Payable -- Affiliates..............................     369        --         --
                                                           ------    ------     ------
  Total Short-Term.......................................     369        --         --
                                                           ------    ------     ------
          Total..........................................  $3,971    $3,267     $2,730
                                                           ======    ======     ======

(6)  AFFILIATE TRANSACTIONS

     Bayou advances to and receives advances from various affiliates. All advances between consolidated affiliates are eliminated on consolidation. At December 31, 1997, Bayou had no outstanding advances to or from unconsolidated affiliated companies. $175,000, $125,000 and $69,000 of accounts payable for the years shown is due to an affiliated management company.

(7)  GOING CONCERN

     The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of Bayou and Solmecs as going concerns. However, both Bayou and Solmecs have sustained recurring losses. In addition, neither Bayou or Solmecs have any net working capital and both have retained stockholders' deficits, which raises substantial doubts as to their ability to continue as going concerns.

                    BAYOU INTERNATIONAL, LTD. AND SUBSIDIARY

     Bayou anticipates that it will be able to defer repayment of certain of its short term loan commitments until it has sufficient liquidity to enable these loans to be repaid or other arrangements to be put in place.

     In addition Bayou has historically relied on loans and advances from corporations affiliated with the President of Bayou. Based on discussions with these affiliate companies, Bayou believes this source of funding will continue to be available.

     Other than the arrangements noted above, Bayou has not confirmed any other arrangements for ongoing funding. As a result Bayou may be required to raise funds by additional debt or equity offerings in order to meet its cash flow requirements during the forthcoming year.

(8)  COMMITMENTS

     Solmecs has entered into the following commitments:

        (a) B.G. Negev Technology and Application Ltd. (AP) and the Ben Gurion University of the Negev -- The Research and Development Authority (RDA), jointly and severally (APRDA):

             In accordance with an agreement dated November 5, 1981, between Solmecs, Ben-Gurion University and APRDA, Solmecs' subsidiary is continuing research and development (R&D) projects which were previously carried out by APRDA on the campus of Ben-Gurion University. It was further agreed that the University would enable the projects to continue on its campus in consideration for a fee for the use of the facilities.

             Solmecs owns the patents connected with these projects and agreed to pay royalties to APRDA at the rate of 1.75% on sales of products and at the rate of 11.5% on income from licensing fees.

             Solmecs also agreed to assume the obligations of APRDA to pay royalties to the Ministry of Energy on products developed from these R&D projects for its participation in the research and development cost of APRDA. As of December 31, 1997, this liability amounted to approximately $308,000 (including linkage to the Consumer Price Index and interest at 4% per annum). Subsequent to the repayment of the liability, Solmecs is to pay royalties to the Ministry of Energy (ME) at a reduced rate.

             Through December 31, 1997, there were no sales or income on which royalties were payable to APRDA or the ME.

          (b) International Lead Zinc Research Organization (ILZRO)

             In connection with a research contract with ILZRO, Solmecs' subsidiary agreed to pay ILZRO a fee for any lead used in future production by the subsidiary. The total fee commitment is limited to US$1,864,000. Through December 31, 1997, the subsidiary has not used any lead for which it is required to pay fees.

          (c) Chief Scientist of the Government of Israel

             For the period from 1981 to 1991, Solmecs' subsidiary received participation from the Chief Scientist of $2,274,420 towards the cost of a research and development project. In return, the subsidiary is required to pay royalties at the rate of 2% of sales of know-how or products derived from the project. Through December 31, 1997, no royalties were payable.

(9)  SUBSEQUENT EVENTS

     In March 1997, Bayou commenced negotiations with SCNV Acquisition Corp ("SCNV") for the sale of Bayou's subsidiary Solmecs to SCNV. A letter of intent was signed on May 5, 1997 and agreements to effect

                    BAYOU INTERNATIONAL, LTD. AND SUBSIDIARY the sale are in the process of being negotiated. It is intended that, as part of the sale of Solmecs, Bayou will acquire a 24% interest in SCNV.

     The sale of Solmecs is subject to the approval of shareholders of Bayou. Following the signing of formal contracts for the sale of Solmecs, Bayou will prepare and distribute an Information Memorandum for the purpose of seeking shareholder approval. In the event that the sale of Solmecs is consummated, of which there can be no assurance, the Company intends to seek other business activities for the Company, which may be in the fields of energy conversion and conservation and/or other industries, including the mineral exploration industry. It is the policy of the Board of Directors of the Company that the Company will not engage in any activities the scope and nature of which would subject the Company to the registration and reporting requirements of the Investment Company Act of 1940.

     In the event that the sale of Solmecs is consummated, of which there can be no assurance, Bayou intends to seek other business activities, which may be in the fields of energy conversion and conservation and/or other industries, including the mineral exploration industry. It is the policy of the Board of Directors of Bayou that it will not engage in any activities the scope and nature of which would subject the Company to the registration and reporting requirements of the Investment Company Act of 1940.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FUND COSTS CONVERSION

     The consolidated statements of income and other financial and operating data contained elsewhere here in and the consolidated balance sheets and financial results have been reflected in Australian dollars unless otherwise stated.

     The following table shows the average rate of exchange of the Australian dollar as compared to the US dollar during the periods indicated:

        6 months ended December 31, 1996 A$1.00 = U.S.$.7940

        6 months ended December 31, 1997 A$1.00 = U.S.$.6503

RESULTS OF OPERATION

  SIX MONTHS ENDED DECEMBER 31, 1997 VS. SIX MONTHS ENDED DECEMBER 31 1996.

     Net revenue from commercial activities amounted to A$45,000 for the six months ended December 31, 1997 compared to A$12,000 for the six months ended December 31, 1996. The major reason for the change was income from the Dead Seas Project during the six months ended December 31, 1997.

     Costs and expenses decreased from A$719,000 in the six months ended December 31, 1996 to A$632,000 in the six months ended December 31, 1997. The decrease is a net result of:

          a) an increase in interest expense from A$124,000 for the six months ended December 31, 1996 to A$142,000 for the six months ended December 31, 1997 as a result of the increase in long term debt of the Company.

          b) the increase in legal accounting and professional expense from A$45,000 for the six months ended December 31, 1996 to A$66,000 for the six months ended December 31, 1997 due to costs involved with the proposed disposal of Solmecs Corporation N.V.

          c) the increase in administrative costs including salaries from A$113,000 in the six months ended December 31, 1996 to A$344,000 in the six months ended December 31, 1997 due to the reorganisation of the operations whereby the administration of Solmecs (Israel) Ltd was moved from Ben-Gurion University to Omer Industrial Park to provide greater accommodation for research and development and administration together with associated costs.

          d) the decrease in research & development from A$164,000 in the six months ended December 31, 1996 to A$74,000 in the six months ended December 31, 1997 due to a reallocation of certain costs to administration.

          e) the decrease in amortisation of goodwill from A$267,000 for the six months ended December 31, 1996 to A$nil for the six months ended December 31, 1997 as a result of goodwill associated with the acquisition of Solmecs in 1987 being fully amortised.

     As a result of the foregoing, the loss from operations decreased from A$707,000 for the six months ended December 31, 1996 to A$587,000 for the six months ended December 31, 1997.

     The Company realised a foreign exchange gain of A$1,013,000 for the six months ended December 31, 1997 compared to a foreign currency exchange loss of A$54,000 for the six months ended December 31, 1996 caused by the movement in the Australian dollar versus the U.S. dollar. All of the Company's loan accounts are denominated in U.S. dollars.

     Net income was A$427,000 for the six months ended December 31, 1997 compared to a net loss of A$761,000 for the six months ended December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

     As of December 31, 1997 the Company had short term obligations of A$807,000 comprising accounts payable and accrued expenses and owed an amount of A$3,294,000 to Chevas Pty Ltd of which the President and the Chief Executive Officer of the Company Mr. J I Gutnick is a Director. A company associated with the party who are negotiating the purchase of Solmecs has provided loan funds to Solmecs amounting to A$308,000. These funds are interest free.

     The Company anticipates that it will be able to defer repayment of certain of its short term loan commitments until it has sufficient liquidity to enable these loans to be repaid which there can be no assurance. In addition the Company has historically relied upon loans and advances from affiliates to meet a significant portion of the Company's cash flow requirements which the Company believes based on discussions with such affiliates will continue to be available during fiscal 1998 and 1999.

     The Company will still be required to fund Solmecs in order to complete the development of the next stage of the LMMHD project together with other projects that Solmecs is developing. As noted above a company associated with the party who are negotiating the purchase of Solmecs have provided loan funds to Solmecs to enable operation to continue. However, there can be no assurance that this party will continue to provide these funds.

     Other than the arrangements above the Company has not confirmed any further arrangements for ongoing funding. As a result the Company may be required to raise funds from additional debt or equity offerings and/or increase the revenues from operations in order to meet its cash flow requirements during the forthcoming year.

CAUTIONARY SAFE HARBOR STATEMENT UNDER THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     Certain information contained in this Form 10-Q is forward looking information within the meaning of the Private Securities Litigation Act of 1995 (the "Act") which became law in December 1995. In order to obtain the benefits of the "safe harbor" provisions of the act for any such forwarding looking statements, the Company wishes to caution investors and prospective investors about significant factors which among others have affected the Company's actual results and are in the future likely to affect the Company's actual results and cause them to differ materially from those expressed in any such forward looking statements. This Form 10-Q report contains forward looking statements relating to future financial results. Actual results may differ as a result of factors over which the Company has no control including the strength of the domestic and foreign economies, slower than anticipated completion of research and development projects and movements in the foreign exchange rate. Additional information which could affect the Company's financial results is included in the Company's Form 10-K on file with the Securities and Exchange Commission.

                                    PART II

Item 1.  Legal

         Not Applicable

Item 6.  Exhibits and Reports on Form 8-K

         The Company did not file any Report on Form 8-K during the six months ended December 31, 1997.

Item 5.  Other Information

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereinto duly authorised.

                                          BAYOU INTERNATIONAL, LTD.

                                          By:
                                            ------------------------------------
                                            Joseph I. Gutnick
                                            Chairman of the Board, President and
                                            Chief Executive Officer
                                            (Principal Executive Officer)

                                          By:
                                            ------------------------------------
                                            Peter Lee
                                            Peter Lee, Director, Assistant
                                              Secretary and
                                            Chief Financial Officer
                                            (Principal Financial Officer)

Dated: May 7, 1998

[ARTICLE] 5
LEGEND

THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE REPORT ON FORM 10-Q OF BAYOU INTERNATIONAL, LTD FOR THE QUARTER ENDED DECEMBER 31, 1997 AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH REPORT.

[MULTIPLIER] 1,000
[CURRENCY] AUSTRALIAN DOLLARS

[PERIOD-TYPE]                   3-MOS
[FISCAL-YEAR-END]                          JUN-30-1998
[PERIOD-END]                               DEC-31-1997
[EXCHANGE-RATE]                                  .6503
[CASH]                                              68
[SECURITIES]                                         0
[RECEIVABLES]                                       84
[ALLOWANCES]                                         0
[INVENTORY]                                          0
[CURRENT-ASSETS]                                   152
[PP&E]                                             106
[DEPRECIATION]                                       0
[TOTAL-ASSETS]                                     258
[CURRENT-LIABILITIES]                              807
[BONDS]                                          3,602
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                          0
[COMMON]                                         9,388
[OTHER-SE]                                    (13,539)
[TOTAL-LIABILITY-AND-EQUITY]                       258
[SALES]                                              0
[TOTAL-REVENUES]                                    39
[CGS]                                                0
[TOTAL-COSTS]                                        0
[OTHER-EXPENSES]                                   345
[LOSS-PROVISION]                                     0
[INTEREST-EXPENSE]                                   0
[INCOME-PRETAX]                                    456
[INCOME-TAX]                                         0
[INCOME-CONTINUING]                                456
[DISCONTINUED]                                       0
[EXTRAORDINARY]                                      0
[CHANGES]                                            0
[NET-INCOME]                                       456
[EPS-PRIMARY]                                      .01
[EPS-DILUTED]                                      .01

                                                                         ANNEX D

     The following information has been derived, without independent investigation, from Amendment No. 1 to the SCNV Registration Statement on Form SB-2 (SEC File No. 333-43955).

     References herein to the "Company" are to SCNV Acquisition Corp.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of December 31, 1997, (i) on an actual basis, (ii) on a pro forma basis, giving effect to (a) the acquisition by the Company of Solmecs in consideration of the issuance of Bayou of 499,701 shares of Common Stock, accounted for as a purchase, (b) the write-off of acquired research and development in process of $3,313,027, (c) the forgiveness by Bayou of a loan to Solmecs, of which $5,078,293 was outstanding as of December 31, 1997, and (d) the return of Bayou's shares held by Solmecs, and (iii) as adjusted to give effect to the sale of 1,041,044 Units offered hereby and the anticipated application of the estimated net proceeds therefrom.

                                                                    DECEMBER 31, 1997
                                                        -----------------------------------------
                                                        ACTUAL     PRO FORMA(1)    AS ADJUSTED(2)
                                                        -------    ------------    --------------
Short Term Debt.......................................  $60,108    $    300,108     $        --
                                                        =======    ============     ===========
Long term debt........................................       --    $    200,000     $   200,000
                                                        -------    ------------     -----------
Stockholders' equity (deficiency):
  Common stock, $.01 par value, 10,000,000 authorized,
  541,343 outstanding, 1,041,044 pro forma(1),
  2,082,088 as adjusted(2)............................    5,413          10,410          20,820
  Additional paid-in-capital..........................    2,179       2,870,462       7,567,455
  Accumulated deficit.................................       --      (3,313,027)     (3,413,027)
Total stockholders' equity (deficiency)...............    7,592        (432,155)      4,175,248
                                                        -------    ------------     -----------
Total capitalization..................................  $ 7,592    $   (232,155)    $ 4,375,248
                                                        =======    ============     ===========

---------------
(1) Does not include (i) 1,041,044 shares of Common Stock reserved for issuance upon exercise of the Warrants; (ii) an aggregate of 208,208 shares of Common Stock reserved for issuance upon exercise of the Underwriter's Unit Purchase Option and the warrants included therein; and (iii) 200,000 shares of Common Stock reserved for issuance upon exercise of options available for future grant under the Plan. See "Management -- 1997 Stock Option Plan," and "Underwriting."

(2) Gives effect to the sale of the 1,041,044 Units offered hereby and the application of the estimated net proceeds therefrom, including the repayment of indebtedness in the amount of $240,000 and the payment costs of the Acquisition in the amount of $100,000.

                            SELECTED FINANCIAL DATA

     The balance sheet data as of June 30, 1997, has been derived from the Financial Statements included elsewhere herein which have been audited by Arthur Andersen LLP, independent public accountants. The balance sheet data as of December 31, 1997, is derived from the unaudited financial statements of the Company, which are also included elsewhere herein. The unaudited financial information reflects all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair statement of the financial data for such period. The Pro Forma Financial information should be read in conjunction with the unaudited Pro Forma Financial Statements of the Company and Solmecs, the Financial Statements of Solmecs for the year ended June 30, 1996 and 1997, that have been audited by Luboshitz Kasierer & Co. (member firm of Arthur Andersen), and the unaudited Financial Statements of Solmecs for the six months ended December 31, 1996 and 1997. These financial statements, including the notes thereto, appear elsewhere in this Prospectus. In management's opinion, all material adjustments necessary to reflect the effects of the Acquisition have been made in the Pro Forma Financial Statements. The unaudited Pro Forma consolidated statements of operations are not necessarily indicative of what the actual results of operations of the Company would have been assuming the Acquisition had been completed as of July 1, 1995, July 1, 1996 and July 1, 1997, respectively, nor is it necessarily indicative of the results of operations for future periods. The results of the Pro Forma operations for the six months ended December 31, 1996 and 1997, are not necessarily indicative of results to be expected for any future period. The following selected financial data are qualified by the more detailed Financial Statements included elsewhere in this Prospectus and should be read in conjunction with such Financial Statements and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Prospectus.

                                                                             PRO FORMA(1)
                                                   PRO FORMA(1)            SIX MONTHS ENDED
                                               YEAR ENDED JUNE 30,           DECEMBER 31,
                                              ----------------------    ----------------------
                                                1996         1997         1996         1997
                                              ---------    ---------    ---------    ---------
STATEMENTS OF OPERATION DATA:
Revenues....................................  $  75,057    $  57,276    $  42,911    $  35,715
Research and Development Costs..............    347,318      276,259      130,128      123,641
Cost of services performed by
  subcontractors............................         --           --           --       26,056
Cost of Merchandise Purchased...............     17,420       48,638       34,920        3,585
Marketing, General & Administrative
  Expenses..................................    493,614      383,219      169,823      207,640
Operating Loss..............................   (783,295)    (650,840)    (291,960)    (325,207)
Net Loss....................................   (688,629)    (661,324)    (296,120)    (315,501)
Net Loss Per Share..........................  $    (.66)   $    (.64)   $    (.28)   $    (.30)
Weighted average number of shares
  outstanding...............................  1,041,044    1,041,044    1,041,044    1,041,044

                                                              JUNE 30, 1997    DECEMBER 31, 1997
                                                              -------------    -----------------
BALANCE SHEET DATA:
Total Assets................................................     $25,000           $246,200
Working Capital.............................................      25,000              7,592
Current Liabilities.........................................          --            238,608
Long-Term Liabilities.......................................      17,408                 --
Stockholders' Equity........................................       7,592              7,592

---------------
(1) The unaudited Pro Forma financial statement of operations information reflects the combined financial position and results of the Company and Solmecs as if the Acquisition had been effective as of December 31, 1997, July 1, 1995, July 1, 1996 and July 1, 1997, respectively, without giving effect to the Offering. Such pro forma information gives effect to (i) the acquisition by the Company, upon consummation of this Offering, of Solmecs in consideration of the issuance to Bayou of 499,701 shares of Common Stock accounted for as a purchase; (ii) the R&D Write-Off of acquired research and development in process of $3,313,027; (iii) the Loan Forgiveness by Bayou of a loan to Solmecs, of which $5,078,293 was outstanding as of December 31, 1997; (iv) the Bayou Share Return; and (v) the payment of $170,000, and $120,000 for fiscal years 1996 and 1997, respectively, to officers in connection with employment agreements. See Pro Forma Financial Information.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company was organized to select, develop and commercially exploit proprietary technologies, in various stages of development, invented primarily by scientists who have recently immigrated to Israel from, and by scientists and institutions in, Russia and other countries that formerly comprised the Soviet Union. In furtherance of this goal, the Company will acquire Solmecs N.V., a Netherlands Antilles company, the operations of which are located in Israel, which owns certain technologies developed by such scientists in the past and actively seeks to identify such technologies for exploitation. The technologies of Solmecs and technologies identified by Solmecs for exploitation are in various stages of development and include technologies that have begun to be commercialized as well as technologies that the Company believes are ready for commercialization in the near future. The Company itself was organized in May 1997 and, since its inception, the Company has been engaged principally in organizational activities, including developing a business plan, and negotiating an agreement relating to the Acquisition.

     The Company expects to manufacture and market certain technologies which have been identified by Solmecs and shown to be commercially viable, such as hot water tank display control systems, photo-voltaic cells and plasma chemically treated extra smooth rubber gaskets. The Company further intends to offer its engineering services to industry and research institutions in the fields of LMMHD power technology and liquid metal engineering. To date, Solmecs has not generated significant revenues and the Company does not expect to generate any meaningful revenues for the foreseeable future and until such time, if ever, as it successfully commercializes one or more of Solmecs' existing or future technologies or sells proprietary rights relating to one or more of Solmecs' existing or future technologies. Although the LMMHD power technology has been in development since the late 1970's, it has not yet reached commercialization. In order to achieve commercialization of such technology, the Company will be required to build a commercial scale demonstration plant, which will require a significant capital expenditure. The Company intends to commence building such a plant within the next few years, provided that it will be able to obtain the necessary funds for such project. Solmecs has incurred significant losses since its inception, resulting in an accumulated deficit of $12,698,377 at December 31, 1997 and losses are continuing through the date of this Prospectus. The rate of loss is expected to increase after the Acquisition as the Company's activities increase and losses are expected to continue for the foreseeable future and until such time, if ever, as the Company is able to achieve sufficient levels of revenue from the commercial exploitation of its technologies to support its operations. The Company's independent public accountants have included an explanatory paragraph in their report on the Company's financial statements stating that the fact that the Company is dependent upon its ability to raise resources to finance its operations raises substantial doubt about the Company's ability to continue as a going concern. In addition, Solmecs' independent public accountants have included an explanatory paragraph in their report on Solmecs' financial statements stating that certain factors create a substantial doubt about Solmecs' ability to continue as a going concern.

     The Company intends to implement a four-step process with respect to the development of proprietary technologies which it has identified for exploitation. Initially the Company, through its scientific, engineering and administrative personnel, will seek to identify and analyze a number of proposed advanced technologies with potential commercial viability. The Company will then assess the costs of further research and development (including the building and testing of prototypes, if indicated), seek to obtain intellectual property rights in viable technologies, develop a business plan detailing the exploitation of such technologies from the research and development phase through product commercialization, develop and, in some instances, implement financing strategies to further such business plan, and suggest and, in some cases, assemble a team of scientists and engineers most suitable for implementation of such business plan. Upon completion of the business development plan for each project, the Company may seek to manufacture and market the project itself, enter into strategic alliances for such commercialization, or sell or license the proprietary information and know-how to third parties in consideration of technology transfer or license fees.

     Completion of the research, development and commercialization of the Company's technologies or any potential application of such technologies will require significant additional effort, resources and time, including funding substantially greater than the proceeds of this offering and otherwise currently available to the Company. Such research and development efforts remain subject to all of the risks associated with the development of new products based on emerging and innovative technologies, including, without limitation, unanticipated technical or other problems and the possible insufficiency of the funds allocated to complete such development, which could result in delay of research or development or substantial change or abandonment of research and development activities.

RESULTS OF OPERATIONS OF SOLMECS

SIX MONTHS ENDED DECEMBER 31, 1997 COMPARED WITH SIX MONTHS ENDED DECEMBER 31, 1996

     Total Revenues. Total revenues decreased by $7,196 or 17% to $35,715 for the six months ended December 31, 1997, from $42,911 for the six months ended December 31, 1996. The decrease is mainly attributable to a decrease in sales of photovoltaic cells and panels due to the slow-down in growth of the Israeli economy which caused a decrease in investments in the area of alternative energy methods. The decrease in sales of photovoltaic cells and panels was partly offset by income generated from the "Dead Sea Works" project.

     Research and Development Costs. Research and development costs decreased by $6,487 or 5% to $123,641 for the six months ended December 31, 1997, from $130,128 for the six months ended December 31, 1996. The decrease is attributable to the decrease in salaries and related expenses resulting from a shift of personnel from research and development positions to general, administrative and marketing positions as well as an increase in research and development performed by third party subcontractors, the expense of which is included under cost of contract services performed by subcontractors.

     Cost of Merchandise Purchased. Cost of merchandise purchased decreased by $31,335, or 90%, to $3,585 for the six months ended December 31, 1997, from $34,920 for the six months ended December 31, 1996. This decrease was primarily attributable to the aforesaid decrease in sales.

     Marketing, General and Administrative Expenses. Marketing, general and administrative expenses increased by $37,817 or 34%, to $147,640 for the six months ended December 31, 1997, from $109,823 for the six months ended December 31, 1996. This increase was primarily attributable to an increase in (i) marketing expenses related to the initial commercialization of Solmecs' products, (ii) fees associated with the leasing of new facilities in Omer Industrial Park, and (iii) an increase in salaries and related expenses resulting from a shift of personnel from research and development positions to general, administrative and marketing positions.

     Operating Loss. Operating loss increased by $33,247, or 14%, to $265,207 for the six months ended December 31, 1997 from $231,960 for the six months ended December 31, 1996. The increase in operating loss was primarily attributable to an increase in marketing, general and administrative expense as set forth above.

     Financing Income (Expenses), Net. Financing income was $9,706 for the six months ended December 31, 1997, as compared to financing expenses of $4,160 for the six months ended December 31, 1996, primarily due to fluctuations in the exchange rate between the U.S. Dollar and the New Israeli Shekel.

     Net Loss. As a result of the foregoing, net loss increased by $19,381, or 8%, to $255,501 for the six months ended December 31, 1997, from $236,120 for the six months ended December 31, 1996.

FISCAL YEAR ENDED JUNE 30, 1997 COMPARED WITH FISCAL YEAR ENDED JUNE 30, 1996.

     Total Revenues. Total revenues decreased by $17,781 or 24% to $57,276 for the fiscal year ended June 30, 1997, from $75,057 for the fiscal year ended June 30, 1996. The decrease was attributable to no revenues generated from the International Lead Zinc Research Organization, Inc. project in fiscal 1997 as compared to $52,075 for fiscal 1996, which was partially offset by an increase in sales of photovoltaic cells to $51,841 in 1997 from $22,982 in 1996.

     Research and Development Costs. Research and development costs decreased by $71,059 or 20%, to $276,259 for the fiscal year ended June 30, 1997, from $347,318 for the fiscal year ended June 30, 1996. The decrease in research and development costs was primarily attributable to a reduction in salaries and related expenses and a reduction in consulting fees resulting from the internal reorganization of the Company.

     Cost of Merchandise Purchased. Cost of merchandise purchased increased by $31,218, or 179%, to $48,638 for the fiscal year ended June 30, 1997, from $17,420 for the fiscal year ended June 30, 1996. This increase was primarily attributable to the increase in sales of photovoltaic cells.

     Marketing, General and Administrative Expenses. Marketing, general and administrative expenses decreased by $60,395, or 19%, to $263,219 for the fiscal year ended June 30, 1997, from $323,614 for the fiscal year ended June 30, 1996. This decrease was primarily attributable to a decrease in salaries and consulting fees resulting from increased efficiencies, the move of the Company's offices from Jerusalem to Beer-Sheva and from termination of certain consulting arrangements.

     Operating Loss. Operating loss decreased by $82,455, or 13%, to $530,840 for the fiscal year ended June 30, 1997 from $613,295 for the fiscal year ended June 30, 1996. The decrease in operating loss was primarily attributable to a decrease in general and administrative expenses and research and development costs.

     Financing Income (Expenses), Net. Financing expenses were $10,484 for the fiscal year ended June 30, 1997, as compared to financing income of $29,931 for the fiscal year ended June 30, 1996 primarily due to interest received in connection with the recovery of bad debt during the earlier period.

     Net Loss. As a result of the foregoing and due to other income (principally the recovery of bad debt from a related party in the amount of $60,000 during the earlier period), net loss increased by $22,695, or 4%, to $541,324 for the fiscal year ended June 30, 1997, from $518,629 for the fiscal year ended June 30, 1996.

LIQUIDITY AND CAPITAL RESOURCES

     As of December 31, 1997, Solmecs had a working capital deficit of $291,084, a stockholders' deficiency of $5,518,040 and an accumulated deficit of $12,698,377. The aforesaid stockholders' deficiency was chiefly due to indebtedness of Solmecs to its parent company, Bayou, in the amount of $5,078,293, which indebtedness will be forgiven prior to the consummation of the Acquisition.

     During the period from inception through December 31, 1997, Batei Sefer Limlacha, a principal stockholder of the Company, loaned to the Company $60,108 for working capital purposes and agreed that such loan and any additional loans which may be made by Batei Sefer Limlacha to the Company shall be due and payable on the earlier of December 31, 1998 or the consummation of certain types of transactions, including this offering, that such loans will be unsecured and will not bear interest unless an event of default occurs.

     During the period from September through December 1997, Batei Sefer Limlacha loaned to Solmecs $240,000 for working capital purposes and agreed with Solmecs that such loan and any additional loans to be made by Batei Sefer Limlacha to Solmecs shall be due and payable on earlier of June 30, 1998 or the consummation of certain types of transactions, including the Acquisition which will occur simultaneously with the consummation of this offering, and that such loans will be unsecured and will bear interest at the rate of 8% per annum.

     No assurance can be given that Batei Sefer Limlacha will make any additional loans to the Company or Solmecs and it is not obligated to do so.

     The Company's capital requirements will be significant. The Company is dependent upon the proceeds of this offering to finance the operations of the Company, including the costs of market research and marketing activities, continued research and development efforts, establishing manufacturing capabilities and the acquisition of intellectual property rights. The Company anticipates, based on management's internal forecasts and assumptions relating to its operations (including assumptions regarding the timing and progress of the Company's technologies), that the net proceeds of this offering will be sufficient to satisfy the Company's contemplated cash requirements for at least 12 months following the consummation of this offering. In the event that the Company's plans change, its assumptions change or prove inaccurate, or if the proceeds of this offering prove to be insufficient to fund operations, the Company could be required to seek additional financing. Based on the results of preliminary assessment activity to be performed on several potential projects identified or to be identified by the Company, the Company intends to engage in research and development of two such projects in the first year and four projects in the second year (which may include an additional years work on all or both of the projects from the first year) and believes that a number of such projects will enter the commercialization stage during such two-year period. Completion of the research, development and commercialization of the Company's technologies or any potential application of such technologies will require significant additional effort, resources and time including funding substantially greater than the proceeds of this offering and otherwise currently available to the Company. Moreover, the proceeds received in this offering may be insufficient to satisfy the scheduled projects, requiring the Company to seek additional financing. The Company has no current arrangements with respect to, or sources of, additional financing, and it is not anticipated that existing shareholders will provide any portion of the Company's future financing requirements. There can be no assurance that additional financing will be available to the Company when needed, on commercially reasonable terms, or at all. See "Risk Factors."

NEW ACCOUNTING PRONOUNCEMENTS

     In 1997, the Financial Accounting Standards Board issued SFAS 128, "Earnings per Share." This statement establishes standards for computing and presenting earnings per share ("EPS"), replacing the presentation of currently required Primary EPS with a presentation of Basic EPS. For entities with complex capital structures, the statement requires the dual presentation of both Basic EPS an Diluted EPS on the face of the statement of operations. Under this new standard, Basic EPS is computed based on the weighted average number of share actually outstanding during the year. Diluted EPS includes the effect of potential dilution from the exercise of outstanding dilutive stock options and warrants into common stock using the treasury stock method. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997 and earlier application is not permitted. The adoption of this statement did not have a material effect on its financial position or results of operations.

                                    BUSINESS

GENERAL

     The Company was organized to select, develop and commercially exploit proprietary technologies, in various stages of development, invented primarily by scientists who have recently immigrated to Israel from, and by scientists and institutes in, Russia and other countries that formerly comprised the Soviet Union. In furtherance of this goal, the Company will acquire Solmecs N.V., a Netherlands Antilles company the operations of which are located in Israel, which owns certain technologies developed by such scientists in the past and actively seeks to identify such technologies for exploitation. The technologies of Solmecs and technologies identified by Solmecs for exploitation are in various stages of development and include technologies that have begun to be commercialized as well as technologies that the Company believes are ready for commercialization in the near future.

     The Company intends to implement a four-step process with respect to the development of proprietary technologies which it has identified for exploitation. Initially the Company, through its scientific, engineering and administrative personnel, will seek to identify and analyze a number of proposed advanced technologies with potential commercial viability. The Company will then assess the costs of further research and development (including the building and testing of prototypes, if required) and seek to obtain intellectual property rights in viable technologies. Upon the establishment of the commercial viability of certain technologies, the Company will develop a business plan detailing the exploitation of such technologies from the research and development phase through product commercialization, develop and, in some instances, implement financing strategies to further such business plan, and suggest and, in some cases, assemble a team of scientists and engineers most suitable for implementation of such business plan. Upon completion of the business development plan for each project, the Company may seek to manufacture (directly or through contractors) and market (directly or through distributors) the project itself, enter into strategic alliances for such commercialization, or sell or license the proprietary information and know-how to a third party in consideration of technology transfer or license fees. To a lesser extent, the Company may seek to develop technologies invented by scientists from other countries.

     Upon the consummation of this offering, the Company will complete the Acquisition, pursuant to which all of the stock of Solmecs, currently a wholly-owned subsidiary of Bayou International, Ltd., a public company the Common Stock of which is traded in the over-the-counter market, will be acquired by the Company. As a result of such acquisition, the Company will acquire all of the assets of Solmecs, subject to all of Solmecs' liabilities. Thereupon, the Company will change its name to Solmecs Corp. The current management of Bayou has not participated in the organization of the Company and is not expected to play any role in the management of the Company following the completion of this offering. Solmecs was organized in 1980 to engage in the research, development and commercialization of high efficiency, low pollution products in the energy conversion and conservation fields. Solmecs currently seeks to select, acquire and commercially exploit proprietary technologies, primarily invented by scientists in the former Soviet Union. From 1980 until the mid-1990's Solmecs was primarily engaged in the development of Liquid Metal Magnetohydrodynamics ("LMMHD") energy conversion technology, a process developed approximately 20 years ago by Professor Herman Branover, a Soviet emigre to Israel who is the President and a director of the Company.

     The expertise and know-how in MHD phenomena accumulated by Solmecs in the development of LMMHD power technology will be applied to the development of new industrial processes. For example, Solmecs, in cooperation with a scientist in Russia, has identified a potential use of MHD phenomena in the growth of mono-crystals, which are among the critical components of the electronic chip industry. The Company believes that the use of constant and alternate magnetic fields for influencing the process of mono-crystal growth will result in larger, higher quality (i.e. fewer dislocations) crystals. It is believed that this will substantially increase the commercial value of such mono-crystals. The Company intends to apply this method initially to mono-crystals of silicon and subsequently to mono-crystals of gallium-arsenide and cadmium-telluride, which will compete with and may gradually replace silicon chips (chips based on mono-crystals of silicon) in the computer and electronics industries.

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

     The Company also intends to (i) manufacture and market solar/electrical hot-water tank control/display systems developed and tested by Solmecs; (ii) market Russian-manufactured photo-voltaic cells for use in the conversion of solar energy; and (iii) market plasma-chemically treated extra smooth rubber gaskets developed and currently produced by a company in the former Soviet Union for the aviation industry. Solmecs is currently in the process of marketing such photo-voltaic cells and the Company believes that marketing activities with respect to the solar/electric hot-water tank control/display system and the plasma-chemically treated extra smooth rubber gaskets, both of which are at or near the commercialization stage, could begin immediately after the Acquisition. Two recent surveys performed for Solmecs demonstrate the commercial viability of the hot-water tank control/display system in the French and Israeli markets, respectively. In addition, the Company has identified approximately a dozen projects in the viability testing stage, including those involving Solmecs technologies and those not involving such technologies, in which the Company may invest. These projects include new types of centrifugal pumps with provisions for substantial savings of energy; new methods of prediction of dispersion of contaminants in the atmosphere; and extraction of carbon-dioxide from combustion gases. In addition, Solmecs currently sells its consulting and development services to industry and research institutions in the fields of LMMHD technology and liquid metal engineering. Such services are currently being provided by Solmecs to the Israeli Dead Sea Works Industry (LMMHD technology for magnesium handling). The Company has recently been approached by the Nuclear Center of United Europe ("CERN"), located in Geneva, Switzerland to provide its expertise in molten lead energy conversion in the development of a safe nuclear power plant which will generate power from the burning of nuclear waste. The Company and CERN are currently in discussions relating to such services and have not arrived at any understanding to date.

BACKGROUND

     The Company believes that the recent mass immigration to Israel of highly trained and experienced scientists and engineers, when combined with Western technology, infrastructure and commercial skill, will provide an opportunity for the Company to exploit innovative technologies and products. Between 1989 and 1996, approximately 60,000 engineers and 11,000 scientists immigrated to Israel from the former Soviet Union. These immigrants are highly skilled specialists with unique expertise in a number of technological fields, particularly in mechanical, electrical and chemical engineering, energy sources and energy conversion, metallurgy, material sciences and others. Many of them are authors of numerous inventions and novel advanced technologies. Although the mass immigration began more than seven years ago and is continuing, the Company believes that the Israeli government has not developed a database which contains an organized listing of the professional skills, experience and intellectual property possessed by each of the immigrants. To the Company's knowledge, there have only been a few private initiatives which sought to develop such a database, including the Public Center for Immigrant Employment (the "Public Center") a center established by certain principals of the Company and others located in Beer-Sheva, Israel in 1991. A partial database developed by the Public Center reflected that approximately 70% of the Soviet immigrant job applicants seeking the Public Center services held undergraduate or graduate science degrees and approximately 20% of such applicants held doctoral degrees. Only 10% of the applicants did not graduate from a university. By contrast, of the employment opportunities the Public Center had identified, 62% of such opportunities were suited for non-academic applicants. The Company believes that the disparity between the types of employment opportunities and applicants shows that the current Israeli economy cannot effectively absorb the number of scientists and engineers that have immigrated.

     The Company believes that Israeli absorption authorities have not been able to deal with professional analysis, initial development and market evaluations of the patents or patentable ideas which have been brought to Israel by the immigrants. However, the Company believes that the current immigration of leading scientists and technologists has created new opportunities which should not be overlooked. Linking Russian know-how with Western technology and Israeli enterprise and creativity provides a special opportunity to introduce innovative products and technologies into Western markets.

     Moreover, these immigrants appear to have a significant number of ideas for patentable inventions. Of the 1,500 immigrants which have sought the Public Center's services, 140 have authored inventions, of which many have been patented in the former Soviet Union. The Company believes that the foregoing provides support for its plan of operations.

     The Company believes that Russian scientists have developed advanced inventions and techniques in certain areas of research, including metallurgy, coating and thin film technology, semiconductors, environmental technologies (such as water purification and desalination), and energy technologies (including conversion and conservation), as well as use of renewable energies (such as photo-voltaics, which involves the direct conversion of solar energy into electricity).

     The Company is aware of potential difficulties in exploiting these technologies. These difficulties are the result of differences between Russian and Western cultures, approaches, and working styles, communications problems and the relatively limited capacity of Israeli industry. However, the Company believes that these difficulties can be overcome. The Company intends to employ Israel/Western specialists to analyze the scientific and commercial viability of technologies proposed by immigrant scientists and engineers that are developed or partially developed by the industries in the former Soviet Union at which such scientists were employed, and perform the business development functions set forth below. A contributing factor to the Company's business development functions will be the significant experience that certain administrative and scientific/technical personnel have in working with immigrant scientists from the former Soviet Union.

STRATEGY

     The Company's strategy is to identify and exploit innovative technologies which represent advances over existing products or technologies. The Company plans to implement its strategy through a four-step process:

     - Identify potential business opportunities. The Company's personnel, including Professor Branover, consist of scientific and engineering experts with numerous relationships with scientists who have recently immigrated from the former Soviet Union, as well as with scientists, universities, research institutes and industries in the former Soviet Union. The Company intends to utilize such relationships in order to form a database of proposals of advanced technologies and inventions from which viable projects will be selected for acquisition and development. The Company intends to hire financial experts with such relationships after the consummation of this offering. The Company will, where appropriate, seek to obtain intellectual property rights to the technologies and inventions that it identifies for development.

     - Assess project scientific and commercial viability. The Company, through the use of specialized scientific and marketing experts, will conduct tests on proposals compiled in the Company's database, including market analysis and assessment of the cost and time required for research, development and commercialization. The Company may also construct prototypes in order to test technical feasibility.

     - Create a business plan. Projects that demonstrate market and technical feasibility will be developed into business and commercialization plans ready for implementation. The plans created by the Company will recommend scientific, financial and marketing personnel suited for each project and will present a complete timeline, budget and description of project implementation from the research and development phase through end-user marketing. In addition, where appropriate, the Company intends to apply for patents or copyrights and will seek to obtain other proprietary protection for the technologies.

     - Commercialize technologies. Upon completion of the business plan, the Company will achieve the manufacture and marketing of the technologies in one of a number ways, including: the Company may develop, manufacture and market the technology in house, as it intends to do with certain applications of the LMMHD technology and other technologies acquired in the Acquisition; the Company may choose to enter into strategic alliances with companies with substantially greater capital and expertise in the development, manufacture and marketing of certain products or technologies; and the Company may sell or license the technologies and proprietary rights to third parties in consideration of a technology transfer or license fees.

TECHNOLOGIES CURRENTLY DEVELOPED BY SOLMECS

     Upon the consummation of this offering, the Company will complete the Acquisition, pursuant to which all of the stock of Solmecs will be acquired by the Company. Solmecs was organized in 1980 to engage in the research, development and commercialization of high efficiency, low pollution products in the energy conversion and conservation fields. Solmecs currently seeks to select, acquire and commercially exploit proprietary technologies, primarily invented by scientists in the former Soviet Union. From 1980 until the mid-1990's, Solmecs was primarily engaged in the development of LMMHD energy conversion, a process developed by Professor Branover. The LMMHD energy conversion technology which is currently being utilized in a developmental stage power plant facility, generates electric power (and, in most cases, steam) by utilizing a non-conventional process in which an electro-conducting fluid (such as molten lead) is forced through a magnetic field. The Company believes that power generation facilities utilizing LMMHD energy conversion technology will have a lower installed capital cost and higher efficiency than conventional steam turbo-generator plants, resulting in lower electricity costs and reduced pollutive effects. Although the LMMHD power technology has been in development since the late 1970's it has not yet reached commercialization. In order to achieve commercialization of such technology, the Company will be required to build a commercial scale demonstration plant, which will involve a significant capital expenditure. The Company intends to commence building such a plant within the next few years, provided that it will be able to obtain the necessary funds for such project. The Company believes that the further development and commercialization of LMMHD energy conversion technology is consistent with its intent to develop advanced technologies featuring competitive advantages over existing products.

     The Company intends to concentrate initially on the further development and/or commercialization of a number of technologies, including certain technologies to be acquired by the Company in the Acquisition, certain technologies that are applications of MHD phenomena, as well as certain other technologies.

     The Company's initial plans include development of the following technologies:

     - Monocrystals. Solmecs, in cooperation with a scientist in Russia, has identified a potential use of MHD phenomena in the growth of monocrystals of gallium-arsenide and cadmium-telluride. The method of production of these monocrystals lead to monocrystals of large size with fewer imperfections and thus greater yield of usable material than standard methods. This process is still in the development stage and it has not yet been the subject of a patent application. The process is owned by the aforesaid scientist who currently resides in Russia and certain executives of the Company have a close relationship with him. The Company believes that it can enter into an agreement with the scientist that would be advantageous to the Company, but no assurances can be given in that regard. The Company believes that this process will not be ready for industrial application for at least two years. The major potential application of these monocrystals is as a replacement for silicon in electronic chips used in all types of electronics, including computers. The Company estimates that the current size of the market for gallium-arsenide monocrystals is approximately 15 billion dollars per year worldwide.

     - Hot water tank control and display system. Solmecs has developed a gauge and display to indicate the amount of hot water in a hot water tank, which is especially useful for solar and electrical hot water tanks. This new system provides the user with accurate information on the amount of hot water left for use in the domestic hot water tank and allows the user to remotely control the operation of the water heating system, whether it uses electricity or solar power. The device displays the necessary information such as the number of standard showers available in the tank and the user is able to fix the desired number of showers he wants to keep in the system at time intervals he chooses. Thus, the device will help to avoid unnecessary waste of energy and will allow a comfortable use of the water heating system. The Company estimates that the hot water tank display and control system will provide approximately 40% savings of electrical energy. This technology is currently ready for manufacture. Solmecs is currently in the process of selecting a partner for a joint venture.

       In a market survey performed on behalf of Solmecs by independent consultants in France, manufacturers of hot water tanks (electrical and solar) that are potential customers for the control and display system responded favorably. In a market survey performed on behalf of Solmecs by independent consultants in Israel, consumers that are potential end-user customers responded favorably.

       Solmecs has manufactured two prototypes of the control/display system through a subcontracting arrangement with an Israeli firm and has entered into discussions with two European based hot water tank manufacturers for possible insertion of the control/display system into next generation boiler and hot water tank systems.

     - Advanced Double-sided photo-voltaic cells. Solmecs has identified a technology developed by Russian scientists working in the space and military industries of the former Soviet Union that provides for reliable solar panels that are more efficient than those currently available in the market. These panels involve double-sided photovoltaic cells, allowing more surface area to receive the reflection of solar energy, including solar energy that is reflected back from the ground, and result in approximately 30% more power. The unit also involves less space and fewer panels than currently available technology. The Company will be required to negotiate a license to allow it to produce these photo-voltaic cells in Israel. No assurance can be given that the Company will be able to enter into any such arrangement.

       The Company has entered into an arrangement with a Russian manufacturer pursuant to which the Company acts as the exclusive distributor of such manufacturer's photovoltaic cells in Israel. This arrangement is scheduled to continue through the end of 1998 at which time the parties will renegotiate the terms of the arrangement.

     - Rubber gaskets treatment. Solmecs is involved in the commercialization of a method of surface treatment of rubber that results in smoother rubber for use in gaskets for sophisticated machinery, especially in aircraft. The rubber treatment process involves plasma-chemical modification methods. The method was developed and the product is produced by a company in the former Soviet Union. The Company and such company are currently engaged in discussions towards an agreement pursuant to which the Company would create the production capability for the product in Israel an would improve on the technology. No assurances can be given that any understanding will be reached on favorable terms or at all.

       At present, the Company ships products directly to the Russian company for surface treatment.

LMMHD ENERGY CONVERSION TECHNOLOGY

     Solmecs is currently involved in further advancement and perfection of LMMHD energy conversion technology. This technology is distinctive from conventional energy producing steam turbo-generator technology in which steam, produced in a boiler, propels a turbine which in turn forces the rotation of an electrical generator. Although the LMMHD process also employs the use of steam, in LMMHD power technology the steam is used to accelerate a stream of molten metal across a magnetic field which leads to the generation of electricity. This process does not require the use of moving or rotating mechanical machinery but utilizes an assembly of hermetically sealed pipes in which the energy conversion process occurs. The Company believes the process and technology to be reliable and require only a marginal amount of maintenance, and anticipates commercially developed systems to have a long life span.

     According to the Company's calculations which were confirmed by a study performed on behalf of Solmecs by an independent consultant, the developmental cogeneration power plant facility, which utilizes LMMHD power technology, had installed costs of $1,339 per KW as compared to an average of $1,850 per KW in comparable conventional steam turbo generator facilities (a difference of 28%), as well as higher electricity efficiency of approximately 17.4% as compared to an average of 15.8% for comparable steam turbo generator facilities (a difference of 9%) which results in lower installed costs as well as greater efficiency.

     Solmecs has constructed and completed several pilot plants utilizing the LMMHD energy conversion technology and has developed an engineering design and a universal computer code for the calculation, design and optimization for each specific application of the LMMHD energy conversion system. The Company intends to further engage in the improvement of the LMMHD system.

     Although the LMMHD power technology has been in development since the late 1970's it has not yet reached commercialization. In order to achieve commercialization of such technology, the Company will be required to build a commercial scale demonstration plant, which will involve a significant capital expenditure. The Company intends to commence building such a plant within the next few years, provided that it will be able to obtain the necessary funds for such project.

FUTURE TECHNOLOGIES AND PRODUCTS

     The Company has identified various Solmecs and non-Solmecs technologies, some of which involve LMMHD technology, for potential acquisition and development in the future:

     - Carbon dioxide extraction. Ever increasing amounts of fossil fuel burned in electrical power stations and combustion engines result in a permanent increase in the amounts of carbon dioxide accumulated in the atmosphere. This process is aggravated by the systematic destruction of the earth's biosphere, through, as an example, the reduction of the rain forests which absorb carbon dioxide. High concentrations of carbon dioxide make the atmosphere less "transparent" for heat irradiated by the earth into outer space, leading to global warming with all its adverse effects.

       Solmecs established a professional relationship with a team of scientists in Russia who are developing an efficient and economically attractive method for extraction of carbon dioxide from combustion gases. Solmecs has performed a preliminary feasibility study for a Norwegian company that has expressed interest in a possible joint venture to further develop this technology. The Company believes that the construction of a semi-industrial scale demonstration plant can commence within the next few months. A portion of the proceeds of this offering has been allocated for acquisition of rights associated with this technology.

     - Novel centrifugal pumps. Centrifugal pumps currently widely used in the chemical and other industries are inefficient in that they are designed for a particular flow rate and can be adjusted to provide for a lower flow only through closing valves. This wastes large amounts of energy. Solmecs has identified a centrifugal pump developed by others that solves this problem, allowing adjustment to needed flow rates. The Company will seek to obtain certain intellectual property rights in connection with the centrifugal pump development and a portion of the proceeds of this offering has been allocated for that purpose.

     - Forecasting of atmosphere contaminants dispersion. The Solmecs LMMHD know-how can be used to determine which areas have greater potential for atmosphere contamination. This technology has applications in the power plant industry as well as other industries which burn large quantities of fossil fuels.

     - Boiler efficiency enhancement. It has been demonstrated by ex-Soviet engineers that by treating the air used for combustion of fuels in boilers with high voltage electric fields, the oxygen molecules present in the air will be split into single atoms, making the combustion much more complete, resulting in the generation of more heat. In addition, fewer poisonous compounds are exhausted into the atmosphere. The process has been tested with a number of industrial boilers and shown to be effective; improving the efficiency of the boilers by approximately 10 to 15%.

     - Fertilizer treatment. Manure is recognized as the best fertilizer and is widely used in agriculture. However, manure contains numerous kinds of infectious bacteria that present a serious threat to public health. A method was invented and developed by Russian engineers in which the manure is moved through a generator of high frequency electromagnetic fields. This not only destroys the harmful bacteria, but also accelerates the processes leading to maturation of the manure and its conversion into a fertilizer. Medical and agricultural tests performed on this process have indicated that the process is scientifically viable. Solmecs is currently involved in the assessment of this technology to determine commercial viability.

     - Reduction of Carbon Dioxide Emissions. A process has been developed by Russian scientists to reduce the levels of carbon dioxide emitted from the combustion of natural gas, such as methane, in power stations. Known as "pyrolysis," the process involves a natural gas thermal decomposition whereby carbon is extracted from methane prior to the combustion process. The oxygen component of the methane is released and the resulting natural gas fuel is pure hydrogen which can be used for electrical or mechanical power production without hazardous pollution of the environment. The extracted carbon is captured in solid form (crystals and powder) which is efficiently stored and may be utilized in production processes such as rubber production and metallurgy. The Company may allocate a portion of the proceeds of this offering for construction of a demonstration plant on an intermediate semi-industrial scale.

     - Vortex Microconditioner Air Cooler. Conventional air cooling/refrigerating devices involve a refrigeration cycle with freon vapor compression which can be costly as well as ecologically unsound. The Company has established a relationship with a group of Russian researchers who have improved, to a near operative level, an air cooling technology in which a turbulent fluid is rotated around an axis at a high rate of speed through the use of compressed air, simulating the vortex of a tornado. The flow is spontaneously thermally separated into two air streams, one hot and one cold. The principle allows for the development of a smaller, lightweight device with no moving parts and which is environmentally friendly (no freon), for application in industrial and high-technology settings. The Company may allocate a portion of the proceeds of this offering to acquire the technology and to further the development of a commercially viable product.

     - Luminescent Flat Multicolored Light Emitting Polymers. The Company has identified a Russian company that is in the late stages of development of a new technology of multicolored light emitting polymers (LEP) which could replace conventional liquid crystal displays (LCD) currently utilized in most computers, phones and other consumer electronic equipment. The LEP technology could enable the development of a new generation of display systems with greater flexibility for size and location which would be extremely thin, have high visibility without backlighting and permit attractive images from all viewing angles without color filtration.

     There can be no assurance that the Company will be able to obtain the necessary rights to exploit the foregoing technologies.

CONSULTING SERVICES

     The Company anticipates entering into agreements to provide consulting and development services to industry and research institutions in the fields of LMMHD technology and liquid metal engineering. For example, in response to a purchase order from the Israeli Dead Sea Works Industry ("Dead Sea Works"), Solmecs recently developed a pumping system based on a conductive MHD pump for use in magnesium handling. The system is currently installed at Dead Sea Works as a demonstration system and is operated and supported by Solmecs. The system is currently in early stages of operation tests. In the event this system proves to be effective, the Company expects to provide additional systems to Dead Sea Works and to use the current system as a demonstration site for marketing the system to other companies. The Company has recently been approached by CERN to provide its expertise in molten lead energy conversion in connection with the development by CERN of a safe nuclear power plant which will generate power from the burning of nuclear waste. The Company and CERN are currently in discussions relating to such services and have not arrived at any understanding to date. Disposal of nuclear waste produced by nuclear power stations is regarded as one of the most acute concerns of the energy industry. The method developed by CERN employs a process by which nuclear waste is destroyed, thereby avoiding the necessity of disposal, and electricity is generated. The CERN system entails a flux of accelerated protons hitting a molten lead target and causing neutron emission directed on rods made from highly radioactive nuclear waste. Ultimately, the generated thermal energy is absorbed by the molten lead and converted to electricity. Solmecs has suggested that the hot lead be directed into an LMMHD electricity generating device of the type developed by Solmecs.

INTELLECTUAL PROPERTY

     Solmecs currently owns six patents which cover most of the developed countries in connection with its development of LMMHD technology. Five of the patents are registered in the name of Solmecs and one patent is registered in the name of Ben Gurion University which was assigned to Solmecs. Solmecs has been granted patents for its MHD Applications (homogenous flow) in the United States, Israel, Italy, Great Britain, Germany, France, Canada, Japan and Australia and for its Solar MHD in the United States.

     Pursuant to an agreement dated November 5, 1981, between Solmecs, Ben-Gurion University and B.G. Negev Technology and Applications Ltd. ("BGU"), Solmecs is conducting research and development projects on the campus of Ben-Gurion University in consideration for a fee for the use of the facilities. Solmecs owns the patents connected with these projects and agreed to pay royalties to BGU at the rate of 1.725% on sales of products and at the rate of 11.5% on income from licensing fees. Solmecs also agreed to assume the obligation of BGU to pay royalties to the Ministry of National Infrastructure of the State of Israel on products developed from these research and development projects for its participation in the research and development costs of BGU. The royalties are to be paid at the rate of 1% on sales of products and at the rate of 5% on income from licensing fees. As of December 31, 1997, this liability amounted to approximately $325,000 (including linkage to the Consumer Price Index and interest at 4% per annum). Subsequent to the repayment of the liability, Solmecs is required to pay royalties to the Ministry of National Infrastructure at a reduced rate of .3% on sales of products and at the rate of 2% on income from licensing fees. To date, there were no sales or income on which royalties were payable to BGU or the Ministry of National Infrastructure.

     In March 1991, Solmecs entered into an agreement with International Lead Zinc Research Organization, Inc. ("ILZRO") pursuant to which ILZRO funded certain research of Solmecs and Solmecs agreed to pay a fee to ILZRO with respect to any lead used in future production by Solmecs, up to a maximum of $1,864,000. As of the date of this Prospectus, Solmecs has not used any lead with respect to which it is required to pay such fee.

     From 1981 to 1991, Solmecs received from the Office of the Chief Scientist of the Ministry of Industry and Commerce of the Government of Israel (the "OCS"), $2,274,420 in grants towards the cost of a research and development project relating to LMMHD energy conversion technology. Under the terms of Israeli Government participation, a royalty of 2% to 3% of the net sales of, or licensing revenues from, products developed from a project funded by the OCS must be paid, beginning with commencement of sales of products developed with grant funds and ending when 100% to 150% of the grant is repaid. The terms of Israeli Government participation also require that the manufacturing of products developed with Government grants be performed in Israel, unless a special approval has been granted. Such approval, if given, is generally made subject to an increase in the maximum amount of royalties that must be repaid. Separate Israeli Government consent is required to transfer to third parties technologies developed through projects in which the Government participates. Such restrictions do not apply to exports from Israel of products developed with such technologies. Solmecs has not yet commenced marketing of products developed through funds granted by the OCS. Accordingly, no royalties have been paid to date.

     Solmecs has agreed to pay the inventor of technology incorporated in its hot water tank control and display systems certain royalties with respect to sales of products incorporating such technology and/or the sale or licensing of such technology.

COMPETITION

     The products that will be based on the Company's technologies will likely be used in highly competitive industries. Numerous domestic and foreign companies are seeking to research, develop and commercialize technologies similar to those of the Company, many of which have greater name recognition and financial, technical, marketing, personnel and research capabilities than the Company. There can be no assurance that the Company's competitors will not succeed in developing technologies and applications that are more cost effective, or have fewer limitations than, or have other advantages as compared to, the Company's technologies. The markets for the technologies and products to be developed or acquired by the Company are characterized by rapid changes and evolving industry standards often resulting in product obsolescence or short product lifecycles. Accordingly, the ability of the Company to compete will depend on its ability to complete development and introduce to the marketplace, directly or through strategic partners, in a timely manner its proposed products and technologies, to continually enhance and improve such products and technology, to adapt its proposed products to be compatible with specific products manufactured by others, and to successfully develop and market new products and technologies. There can be no assurance that the Company will be able to compete successfully, that its competitors or future competitors will not develop technologies or products that render the Company's products and technologies obsolete or less marketable or that the Company will be able to successfully enhance its proposed products or technologies or adapt them satisfactorily.

     The Company believes that Solmecs is the only commercial company engaged in the development of LMMHD generator systems. However, the Company believes that the competition in the worldwide market for energy conversion systems is intense and the Company may encounter substantial competition from other companies engaged in the development of competing energy conversion systems which companies may have grater name recognition and financial, technical, marketing, personnel and research capabilities than the Company.

     There can be no assurance that other companies are not dedicated to identifying, obtaining and developing technologies of Russian scientists and engineers currently residing in Israel. Any such competitors may have greater financial, technical, marketing, personnel and other resources than the Company.

EMPLOYEES

     Solmecs currently has eight full-time employees and five part-time employees, including four administrative and executive personnel, two full-time and one part-time senior scientists, two full-time and one part-time engineers and technicians and three part-time support personnel. The Company anticipates hiring one senior scientist, one engineer/technician and one marketing specialist in each of the two years following the consummation of this Offering. Solmecs believes that it has satisfactory labor relations with its employees and has never experienced work stoppage.

     Certain provisions of the collective bargaining agreements between the Histadrut (General Federation of Labor in Israel) and the Coordination Bureau of Economic Organizations (including the Industrialists' Associations) are applicable to Solmecs' employees by order of the Israeli Ministry of Labor. These provisions concern principally the length of the work day, minimum daily wages for professional workers, insurance for work-related accidents, procedures for dismissing employees, determination of severance pay, and other conditions of employment. Solmecs generally provides its employees with benefits and working conditions beyond the required minimums.

     Israeli law generally requires severance pay, which may be funded by Managers' Insurance described below, upon the retirement or death of an employee or termination of employment without cause (as defined in the law). The payments pursuant thereto amount to approximately 8.33% of wages. Furthermore, Israeli employees and employers are required to pay predetermined sums to the National Insurance Institute, which is similar to the United states Social Security Administration. Such amounts also include payments by the employee for national health insurance. The total payments to the National Insurance Institute are equal to approximately 14.6% of the wages (up to a specified amount), of which the employee contributes approximately 66% and the employer contributes approximately 34%.

     A general practice followed by Solmecs, although not legally required, is the contribution of funds on behalf of most of its employees to a fund known as "Managers' Insurance." This fund provides a combination of savings plan, insurance and severance pay benefits to the employee, giving the employee payments upon retirement or death and securing the severance pay, if legally entitled, upon termination of employment. The employer decides whether each employee is entitled to participate in the plan, and each employee who agrees to participate contributes 5% of his salary and the employer contributes an amount equal to between 13.3% and 15.8% of the employee's salary.

     The Company's success will be dependent to a large degree on its ability to retain the services of key personnel and to attract additional qualified personnel in the future. Competition for such personnel is intense. There can be no assurance that the Company will be able to attract, assimilate or retain key personnel in the future and the failure of the Company to do so would have a material adverse affect on the Company's business, financial condition and results of operations.

FACILITIES

     In addition to its laboratory arrangement at the Ben Gurion University, Solmecs occupies certain laboratory and office space in Omer Industrial Park, Israel (near Beer-Sheva) pursuant to a two-year lease expiring in November 1999 with a renewal option for an additional three-year period, at an annual rent of approximately $41,000.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are as follows:

              NAME                   AGE                       POSITION
              ----                   ---                       --------
Emmanuel Althaus.................     51    Chairman of the Board of Directors
Professor Herman Branover........     66    President, Chief Executive Officer and Director
Dr. Shaul Lesin..................     44    Executive Vice President and Secretary
Jacline Bavli....................     44    Chief Financial Officer

     Mr. Althaus has served as Chairman of the Board of Directors of the Company since May 1997. He was Vice President and Director of Bayou from March 1990 through November 1996, and is a Director of Solmecs. Since 1986, Mr. Althaus has been principally employed as Executive Director of National Diversified Industries (Australia) Pty Ltd., a company that provides administrative services to public companies. He serves on the board of directors of Golden Triangle Resources N.L. (of which he is Chairman and Managing Director) and Allegiance Mining N.L., each of which is a company engaged in mineral exploration the stock of which is listed on the Australian Stock Exchange.

     Professor Branover has served as President, Chief Executive and a director of the Company since May 1997 and as Scientific Director of Solmecs (Israel) Ltd. since 1980. He served as Executive Vice President and Director of Bayou from May 1989 until 1993. He has been principally employed as head of the Center for MHD Studies of Ben Gurion University since 1981 and as the Lady Davis Professor of Magnetohydrodynamics at Ben Gurion University since 1978. Professor Branover received a Ph.D in Technical Sciences from Moscow Aviation Institute in 1962 and a Doctor of Sciences Degree in Physics and Mathematics from Leningrad Polytechnical Institute in 1969. He was also, for a number of years, an Adjunct Professor of applied sciences at New York University and served as a visiting researcher at Argonne National Laboratory in Chicago. Professor Branover has also served as a director of the Joint Israeli Russian Laboratory for Energy Research since 1991. He currently serves as an Advisor to Israel's Prime Minister on immigrant employment and on the use of Russian technologies in Israel. Professor Branover founded two Israeli high-tech companies, Ontec, Inc., in 1991, located in Beer Sheva, and Satec, Inc., in 1987, located in Jerusalem, both of which have developed commercially viable products for sale in several foreign countries. Professor Branover is no longer affiliated with either of those companies.

     Dr. Lesin has served as Executive Vice President of the Company since May 1997. Dr. Lesin has held various positions with Solmecs (Israel) Ltd. since 1980, most recently serving as Chief Executive Manager. Dr. Lesin also served as the Deputy Director of the Joint Israeli Russian Laboratory for Energy Research since 1991, and as a member of the Board of the Center for MHD Studies of Ben Gurion University since 1986. He received his Ph.D in Mechanical Engineering from Ben Gurion University in 1993.

     Ms. Bavli has served as Chief Financial Officer of the Company since May 1997. Prior thereto since 1996, she served as Financial and Marketing Manager of Solmecs (Israel) Ltd. From 1995 to 1996, Ms. Bavli engaged in the private practice of accounting. From 1990 until 1995, Ms. Bavli held various positions with Kibbutz Magen, Israel, most recently serving as its Deputy Treasurer.

     The Company's directors are elected at the annual meeting of stockholders to hold office until the annual meeting of stockholders for the ensuing year or until their successors have been duly elected and qualified.

     Officers are elected annually by the Board of Directors and serve at the discretion of the Board.

     The Underwriter has the right to designate one member to the Company's board of directors for a period of three years following the Effective Date. Pursuant to the Acquisition Agreement, the initial directors of the Company immediately following this offering shall consist of five directors including Professor Branover and Mr. Althaus as well as a designee of Batei Sefer Limlacha, one of the Company's principal stockholders, and a designee of the Underwriter as described immediately above. The fifth director shall be appointed by the

Company's board of directors upon the consummation of the Acquisition. Neither the Underwriter nor Batei Sefer Limlacha has indicated a designee to date.

     Effective upon the consummation of this offering, the Company will be the beneficiary of key man life insurance policies on the lives of Professor Branover and Dr. Lesin in the amount of $1,000,000 each.

EXECUTIVE COMPENSATION

     The following table sets forth the cost of compensation paid to Professor Herman Branover, the Company's Chief Executive Officer, by Solmecs, in his capacity as Scientific Director of Solmecs, for the fiscal years ended June 30, 1995, 1996 and 1997. No executive officer of the Company received aggregate compensation and bonuses which exceeded $100,000 during such years.

                       COST OF COMPENSATION SUMMARY TABLE

                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                                                    AWARDS($)(1)
                                                ANNUAL COMPENSATION           ------------------------
                                          --------------------------------                  SECURITIES
                                                              OTHER ANNUAL    RESTRICTED    UNDERLYING
                                FISCAL    SALARY     BONUS    COMPENSATION      STOCK        OPTIONS/
NAME AND PRINCIPAL POSITION      YEAR       ($)       ($)         ($)           AWARD        SARS(#)
---------------------------     ------    -------    -----    ------------    ----------    ----------
Professor Herman Branover,
  Chief Executive Officer.....   1995     $72,613    $  --       $  --            --            --
                                 1996      40,835(2)
                                 1997      62,361

---------------
(1) The Company did not have any long-term incentive or option plans during the fiscal years ended June 30, 1995, 1996 or 1997.

(2) During the fiscal year ended June 30, 1996, the Company paid an automobile allowance to Professor Branover in the amount of $5,500.

EMPLOYMENT AGREEMENTS

     Concurrently with the consummation of this offering Solmecs will enter into employment agreements with Professor Herman Branover, Dr. Shaul Lesin and Jacline Bavli, the Company's President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, which provide for annual base compensation of $98,400, $98,400 and $39,600, respectively, payable in NIS in accordance with the rate of exchange into U.S. dollars in effect on the date of payment. The base compensation may be increased from time to time by the Board of Directors in its sole discretion. In addition, each employee will be entitled to pension, retirement and severance benefits commonly provided to employees in Israel.

     Solmecs has agreed to provide Messrs. Branover and Lesin with an automobile and a cellular phone during the term of their employment for which Solmecs shall pay all expenses. Solmecs has also agreed to pay the costs associated with maintaining a telephone line in their homes during the course of their employment with the Company.

     Each of the employment agreements contains a confidentiality provision preventing the employees from disclosing, during the terms of their respective employment agreements and at any time following the termination of their employment, any proprietary information of the Company without the Company's consent. Further, each of the employment agreements contains a provision that such employee will not directly or indirectly compete or engage in a business competitive with the Company or solicit the employees or consultants of the Company for employment in a business in competition with the Company, during the term of the employment agreement and for a period of one year thereafter.

     Pursuant to the terms of the employment agreements the Company has agreed to indemnify the employee for any claim or liability arising from such employee's good faith fulfillment of his employment obligations provided that the employee: (i) provides the Company with timely written notice of the claim or liability; (ii) cooperates with the Company in the defense of the claim and (iii) allows the Company to control defense of the claim.

     The employment agreements for Messrs. Branover and Lesin provide that in the event of termination other than "for cause" or as a result of a continuing disability (as defined in the employment agreements) the employee shall be entitled to: (i) an adjustment grant equal to three months base salary payable in three equal monthly installments beginning on the first day of the month following the date of termination; (ii) an additional payment of one month's base salary for each year in which employee was employed; and (iii) the use of an automobile and cellular phone for a period of three months following termination. The Company may not terminate an employee "for cause" unless it has given the employee (i) written notice of the basis for termination, and (ii) at least 30 days to cure the basis for such cause.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Section 145 of the Delaware General Corporation Law ("DGCL") contains provisions entitling the Company's directors and officers to indemnification from judgments, fines, amounts paid in settlement and expenses (including attorneys' fees) actually and reasonably incurred as the result of an action, suit or proceeding in which they may be involved by reason of having been a director or officer of the Company. In its Certificate of Incorporation, the Company has included a provision that limits the personal liability of its directors to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duties as directors. This provision limits a director's liability except where such director (i) breaches his duty of loyalty to the Company or its stockholders, (ii) fails to act in good faith or engages in intentional misconduct or a knowing violation of laws, (iii) authorizes payment of an unlawful dividend or stock purchase or redemption as provided in
Section 174 of the DGCL or (iv) obtains an improper personal benefit. This provision does not prevent the Company or its stockholders from seeking equitable remedies, such as injunctive relief or rescission. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

     The Company's Certificate of Incorporation provides for the Company to indemnify each director and officer of the Company to the fullest extent permitted by the DGCL. The foregoing provision may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from suing directors for breaches of their duty of care, even though such an action, if successful, might otherwise benefit the Company and its stockholders.

     It is the position of the Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act, such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

LIABILITY INSURANCE

     The Company intends to procure and maintain a policy of insurance under which the directors and officers of the Company will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including liabilities under the Securities Act.

1997 STOCK OPTION PLAN

     In December 1997, the Board of Directors and stockholders of the Company adopted the 1997 Stock Option Plan (the "Plan"), pursuant to which 200,000 shares of Common Stock are reserved for issuance upon exercise of options. The Plan is designed to serve as an incentive for retaining qualified and competent employees, directors and consultants.

     The Company's Board of Directors, or a committee thereof, administers the Plan and is authorized, in its discretion, to grant options thereunder to all eligible employees of the Company, including officers and directors (whether or not employees) of, and consultants to, the Company. The Plan provides for the granting of both "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended) and non-qualified stock options. Options can be granted under the Plan on such terms and at such prices as determined by the Board of Directors, or a committee thereof, except that the per share exercise price of options will not be less than the fair market value of the Common Stock on the date of grant. In the case of an incentive stock option granted to a stockholder who owns stock of the Company possessing more than 10% of the total combined voting power of all classes of stock ("10% stockholder"), the per share exercise price will not be less than 110% of such fair market value. The aggregate fair market value (determined on the date of grant) of the shares covered by incentive stock options granted under the Plan that become exercisable by a grantee for the first time in any calendar year is subject to a $100,000 limit.

     Options granted under the Plan will be exercisable during the period or periods specified in each option agreement. Options granted under the Plan are not exercisable after the expiration of ten years from the date of grant (five years in the case of incentive stock options granted to a 10% stockholder) and are not transferable other than by will or by the laws of descent and distribution.

     As of the date of this Prospectus, the Company has not granted any options under the Plan.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information (based on information obtained from the persons named below) regarding the beneficial ownership of the Common Stock of the Company as of the date of this Prospectus and as adjusted to give effect to the Acquisition and to reflect the sale by the Company of the 1,041,044 Units offered hereby, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock,
(ii) each of the Company's executive officers and directors and (iii) all executive officers and directors of the Company as a group.

                                                                                  PERCENTAGE OF
                                                                                OUTSTANDING SHARES
                                                       AMOUNT AND NATURE      ----------------------
                                                         OF BENEFICIAL        PRIOR TO       AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                  OWNERSHIP(2)         OFFERING      OFFERING
---------------------------------------                -----------------      --------      --------
Bayou International, Ltd.
  Level 8
  580 St. Kilda Road
  Melbourne, Victoria, 3004 Australia...............        499,701              --            24%
Batei Sefer Limlacha (3)
  766 Montgomery Street
  Brooklyn, New York 11213..........................        312,313              58%           15%
HB Research Ltd. (4)................................        145,746              27%            7%
Emmanuel Althaus....................................         83,284              15%            4%
All executive officers and directors as a group
  (four persons)....................................        229,030              42%           11%

---------------
(1) The address of HB Research Corp. and Mr. Althaus is c/o SCNV Acquisition Corp., Omer Industrial Park, P.O.B. 3026, Omer, Israel 84965.

(2) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Prospectus upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this Prospectus have been exercised. Except as otherwise indicated, the Company believes that each of the persons named has sole voting and investment power with respect to the shares shown as beneficially owned by him.

(3) Batei Sefer Limlacha is a religious corporation organized under the New York Religious Corporation Law. David Laine is President and trustee and Joseph Kazin and Benzion Raskin are the remaining trustees. Batei Sefer Limacha may be deemed to be a "promoter" of the Company as such term is defined under the Federal Securities Laws.

(4) Professor Herman Branover is the sole shareholder of HB Research Ltd., an Irish corporation. Professor Branover and Shmuel Gurfinkel are the directors. HB Research Ltd. may be deemed to be a "promoter" of the Company, as such term is defined under the federal securities laws.

                           DESCRIPTION OF SECURITIES

GENERAL

     The Company is authorized to issue 10,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share. As of the date of this Prospectus, after giving effect to the Acquisition, there are 1,041,044 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

UNITS

     Each Unit consists of one share of Common Stock and one Warrant to purchase one share of Common Stock. The securities comprising the Units will become detachable and separately transferable on the date that is three months after their issuance unless earlier detached pursuant to an agreement between the Company and the Underwriter.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. The holders of Common Stock are entitled to receive ratably such dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, when issued in exchange for the consideration set forth in this Prospectus, will be, fully paid and nonassessable.

     The Company has agreed with the Underwriter that it will not issue any shares of Common Stock for a period of 24 months from the Effective Date without the written consent of the Underwriter.

REDEEMABLE WARRANTS

     Each Warrant offered hereby entitles the registered holder thereof (the "Warrant Holders") to purchase one share of Common Stock at a price of $7.50, subject to adjustment in certain circumstances, at any time between
               , 1999 and 5:00 p.m., Eastern Time, on                , 2003. The
securities comprising the Units will become detachable and separately transferable on the date that is three months after their issuance, unless earlier detached pursuant to an agreement between the Company and the Underwriter.

     The Warrants are redeemable by the Company, at any time after becoming exercisable, upon notice of not less than 30 days, at a price of $.01 per Warrant, provided that the average of the closing bid quotations of the Common Stock on any ten trading days ending within five days prior to the day on which the Company gives notice has been at least $10.00 per share (subject to adjustment). The Warrant Holders shall have the right to exercise their Warrants until the close of business on the date fixed for redemption. The Warrants will be issued in registered form under a warrant agreement by and among the Company, American Stock Transfer & Trust Company, as warrant agent, and the Underwriter (the "Warrant Agreement"). The exercise price and number of shares of Common Stock or other securities issuable on exercise of the Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of the Company. However, the Warrants are not subject to adjustment for issuances of Common Stock at prices below the exercise price of the Warrants. Reference is made to the Warrant Agreement (which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part) for a complete description of the terms and conditions therein (the description herein contained being qualified in its entirety by reference thereto).

     The Warrants may be exercised upon surrender of the Warrant certificate during the exercise period at the offices of the warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (by certified check or bank draft payable to the Company) to the warrant agent for the number of Warrants being exercised. The Warrant Holders do not have the rights or privileges of holders of Common Stock.

     No Warrant will be exercisable unless at the time of exercise the Company has filed a current registration statement with the Commission covering the shares of Common Stock issuable upon exercise of such Warrant and such shares have been registered or qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of such Warrant. The Company will use its best efforts to have all such shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, subject to the terms of the Warrant Agreement. While it is the Company's intention to do so, there can be no assurance that it will be able to do so.

     No fractional shares will be issued upon exercise of the Warrants. However, if a Warrant Holder exercises all Warrants then owned of record by him, the Company will pay to such Warrant Holder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount in cash based on the market value of the Common Stock on the last trading day prior to the exercise date.

PREFERRED STOCK

     The Board of Directors has the authority, without further action by the shareholders, to issue up to one million shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series or the designation of such series. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plans to issue any shares of Preferred Stock. The Company has agreed with the Underwriters that it will not issue any shares of Preferred Stock for a period of 24 months from the Effective Date without the written consent of the Underwriter.

DIVIDENDS

     To date, the Company has not declared or paid any dividends on its Common Stock. The payment by the Company of dividends, if any, is within the discretion of the Board of Directors and will depend on the Company's earnings, if any, its capital requirements and financial condition, as well as other relevant factors. The Board of Directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain earnings, if any, for use in the Company's business operations.

DELAWARE ANTI-TAKEOVER LAW

     Upon the consummation of this offering, the Company will be governed by the provisions of Section 203 of the DGCL. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

TRANSFER AGENT AND WARRANT AGENT

     The transfer agent for the Common Stock and the warrant agent for the Warrants is Continental Stock Transfer & Trust Company.

REPORTS TO STOCKHOLDERS

     The Company intends to file a registration statement with the Securities and Exchange Commission to register its Common Stock and Warrants under the provisions of Section 12(g) of the Exchange Act prior to the date of this Prospectus and has agreed with the Underwriter that it will use its best efforts to continue to maintain such registration. Such registration will require the Company to comply with periodic reporting, proxy solicitation and certain other requirements of the Exchange Act.

                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG

                             SCNV ACQUISITION CORP.,

                            SOLMECS CORPORATION N.V.,

                                       AND

                            BAYOU INTERNATIONAL LTD.




                       ----------------------------------


                                   MAY , 1998

                       ----------------------------------

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----


         1.  Purchase and Sale of Solmecs Stock.................................................................  1

         2.  Purchase Price.....................................................................................  1

         3.  Representations and Warranties as to Solmecs.......................................................  2
                  3.1  Organization, Standing and Power.........................................................  2
                  3.2  Capitalization...........................................................................  2
                  3.3  Ownership of Solmecs Stock...............................................................  3
                  3.4  Interests in Other Entities..............................................................  3
                  3.5  Authority................................................................................  3
                  3.6  Noncontravention.........................................................................  4
                  3.7  Financial Statements.....................................................................  4
                  3.8  Accounts Receivable; Inventories.........................................................  5
                  3.9  Absence of Undisclosed Liabilities.......................................................  5
                  3.10  Properties..............................................................................  5
                  3.11  Absence of Changes......................................................................  6
                  3.12  Litigation..............................................................................  7
                  3.13  No Violation of Law; Environmental Matters..............................................  7
                  3.14  Intangibles.............................................................................  9
                  3.15  Tax Matters............................................................................. 10
                  3.16  Insurance............................................................................... 11
                  3.17  Banks; Powers of Attorney............................................................... 11
                  3.18  Employee Arrangements................................................................... 12
                  3.19  Records................................................................................. 13
                  3.20  Brokerage Fees.......................................................................... 13
                  3.21  Suppliers and Providers of Services..................................................... 13
                  3.22  Customers............................................................................... 14
                  3.23  Licenses................................................................................ 14
                  3.24  Certain Business Matters................................................................ 14
                  3.25  Certain Contracts....................................................................... 15
                  3.26  Business Practices and Commitments...................................................... 17
                  3.27  Approvals/Consents...................................................................... 17
                  3.28  No Illegal or Improper Transactions..................................................... 17
                  3.29  Restrictive Documents and Territorial
                  Restrictions.................................................................................. 17
                  3.30  Information as to Solmecs............................................................... 18

         4.  Representations and Warranties as to SCNV.......................................................... 18
                  4.1  Organization, Standing and Power......................................................... 18
                  4.2  Incorporation Documents and By-Laws...................................................... 19
                  4.3  Capitalization/Stock Consideration....................................................... 19
                  4.4  Authority................................................................................ 20
                  4.5  Noncontravention......................................................................... 20
                  4.6  Information as to SCNV................................................................... 21

         5.  Indemnification.................................................................................... 21


                  5.1  Indemnification by the Solmecs Shareholder............................................... 21
                  5.2  Indemnification by SCNV.................................................................. 21
                  5.3  Third Party Claims....................................................................... 22
                  5.4  Assistance............................................................................... 23
                  5.5  Limitations.............................................................................. 23

         6.  Covenants.......................................................................................... 24
                  6.1  Investigation............................................................................ 24
                  6.2  Consummation of Transaction.............................................................. 24
                  6.3  Cooperation/Further Assurances........................................................... 24
                  6.4  Accuracy of Representations.............................................................. 25
                  6.5  Notification of Certain Matters.......................................................... 25
                  6.6  Broker................................................................................... 25
                  6.7  No Solicitation of Transactions.......................................................... 25
                  6.8  Management and Administrative Matters.................................................... 26
                  6.9  Equity Financing......................................................................... 26
                  6.11 Prohibited Conduct....................................................................... 27
                  6.12 Public Announcements..................................................................... 29
                  6.13 Information Statement.................................................................... 29

         7.  Nondisclosure/Non-Compete.......................................................................... 30
                  7.1  Nondisclosure............................................................................ 30
                  7.2  Non-Compete Covenant..................................................................... 30
                  7.3  No Disparagement......................................................................... 31
                  7.4  Injunctive Relief, etc................................................................... 31
                  7.5  Scope of Restriction..................................................................... 31

         8.  Conditions of Purchase and Sale.................................................................... 31
                  8.1  Conditions to Obligations of SCNV to Purchase the
                       Solmecs Stock............................................................................ 31
                           (a)  Accuracy of Representations and Warranties...................................... 31
                           (b)  Performance of Agreements....................................................... 32
                           (c)  Opinion of Counsel for Solmecs and Solmecs
                                Shareholder..................................................................... 32
                           (d)  Litigation...................................................................... 32
                           (e)  Consents and Approvals.......................................................... 32
                           (f)  Validity of Transactions........................................................ 32
                           (g)  No Material Adverse Change...................................................... 33
                           (h)  Equity Financing................................................................ 33
                           (i)  Employment Agreement............................................................ 33
                           (j)  Lock-Up Agreement............................................................... 33
                           (k)  Registration Rights Agreement................................................... 33
                           (l)  Solmecs Shareholder Consent..................................................... 33
                           (m)  Capital Contribution............................................................ 33
                           (n)  No Adverse Decision............................................................. 33
                  8.2  Conditions to Obligations of Solmecs and the
                       Solmecs Shareholder to Sell the Solmecs Stock............................................ 34
                           (a)  Accuracy of Representations and Warranties...................................... 34
                           (b)  Performance of Agreements....................................................... 34
                           (c)  Opinion of Counsel for SCNV..................................................... 34
                           (d)  Litigation...................................................................... 34
                           (e)  Consents and Approvals.......................................................... 34



                           (f)  Equity Financing................................................................ 34
                           (i)  Validity of Transactions........................................................ 35

         9.  The Closing........................................................................................ 35
                  9.1  Deliveries by SCNV at the Closing........................................................ 35
                  9.2  Deliveries by Solmecs and/or the Solmecs
                  Shareholder at the Closing.................................................................... 35
                  9.3  Other Deliveries......................................................................... 36

         10.  Termination, Amendment and Waiver................................................................. 36
                  10.1  Termination............................................................................. 36
                  10.2  Effect of Termination................................................................... 37
                  10.3  Fees and Expenses....................................................................... 37
                  10.4  Amendment............................................................................... 37
                  10.5  Waiver.................................................................................. 37

         11.  Survival of Representations and Warranties........................................................ 38

         12.  General Provisions................................................................................ 38
                  12.1  Notices................................................................................. 38
                  12.2  Severability............................................................................ 39
                  12.3  Entire Agreement........................................................................ 39
                  12.4  No Assignment........................................................................... 39
                  12.5  Headings................................................................................ 39
                  12.6  Governing Law........................................................................... 39
                  12.7  Counterparts............................................................................ 40

1.       Purchase and Sale of Solmecs Stock.....................................................................  1

2.       Purchase Price.........................................................................................  1

3.       Representations and Warranties as to Solmecs...........................................................  2
         3.1   Organization, Standing and Power.................................................................  2
         3.2   Capitalization...................................................................................  2
         3.3   Ownership of Solmecs Stock.......................................................................  3
         3.4   Interests in Other Entities......................................................................  3
         3.5   Authority........................................................................................  3
         3.6   Noncontravention.................................................................................  4
         3.7   Financial Statements.............................................................................  4
         3.8   Accounts Receivable; Inventories.................................................................  5
         3.9   Absence of Undisclosed Liabilities...............................................................  5
         3.10  Properties.......................................................................................  5
         3.11  Absence of Changes...............................................................................  6
         3.12  Litigation.......................................................................................  7
         3.13  No Violation of Law; Environmental Matters.......................................................  7
         3.14  Intangibles......................................................................................  9
         3.15  Tax Matters...................................................................................... 10
         3.16  Insurance........................................................................................ 11
         3.17  Banks; Powers of Attorney........................................................................ 11
         3.18  Employee Arrangements............................................................................ 12
         3.19  Records.......................................................................................... 13
         3.20  Brokerage Fees................................................................................... 13



         3.21  Suppliers and Providers of Services.............................................................. 13
         3.22  Customers........................................................................................ 14
         3.23  Licenses......................................................................................... 14
         3.24  Certain Business Matters......................................................................... 14
         3.25  Certain Contracts................................................................................ 15
         3.26  Business Practices and Commitments............................................................... 17
         3.27  Approvals/Consents............................................................................... 17
         3.28  No Illegal or Improper Transactions.............................................................. 17
         3.29  Restrictive Documents and Territorial Restrictions............................................... 17
         3.30  Information as to Solmecs........................................................................ 18

4.       Representations and Warranties as to SCNV.............................................................. 18
         4.1  Organization, Standing and Power.................................................................. 18
         4.2  Incorporation Documents and By-Laws............................................................... 19
         4.3  Capitalization/Stock Consideration................................................................ 19
         4.4  Authority......................................................................................... 20
         4.5  Noncontravention.................................................................................. 20
         4.6  Information as to SCNV............................................................................ 21

5.       Indemnification........................................................................................ 21
         5.1  Indemnification by the Solmecs Shareholder........................................................ 21
         5.2  Indemnification by SCNV........................................................................... 21
         5.3  Third Party Claims................................................................................ 22
         5.4  Assistance........................................................................................ 23
         5.5  Limitations....................................................................................... 23

6.       Covenants.............................................................................................. 24
         6.1   Investigation.................................................................................... 24
         6.2   Consummation of Transaction...................................................................... 24
         6.3   Cooperation/Further Assurances................................................................... 24
         6.4   Accuracy of Representations...................................................................... 25
         6.5   Notification of Certain Matters.................................................................. 25
         6.6   Broker........................................................................................... 25
         6.7   No Solicitation of Transactions.................................................................. 25
         6.8   Management and Administrative Matters............................................................ 26
         6.9   Equity Financing................................................................................. 26
         6.11  Prohibited Conduct............................................................................... 27
         6.12      Public Announcements......................................................................... 29
         6.13      Information Statement........................................................................ 29

7.       Nondisclosure/Non-Compete.............................................................................. 30
         7.1  Nondisclosure..................................................................................... 30
         7.2  Non-Compete Covenant.............................................................................. 30
         7.3  No Disparagement.................................................................................. 31
         7.4  Injunctive Relief, etc............................................................................ 31
         7.5  Scope of Restriction.............................................................................. 31

8.       Conditions of Purchase and Sale........................................................................ 31
         8.1  Conditions to Obligations of SCNV to Purchase the
                  Solmecs Stock................................................................................. 31
                           (a)  Accuracy of Representations and Warranties...................................... 31
                           (b)  Performance of Agreements....................................................... 32



                           (c)  Opinion of Counsel for Solmecs and Solmecs
                                Shareholder..................................................................... 32
                           (d)  Litigation...................................................................... 32
                           (e)  Consents and Approvals.......................................................... 32
                           (f)  Validity of Transactions........................................................ 32
                           (g)  No Material Adverse Change...................................................... 33
                           (h)  Equity Financing................................................................ 33
                           (i)  Employment Agreement............................................................ 33
                           (j)  Lock-Up Agreement............................................................... 33
                           (k)  Registration Rights Agreement................................................... 33
                           (l)  Solmecs Shareholder Consent..................................................... 33
                           (m)  Capital Contribution............................................................ 33
                           (n)  No Adverse Decision............................................................. 33
         8.2  Conditions to Obligations of Solmecs and the Solmecs
              Shareholder to Sell the Solmecs Stock............................................................. 34
                           (a)  Accuracy of Representations and Warranties...................................... 34
                           (b)  Performance of Agreements....................................................... 34
                           (c)  Opinion of Counsel for SCNV..................................................... 34
                           (d)  Litigation...................................................................... 34
                           (e)  Consents and Approvals.......................................................... 34
                           (f)      Equity Financing............................................................ 34
                           (i)  Validity of Transactions........................................................ 35

9.       The Closing............................................................................................ 35
         9.1  Deliveries by SCNV at the Closing................................................................. 35
         9.2  Deliveries by Solmecs and/or the Solmecs Shareholder
              at the Closing.................................................................................... 35
         9.3  Other Deliveries.................................................................................. 36

10.      Termination, Amendment and Waiver...................................................................... 36
         10.1  Termination...................................................................................... 36
         10.2  Effect of Termination............................................................................ 37
         10.3  Fees and Expenses................................................................................ 37
         10.4  Amendment........................................................................................ 37
         10.5  Waiver........................................................................................... 37

11.  Survival of Representations and Warranties................................................................. 38

12.  General Provisions......................................................................................... 38
         12.1  Notices.......................................................................................... 38
         12.2  Severability..................................................................................... 39
         12.3  Entire Agreement................................................................................. 39
         12.4  No Assignment.................................................................................... 39
         12.5  Headings......................................................................................... 39
         12.6  Governing Law.................................................................................... 39
         12.7  Counterparts..................................................................................... 40

                            STOCK PURCHASE AGREEMENT



         AGREEMENT dated as of May __, 1998 (the "Agreement"), by and among SCNV ACQUISITION CORP., a Delaware corporation ("SCNV"); SOLMECS CORPORATION N.V., a company organized under the laws of the Netherlands Antilles ("Solmecs"); and BAYOU INTERNATIONAL LTD., a Delaware corporation and sole shareholder of Solmecs (the "Solmecs Shareholder").

                              W I T N E S S E T H :


         WHEREAS, the Solmecs Shareholder is the owner of all of the issued and outstanding shares of capital stock of Solmecs (the "Solmecs Stock"); and

         WHEREAS, Solmecs is in the business of research and development of high efficiency, low pollution or pollution-free products and technologies in the energy conversion and conservation fields (the "Business"); and

         WHEREAS, SCNV wishes to purchase all of the Solmecs Stock from the Solmecs Shareholder, upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

         1. Purchase and Sale of Solmecs Stock.

         Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions herein contained, on the Closing Date (as defined in Article 9 hereof) the Solmecs Shareholder shall sell, convey, assign, transfer and deliver to SCNV all of the Solmecs Stock, free and clear of any and all liens, adverse claims, security interests, pledges, mortgages, charges and encumbrances of any nature whatsoever (except for United States and state securities law restrictions of general applicability).

         2. Purchase Price

         The purchase price for the purchase and sale of the Solmecs Stock by Solmecs shall be 499,701 shares (the "Stock Consideration") of Common Stock, par value $.01 per share, of SCNV ("SCNV Common Stock").

         3. Representations and Warranties as to Solmecs. Subject to the qualifications set forth in Section 3.32 below, Solmecs and the Solmecs Shareholder, jointly and severally, represent and warrant to SCNV as follows:

                  3.1 Organization, Standing and Power.

                    (a) Solmecs is a company duly organized, validly existing and in good standing under the laws of the Netherlands Antilles, with full power and authority to (i) own, lease and operate its properties, (ii) carry on the Business and (iii) execute and deliver, and perform under this Agreement and each other agreement and instrument to be executed and delivered by it pursuant hereto. There are no states or jurisdictions in which the character and location of any of the properties owned or leased by Solmecs, or the conduct of the Business makes it necessary for Solmecs to qualify to do business as a foreign corporation or entity, where the failure to so qualify would have a material adverse effect on the business, operations or financial condition of Solmecs. True and complete copies of the organizational and other constituent documents of Solmecs and all amendments thereof to date have heretofore been furnished to SCNV. Solmecs's minute books heretofore exhibited to SCNV contain complete and accurate records of all meetings and other corporate actions of Solmecs' stockholders and Board of Directors (including committees of its Boards of Directors).

                    (b) The Solmecs Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and corporate authority to execute and deliver, and perform under this Agreement and each other agreement and instrument to be executed and delivered by it pursuant hereto.

                  3.2 Capitalization. The Solmecs Stock consists of 23,800 shares of authorized class B common stock, of which 7,286 shares are issued and outstanding, and 1200 shares of authorized class A preferred stock, all of which are issued and outstanding. All issued shares of the Solmecs Stock have been duly authorized, validly issued and outstanding and are fully paid and nonassessable and owned of record and beneficially by the Solmecs Shareholder. There are no outstanding options, warrants, rights, puts, calls, commitments, exchange, conversion rights, plans or other agreements of any character to which Solmecs or the Solmecs Shareholder (individually or jointly) is a party or otherwise bound which provide for the acquisition, disposition or issuance of any issued but not outstanding, or authorized and unissued shares, of Solmecs Stock. There is no personal liability, and there are no preemptive or similar rights, attached to the Solmecs Stock. There are no outstanding obligations, contingent or other, of Solmecs to purchase, redeem or otherwise acquire any capital stock of Solmecs. There are no voting trust agreements or other contracts, agreements, arrangements, commitments, plans or understandings restricting or otherwise relating to voting, dividend or other rights with respect to the capital stock of Solmecs.

                  3.3 Ownership of Solmecs Stock. The Solmecs Shareholder has good and marketable title to all of the issued and outstanding shares of Solmecs Stock, free and clear of any and all liens, adverse claims, security interests, pledges, mortgages, charges and encumbrances of any nature whatsoever (except for United States and the applicable foreign securities law restrictions of general applicability), and on the Closing Date, will own all of the Solmecs Stock and shall transfer the Solmecs Stock, free and clear of any and all liens, adverse claims, security interests, pledges, mortgages, charges and encumbrances of any nature whatsoever (except for United States and state securities law restrictions of general applicability), including, but not limited to, any claims by any present or former shareholders of Solmecs.

                  3.4 Interests in Other Entities.

                   (a) Except as set forth on Schedule 3.4(a), Solmecs does not (i) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other corporation, (ii) have any ownership interest, direct or indirect, of record or beneficially, in any unincorporated entity, and (iii) have any obligation, direct or indirect, present or contingent, (A) to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any other entity or individual, or (B) to share any profits or capital investments or both.

                  3.5 Authority.

                   (a) The execution and delivery by Solmecs and the Solmecs Shareholder of this Agreement and of all of the agreements to be executed and delivered by either or both of them pursuant hereto (collectively, the "Solmecs Documents"), the performance by each of Solmecs and the Solmecs Shareholder of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been (except for approval of shareholders of Solmecs Shareholder), and at the Closing Date will be, duly and validly authorized by all necessary corporate action on the part of each of Solmecs and the Solmecs Shareholder (including, but not limited to, the unanimous consent of the Boards of Directors of Solmecs and the Solmecs Shareholder and the written consent of the Solmecs Shareholder and the holders of the requisite percentage of shares of capital stock of the Solmecs Shareholder) and each of Solmecs and the Solmecs Shareholder has (and at the Closing Date will have) all necessary corporate power and corporate authority with respect thereto.

                    (b) This Agreement is, and when executed and delivered by Solmecs and the Solmecs Shareholder, each of the other agreements to be delivered by either or both of them pursuant hereto will be, the valid and binding obligations of Solmecs and the Solmecs Shareholder, to the extent they are parties thereto, in accordance with their respective terms.

                  3.6 Noncontravention. Neither the execution and delivery by Solmecs or by the Solmecs Shareholder of this Agreement or of any other Solmecs Documents to be executed and delivered by either or both of them, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by either or both of them of any of their respective obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of the organizational or other constituent documents of Solmecs or the Certificate of Incorporation and ByLaws of the Solmecs Shareholder, each as amended to date, or (b) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to any of them, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which either or both of them is a party or by which either or both of them or any of their respective assets may be bound, or require any consent, approval or notice under the terms of any such document or instrument, or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to either or both of them, or (d) result in the creation or imposition of any lien, adverse claim, restriction, charge or encumbrance upon any of the assets or properties of Solmecs (the "Assets") or the Solmecs Stock, or (f) interfere with or otherwise adversely affect the ability of SCNV to carry on the Business after the Closing Date on substantially the same basis as is now conducted by Solmecs.

                           3.7  Financial Statements.

                           Solmecs has heretofore delivered SCNV correct and
complete copies of (a) its financial statements consisting of the audited balance sheet for the year ended June 30, 1997 (the "Balance Sheet"), and the related statements of income, stockholders' equity and cash flows for the year ended on such date, certified by Luboshitz Kasierer & Co., independent certified public accountants, and (b) its unaudited statements of operations, statement of retained earnings and cash flows as of and for the six (6) month period ended December 31, 1997 (collectively, the "Solmecs Financial Statements"). The Solmecs Financial Statements were prepared in accordance with generally accepted accounting principles in the United States ("GAAP"), consistently applied, and present fairly the financial position of Solmecs as at the dates thereof and the results of operations for the periods and the cash flow indicated. The books and records of Solmecs are complete and correct in all material respects, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition, results of operations and cash flow of Solmecs as set forth in the Solmecs Financial Statements.

                  3.8 Accounts Receivable; Inventories.

                    (a) The accounts receivable of Solmecs, net of the allowance for doubtful accounts applicable thereto (which allowance is established on a basis consistent with GAAP) included in the latest balance sheets included in the Solmecs Financial Statements are collectible in full over the period of usual trade terms (by use of Solmecs' normal collection methods), and there do not exist any defenses, counterclaims and set-offs which would materially adversely affect such receivables, and all such receivables are actual and bona fide receivables representing obligations for the total dollar amount thereof shown on the books of Solmecs. Solmecs has fully performed all obligations with respect thereto which they were obligated to perform to the date hereof.

                    (b) The inventories reflected on the Solmecs
Financial Statements, and to the extent thereafter added, consist of items of a quality and quantity usable or saleable in the ordinary course of business, except for obsolete materials, slow-moving items, materials of below standard quality and not readily marketable items, all of which have been written down to net realizable value or adequately reserved against on the books and records of Solmecs. All inventories are stated at the lower of cost or market in accordance with GAAP.

                  3.9 Absence of Undisclosed Liabilities. Solmecs has no liabilities or obligations of any nature whatsoever, whether accrued, matured, unmatured, absolute, contingent, direct or indirect or otherwise, which have not been (a) in the case of liabilities and obligations of a type customarily reflected on a corporate balance sheet, prepared in accordance with GAAP, set forth on the Balance Sheet, or (b) incurred in the ordinary course of business since June 30, 1997 or (c) in the case of other types of liabilities and obligations, described in any of the schedules delivered pursuant hereto or omitted from said schedules in accordance with the terms of this Agreement, or arising under contracts or leases listed in such schedules or other contracts or leases which are omitted from such schedules in accordance with the terms of this Agreement, or (d) incurred, consistent with past practice, in the ordinary course of business of Solmecs (in the case of liabilities and obligations of the type referred to in clause (a) above).

                  3.10 Properties. Schedule 3.10 sets forth all (a) real property which is owned or leased (whether as lessor or lessee) or subject to lease (whether as lessor or lessee) by Solmecs, or which is subject to a title retention or conditional sales agreement or other security device, and (b) tangible personal property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by Solmecs. Solmecs has marketable title to all of the properties and assets, reflected on the Solmecs Financial Statements as of June 30, 1997 or thereafter acquired, except properties or assets sold or otherwise disposed of in the ordinary course of business, free and clear of any and all mortgages, liens (including liens for current Taxes, as defined in Section 3.15(b) hereof), pledges, claims, charges and encumbrances of any nature whatsoever (hereinafter collectively, "Liens"), other than Liens not yet due and payable or being contested in good faith by appropriate proceedings. All plants, structures and equipment which are utilized in the Business, or are material to the condition (financial or otherwise) of Solmecs, are owned or leased by Solmecs and are in good operating condition and repair (ordinary wear and tear excepted) and are adequate and suitable for the purposes for which they are used.

                  3.11 Absence of Changes. Except for the return to the Solmecs Shareholder of an aggregate of 50,000 shares of the Common Stock of the Solmecs Shareholder (the "Bayou Stock") held by Solmecs, Solmecs has not since June 30, 1996, (a) issued any stock, bond or other corporate or partnership security (including without limitation securities convertible into or rights to acquire capital stock of Solmecs); (b) borrowed any amount or incurred or become subject to any liability (absolute, accrued or contingent), except current liabilities incurred and liabilities under contracts entered into, all of which were in the ordinary course of business; (c) discharged or satisfied any lien or encumbrance or incurred or paid any obligation or liability (absolute, accrued or contingent) other than current liabilities shown on the most recent balance sheet included in the Solmecs Financial Statements and current liabilities incurred in the ordinary course of business since the most recent balance sheet included in the Solmecs Financial Statements; (d) declared or made any payment or distribution (whether in cash, securities, other property or any combination thereof) on or in respect of the capital stock of Solmecs or purchased or redeemed any shares of its capital stock or other securities; (e) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, (f) sold, assigned or transferred any of its tangible assets except in the ordinary course of business, or canceled any debt or claim; (g) sold, assigned, transferred or granted any license with respect to any patent, trademark, trade name, service mark, copyright, trade secret or other intangible asset; (h) suffered any loss of property or waived any right of substantial value whether or not in the ordinary course of business; (i) suffered any material adverse change in its relations with, or any loss or threatened loss of, any of its Suppliers (as defined in Section 3.21 hereof); (j) with respect to any of its directors, officers, partners or employees, (i) granted any severance or termination pay, (ii) entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) or arrangement (iii) increased any benefits payable under any existing severance or termination pay policies or employment agreements, or (iv) increased the compensation, bonus or other benefits payable; (k) made any change in the manner of its business or operations; (l) made any change in any method of accounting or accounting practice; (m) written off as uncollectible any accounts or notes receivable in excess of reserves; (n) entered into any transaction except in the ordinary course of business or as otherwise contemplated hereby; or (o) entered into any commitment (contingent or otherwise) to do any of the foregoing.

                  3.12 Litigation. There are no suits or actions, civil or administrative, arbitration or other proceedings or governmental investigations, pending or threatened, against or relating to Solmecs, the Solmecs Shareholder, the Solmecs Stock, the Shares, this Agreement, the transactions contemplated hereby, the Business or any of the Assets. There are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to Solmecs, the Solmecs Shareholder, the Solmecs Stock, this Agreement, the transactions contemplated hereby, the Business or any of the Assets, the effect of which is
(a) to limit, restrict, regulate, enjoin or prohibit any business practice of Solmecs in any area, or the acquisition by Solmecs of any properties, assets or businesses, or (b) otherwise materially adverse to the Business or any of the Assets.

                  3.13 No Violation of Law; Environmental Matters. (a) Solmecs is not engaging in any activity or omitting to take any action as a result of which (A) it is in violation of any material law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to Solmecs, the Business or any of the Assets, including, but not limited to, those relating to anti-boycotting and the transfer of technology and encrypted material under the Export Administration Act (50 U.S.C. Sections
1201 and 2401) or equivalent foreign law; bribery and other prohibited methods of obtaining and retaining business under the Foreign Corrupt Practices Act (15 U.S.C. Sections 78dd and 78m) or equivalent foreign law, occupational safety and health matters; issues of environmental and ecological protection (e.g., the use, storage, handling, transport or disposal of pollutants, contaminants or hazardous or toxic materials or wastes, and the exposure of persons thereto); business practices and operations; labor practices; employee benefits; and zoning and other land use, and (B) Solmecs, the Business and/or any of the Assets have been, or may be, materially adversely affected thereby.

                    (b) Without limiting the representations contained in subsection (a) hereof, no permits, licenses and other authorizations are required of Solmecs to conduct the Business in the same manner conducted prior to the Closing Date under any United States or foreign national, regional, state, county or local statute, law, regulation, ordinance, rule, judgment, order, decree, concession, grant, franchise, agreement or governmental restriction relating to the environment or the general treatment, storage, recycling, transportation, actual or potential release or disposal of any Hazardous Materials (as defined below) into the environment ("Environmental Law") and Solmecs is in compliance in all material respects with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Law applicable to it in connection with the conduct of the Business or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved under any Environmental Law. No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any United States or foreign national, regional, state, county or local government or any United States or foreign executive, legislative, judicial, regulatory or administrative entity or other governmental entity with respect to any alleged failure by Solmecs to have any permit, license or authorization required in connection with the generation, treatment, storage, recycling, transportation, release or disposal of any pollutant, toxic or hazardous material, hazardous substance, hazardous constituent or waste of any kind as defined under any Environmental Law (collectively "Hazardous Materials") generated by or relating to Solmecs or any of its properties (or any predecessor to the Business or Assets of Solmecs with respect to the Business or the Assets) whether or not occurring at or on property owned, leased or operated by Solmecs. Solmecs does not have, and its properties are not subject to, any liability, contingent or otherwise, arising out of or resulting from the release, leakage, pouring, emission, emptying, injection, pumping, escaping, leaching, dumping, discharge, spillage, storage, burying or other disposal, whether on its own premises or through other individuals or entities, of any Hazardous Materials. There are no citations, fines or penalties heretofore assessed against Solmecs or with respect to any of its property under any United States or foreign national, regional, state, county or local statute, law, regulation, ordinance, rule, judgment, order, decree, concession, grant, franchise, agreement or governmental restriction that remain unpaid, nor has Solmecs received any notices or any other communications from the United States Environmental Protection Agency, Occupational Safety and Health Administration and equivalent foreign regulatory agency or governmental entity with respect to any violations or alleged violations of any United States or foreign national, regional, state, county or local statute, law, regulation, directive, guidance, ordinance, rule,

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
judgment, order, decree, concession, grant, franchise, agreement or governmental restriction or policy which has not been remedied prior to the date hereof.

                    (c) (i) there are no Hazardous Substances (as such term is defined in the United States Comprehensive Environment Response, Compensation and Liability Act of 1980 ("CERCLA") and equivalent foreign laws) upon, beneath or migrating or threatening to migrate to or from the real property owned and/or leased by Solmecs and (ii) there are no underground storage tanks for Hazardous Substances, active or abandoned, at any property now or previously owned or leased by Solmecs with respect to the Business.

                    (d) There are no encumbrances in favor of any governmental entity for (i) any liability under Environmental Laws or (ii) damages arising from or costs incurred by such governmental entity in response to a release or threatened release of Hazardous Substances into the environment (collectively, "Environmental Encumbrances") arising under or pursuant to any Environmental Laws, and, no governmental actions have been taken or are threatened which could reasonably be anticipated to subject the Business to such Environmental Encumbrances and Solmecs is not required to place any notice or restriction relating to the presence of Hazardous Substances at any facility owned or managed by Solmecs in any deed to such property.

                  3.14 Intangibles/Inventions. Schedule 3.14 contains an accurate and complete list of all United States and foreign patents, patent registrations and applications, trade names, techniques, formula, know-how, trademarks, software licenses, service marks, trademark registrations and applications, service mark registrations and applications, and copyright registrations and applications owned (in whole or in part), licensed to any extent or used or anticipated to be used or utilized by Solmecs in the conduct of the Business, whether in the name of Solmecs, any employee or otherwise, together with all correspondence and filings with the United States Patent and Trademark Office or equivalent foreign governmental or administrative office, as are indicated on the Schedule 3.14 (collectively, the "Intellectual Property"). Except as set forth on Schedule 3.14, Solmecs either has full right, title and interest in and to, or possesses the right to use, the Intellectual Property used in the conduct of the Business (including without limitation the exclusive right to use and license the same). Any item constituting part of the Intellectual Property in which Solmecs has an ownership or license interest has been, to the extent indicated on Schedule 3.14, duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other governmental entities as are indicated on Schedule 3.14 and such registrations, filing and issuances remain in full force and effect. No claim of infringement or misappropriation of patents, trademarks, trade names, service marks, copyrights or

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
trade secrets of any other entity or individual has been made nor threatened against Solmecs and, Solmecs is not infringing or misappropriating any patents, trademarks, trade names, service marks, copyrights or trade secrets of any other entity or individual. Except as set forth on Schedule 3.14, without limiting any other provisions hereof, Solmecs has not granted any license, franchise or permit to any entity or individual to use any of the Intellectual Property of Solmecs and no other entity or individual has the right to use the same trademarks, service marks or trade names used by Solmecs or any similar trademarks, service marks or trade names likely to lead to confusion. No proceedings have been instituted, are pending, or are threatened which challenge the rights of Solmecs with respect to its Intellectual Property, or its use thereof in connection with the Business and there is no valid basis for any such proceedings. Solmecs has granted no license to third parties with regard to Solmecs's Intellectual Property.

                  3.15 Tax Matters.

                    (a) Except as set forth on Schedule 3.15, Solmecs has filed with the appropriate governmental agencies all tax returns and reports required to be filed by it, and has paid in full or contested in good faith or made adequate provision for the payment of, Taxes (as defined herein) shown to be due or claimed to be due on such tax returns and reports. The provisions for Taxes which will be set forth on the latest balance sheet included in the Solmecs Financial Statements include adequate provisions for the payment in full of any and all Taxes for which Solmecs is or could be liable, whether to any governmental entity or to other entities or individuals (as, for example, under tax allocation agreements), not yet due for any and all periods up to and including the date of such balance sheet; and all Taxes for periods beginning thereafter through the Closing Date have been, or will be, paid when due or adequately reserved against on the books of Solmecs and an amount of cash equal to the amount of such reserve will have been set aside for the payment of such Taxes. Solmecs has duly withheld all payroll taxes and other United States or foreign national, regional, state, county or local taxes and other items requiring to be withheld by it from employer wages, and has duly deposited the same in trust for or paid over to the proper taxing authorities. Solmecs has not executed or filed with any taxing authority any agreement extending the periods for the assessment or collection of any Taxes, and is not a party to any pending or threatened, action or proceeding by any governmental authority for the assessment or collection of Taxes. Within the past three years, the federal income tax returns of Solmecs have not been examined by the United States Internal Revenue Service nor has the Netherlands Antilles or other taxing authority with jurisdictional authority examined any merchandize, personal property, sales or use tax returns of Solmecs. There is no tax lien, whether imposed by any United States or foreign national, regional, state, county or local taxing authority, outstanding against the assets, properties or business

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
of Solmecs. After the date hereof, no election or consent with respect to any Tax (or the computation thereof) affecting Solmecs will be made without the prior written consent of SCNV. Solmecs has not agreed to make or is required to make any adjustment under any applicable United States or foreign national, regional, state, county or local tax law (including without limitation Section 481(a) of the United States Internal Revenue Code) by reason of a change in accounting method or otherwise. Solmecs is not a party to any tax sharing or allocation agreement. Solmecs has not been a member of an affiliated group filing a consolidated income tax return or has any liability for Taxes under any United States or foreign national, regional, state, county or local tax law (including without limitation Treas. Reg. Section 1.1502-6 or any similar provision of foreign law), as a transferee or successor, by contract or otherwise.

                      (b) As used herein, the term "Taxes" means all national, regional, state, county or local taxes and governmental assessments of Australia, Israel, the Netherlands Antilles and the United States, as the case may be, including but not limited to income taxes, estimated taxes, withholding taxes, excise taxes, ad valorem taxes, payroll related taxes (including but not limited to premiums for worker's compensation insurance and statutory disability insurance), employment taxes, franchise taxes and import duties, together with any related liabilities, penalties, fines, additions to tax or interest.

                  3.16 Insurance. Schedule 3.16 contains a complete and correct list and summary description of all contracts and policies of insurance relating to any of the Assets, the Business and employees in which Solmecs is an insured party, beneficiary or loss payable payee. Each such policy is in full force and effect, is with responsible insurance carriers and is adequate in coverage and amount to insure fully against risks to which Solmecs and its employees, the Business, properties and other assets may be exposed in the operation of the Business. All premiums with respect to such insurance policies have been paid on a timely basis, and no notice of cancellation or termination has been received with respect to any such policy. Solmecs has not failed to give any notice or present any claim thereunder in due and timely fashion. There are no pending claims against such insurance by Solmecs as to which the insurers have denied coverage or otherwise reserved rights. Solmecs has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance since the date it commenced operations.

                  3.17 Banks; Powers of Attorney. Schedule 3.17 is a complete and correct list showing (a) the names of each bank in which Solmecs has an account or safe deposit box and the names of all persons authorized to draw thereon or who have access thereto,

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
and (b) the names of all persons, if any, holding powers of attorney from Solmecs.

                  3.18 Employee Arrangements.

                      (a) Schedule 3.18 is a complete and correct list and summary description of all (a) union, collective bargaining, employment, management, termination and consulting agreements to which any of Solmecs is a party or otherwise bound, and (b) compensation plans and arrangements; bonus and incentive plans and arrangements; deferred compensation plans and arrangements; pension and retirement plans and arrangements; profit-sharing and thrift plans and arrangements; stock purchase and stock option plans and arrangements; hospitalization and other life, health or disability insurance or reimbursement programs; holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount policies and arrangements; and other plans or arrangements providing for benefits for employees of Solmecs.

                      (b) The consummation of the transactions contemplated hereby will not (either alone or in conjunction with another event, such as a termination of employment or other services) entitle any employee or other person to receive severance or other compensation which would not otherwise be payable absent the consummation of the transactions contemplated hereby or cause the acceleration of the time of payment or vesting of any award or entitlement under any employee plan.

                      (c) Solmecs is not in default with respect to any of the foregoing obligations. Solmecs is not in default with respect to any withholding or other employment taxes or payments with respect to accrued vacation or severance pay on behalf of any employee for which it is obligated on the date hereof and will maintain and continue to make all such necessary payments or adjustments arising through the Closing Date.

                      (d) There have been no audits of the equal employment opportunity practices of Solmecs and no basis for any violation of equal employment opportunity practices. No representation question exists respecting the employees of Solmecs and no collective bargaining agreement is currently being negotiated by Solmecs. Solmecs has not received notice from any union or employees setting forth demands for representation, elections or for present or future changes in wages, terms of employment or working conditions.

                      (e) Schedule 3.18 sets forth all outstanding loans and other advances (other than travel advances in the ordinary course of business which do not exceed $1,000 per individual) made by Solmecs to any of its officers, directors, employees, stockholders, partners or consultants.

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
                  3.19 Records. Solmecs has records that accurately and validly reflect its transactions and accounting controls sufficient to insure that such transactions are (i) in all material respects executed in accordance with management's general or specific authorization and (ii) recorded in conformity with generally accepted accounting principles.

                  3.20 Brokerage Fees. Neither Solmecs nor any of its affiliates has retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby or any transaction of like nature that would be required to be paid by Solmecs.

                  3.21 Suppliers and Providers of Services.

                      (a) Schedule 3.21 sets forth a complete and correct list setting forth, as of December 31, 1997, the twenty (20) largest suppliers of goods to, and providers of services to, Solmecs (collectively, "Suppliers") to which Solmecs made payments during the fiscal year ended June 30, 1997, or expects to make payments during the year ending June 30, 1998, in excess of five percent (5%) of Solmecs's operating expenses as reflected on its statement of operations for such year.

                      (b) Neither Solmecs nor the Solmecs Shareholder has information which might reasonably indicate that any of the Suppliers have any disputes with Solmecs and the Business or intend to cease selling or rendering services to, or dealing with, Solmecs on substantially the same basis as of the date hereof, nor has any information been brought to their attention which might reasonably lead them to believe any such Supplier intends to cease selling or rendering services to Solmecs or to alter in any material respect the amount of sales or service or the extent of dealings with Solmecs, or would alter in any material respect the sales or service or dealings in the event of the consummation of the transactions contemplated hereby. Neither Solmecs nor any Solmecs Shareholder has information which might reasonably indicate, nor has any information been brought to its attention which might reasonably lead them to believe, that any Supplier will not be able to fulfill outstanding or currently anticipated purchase orders placed by, or service obligations to, Solmecs.

                      (c) Except as set forth on Schedule 3.21(c), neither Solmecs nor the Solmecs Shareholder, nor any entity controlled by one of more of the foregoing: (i) owns, directly or indirectly, any interest in (excepting less than 1% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee, partner or consultant of, any entity or individual (1) which is, or is engaged in business as, a competitor, lessor, lessee or Supplier of

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
Solmecs, or (2) which is engaged in any business similar to that conducted by Solmecs; (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that Solmecs uses in the conduct of the Business; or (iii) has any cause of action or other claim whatsoever against, or owes any amount to, Solmecs, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.

                  3.22 Customers. Schedule 3.22 sets forth a complete and correct list setting forth, as of December 31, 1997, the twenty (20) largest customers of the Business and the amount for which each such customer was invoiced. There are no (i) threatened cancellations by the Customers with respect to the Business, (ii) outstanding disputes by such Customers with Solmecs and the Business, or (iii) material adverse changes in the business relationship between the Business and any such Customer. Neither Solmecs nor the Solmecs Shareholder has information which might reasonably indicate that any of the Customers have any disputes with Solmecs and the Business or intend to cease dealing with Solmecs on substantially the same basis as of the date hereof, nor has any information been brought to their attention which might reasonably lead them to believe any such Customer intends to alter in any material respect the extent of dealings with Solmecs, or would alter in any material respect the dealings in the event of the consummation of the transactions contemplated hereby.

                  3.23 Licenses. Solmecs and its officers, directors, partners and employees possess all material governmental registrations, certificates of need, consents, qualifications and accreditations and other material licenses, permits, authorizations and approvals that are required by every national and local governmental entity or regulatory authority, whether domestic or foreign, for the conduct of the Business and the use of the Assets presently conducted or used (collectively, "Licenses"). Schedule 3.23 contains a true and complete list of the Licenses, exclusive of any Licenses with respect to state or local sales, use or other Taxes. All of the Licenses are in full force and effect and no action or claim is pending nor is threatened to revoke or terminate any License or declare any License invalid in any material respect. Neither Solmecs nor any of its officers, directors, or employees is in default in any material respect under any of such Licenses and no event has occurred and no condition exists which, with the giving of notice, the passage of time, or both, would constitute a default thereunder, which default could reasonably be expected to have a material adverse effect on the business.

                  3.24 Certain Business Matters. Except as is set forth in
Schedule 3.24, (a) Solmecs is not a party to or bound by any distributorship, dealership, sales agency, franchise or similar agreement which relates to the sale or distribution of any of the

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
products and services of the Business, (b) Solmecs has no sole-source supplier of significant goods or services (other than utilities) with respect to which practical alternative sources are not available on comparable terms and conditions, (c) there are no pending or threatened labor negotiations, work stoppages or work slowdowns involving or affecting the Business, and no union representation questions exist, and there are no organizing activities, in respect of any of the employees of Solmecs, (d) the product and service warranties given by Solmecs or by which it is bound (complete and correct copies or descriptions of which have heretofore been delivered by Solmecs to SCNV) entail no greater obligations than are customary in the Business, (e) neither Solmecs nor the Solmecs Shareholder is a party to or bound by any agreement which limits its or his, as the case may be, freedom to compete in any line of business or with any entity or individual, or which is otherwise materially burdensome to Solmecs and (f) Solmecs is not a party to or bound by any agreement in which any officer, director or stockholder of Solmecs (or any affiliate of any such entity or individual) has, or had when made, a direct or indirect material interest.

                  3.25 Certain Contracts.

                      (a) Except as set forth on Schedule 3.25, Solmecs has no written or oral contract, obligation, commitment or quote outstanding of any nature (other than obligations involving annual payments of less than $25,000 individually), including without limitation the following:

                                               (i)   Employment, bonus,
severance or consulting agreements, retirement, stock bonus, stock option, or similar plans;

                                              (ii)   Loan or other agreements,
notes, indentures, or instruments relating to or evidencing indebtedness for borrowed money or mortgaging, pledging or granting or creating a lien or security interest or other encumbrance on any of the Assets or any agreement or instrument evidencing any guaranty by Solmecs of payment or performance by any other entity or individual;

                                             (iii)   Any contract or series of
contracts with the same entity or individual for the furnishing or purchase of equipment, goods or services;

                                              (iv)   Any joint venture contract
or arrangement or other agreement involving a sharing of profits or expenses to which Solmecs is a party or by which it is bound;

                                               (v)   Agreements which would,
after the Closing Date, limit the freedom of SCNV or the Surviving

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
Corporation to compete in any line of business or in any geographic area or with any entity or individual;

                                              (vi)   Agreements providing for
disposition of the assets, businesses or a direct or indirect ownership interest in Solmecs;

                                             (vii)   Any lease under which
Solmecs is either lessor or lessee;

                                            (viii)   Any contract, commitment or
arrangement not made in the ordinary course of business of Solmecs, including without limitation, any powers-of-attorney giving any entity or individual authority to act on behalf of Solmecs;

                                              (ix)   Any contract or series of
contracts, commitments or arrangement relating to the provision of goods or services for Solmecs by any entity or individual who is related to, or an affiliate of, Solmecs or any officer, director, partner or stockholder of Solmecs, and any contract or series of contracts, commitments or arrangement relating to the provision of goods or services for Solmecs by any entity or individual the terms of which were not determined on an arms' length basis; and

                                               (x)   Agreements with any
governmental entity.

                      (b) Schedule 3.25 is a complete and correct list of all material contracts, commitments, obligations and understandings which are not set forth in any other schedule delivered hereunder and to which Solmecs is a party or otherwise bound, except for (i) purchase orders from vendors or customers and (ii) each of those which (A) were made in the ordinary course of business and (B) either (1) are terminable by Solmecs without liability, expense or other obligation on 30 days' notice or less, or (2) may be anticipated to involve aggregate payments to or by Solmecs of $5,000 (or the equivalent) or less calculated over the full term thereof, and (3) are not otherwise material to the Business or Solmecs. Complete and correct copies of all contracts, commitments, obligations and undertakings set forth on any of the schedules delivered pursuant to this Agreement have been furnished by Solmecs to SCNV. Except as expressly stated on any of such schedules, (i) each of them is in full force and effect, no entity or individual which is a party thereto or otherwise bound thereby is in default thereunder, and no event, occurrence, condition or act exists which does (or which with the giving of notice or the lapse of time or both would) give rise to a default or right of cancellation, acceleration or loss of contractual benefits thereunder; (ii) there has been no threatened cancellations thereof, and there are no outstanding disputes thereunder; (iii) none of them is materially burdensome to Solmecs; and (iv) each of them is fully assignable without the consent, approval, order or any waiver by, or any other action of or with any entity or individuals which will not be obtained before the Closing Date, without the payment of any penalty, the incurrence of any additional debt, liability or obligation of any nature whatsoever or the change of any term.

                      (c) The continuation, validity and effectiveness of all such contracts, commitments, obligations and understandings set forth on
Schedule 3.25 under the current material terms thereof, will in no way be affected by the transactions contemplated hereby. There are no negotiations pending or in progress to revise any material term of any such contract.

                  3.26 Business Practices and Commitments. Set forth on Schedule
3.26 is a description of Solmecs's warranty practices and obligations, as each of the foregoing relate to Solmecs's Customers and Suppliers.

                  3.27 Approvals/Consents. Solmecs currently holds all material governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which are necessary for the operation of the Business, all of which are in full force and effect and are transferable to SCNV without the payment of any penalty, the incurrence of any additional debt, liability or obligation of any nature whatsoever or the change of any term. No material violations of the terms thereof have heretofore occurred or are known by the Solmecs Shareholder to exist as of the date of this Agreement.

                  3.28 No Illegal or Improper Transactions. Neither Solmecs has, nor have any of its directors, officers or employees, directly or indirectly, used funds or other assets of Solmecs, or made any promise or undertaking in such regard, for (a) illegal contributions, gifts, entertainment or other expenses relating to political activity; (b) illegal payments to or for the benefit of governmental officials or employees, whether domestic or foreign; (c) illegal payments to or for the benefit of any person, firm, corporation or other entity, or any director, officer, employee, agent or representative thereof; or
(d) the establishment or maintenance of a secret or unrecorded fund; and there have been no false or fictitious entries made in the books or records of Solmecs.

                  3.29 Restrictive Documents and Territorial Restrictions. Solmecs is not subject to, or a party to, any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument, judgment or decree, law, rule, ordinance, regulation, order, or any other restriction of any kind or character, which materially adversely affects the Business, business prospects, operations or condition (financial or otherwise) of Solmecs or any of its respective assets or property, or which would prevent consummation of the transactions contemplated hereby, or the continued operation of the Business after the date hereof on substantially the same basis as heretofore operated or which would restrict the ability of Solmecs to acquire any property or conduct business in any area.

                  3.30 Information as to Solmecs. None of the representations or warranties made by the Solmecs Shareholder in this Agreement is, or contained in any of the Solmecs Documents to be executed and delivered hereto will be, false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein contained not misleading.

                  3.31 Securities. The Solmecs Shareholder understands that the Stock Consideration received by it pursuant to this Agreement consists of SCNV Common Stock which will not be registered under the Securities Act of 1933, as amended (the "Act"), or under applicable state securities laws, in reliance upon exemptions contained in the Act and such laws and any applicable regulations promulgated thereunder or interpretations thereof, and cannot be offered for sale, sold or otherwise transferred unless such SCNV Common Stock is subsequently so registered or qualifies for exemption from registration under the Act and such applicable state securities laws; and the certificates of such SCNV Common Stock shall bear an appropriate legend to that effect.

                  3.32 Qualification of Representations and Warranties. Notwithstanding anything to the contrary contained herein, all of the representations and warranties of Solmecs and the Solmecs Shareholder set forth in this Article 3 (except for the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5 and 3.31), whether or not qualified, are made and qualified to the "actual knowledge" of the Solmecs Shareholder and to the "best knowledge" of Solmecs. The "actual knowledge" of the Solmecs Shareholder shall mean the actual knowledge (i.e. not constructive knowledge) of the officers and directors of the Solmecs Shareholder without independent investigation. The "best knowledge" of Solmecs shall mean the actual knowledge of Solmecs' directors without independent investigation and the actual knowledge (i.e. not constructive knowledge) of the management of Solmecs after due investigation.

        4. Representations and Warranties as to SCNV. SCNV represents and warrants to Solmecs and the Solmecs Shareholder as follows:

                  4.1 Organization, Standing and Power. SCNV is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted by it. There are no

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
states or jurisdictions in which the character and location of any of the properties owned or leased by SCNV, or the conduct of its business, makes it necessary for it to qualify to do business as a foreign corporation.

                  4.2 Incorporation Documents and By-Laws. SCNV has heretofore furnished, or will furnish to Solmecs, a complete and correct copy of its Certificate of Incorporation and the By-Laws, each as amended to date. Such organizational documents are in full force and effect. SCNV is not in violation of any of the provisions of any of the aforesaid organizational documents.

                  4.3 Capitalization/Stock Consideration.

                      (a) The authorized capital stock of SCNV consists of 10,000,000 shares of SCNV Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share (none of which are outstanding or held in the treasury of SCNV). As of the date hereof, the following shares of SCNV Common Stock are issued or reserved for issuance: (i) 541,343 shares of SCNV Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; (ii) up to 1,041,044 shares of SCNV Common Stock to be issued pursuant to the Equity Financing (as defined in Section 6.12); (iii) up to 1,041,044 shares of SCNV Common Stock to be reserved for future issuance upon exercise of warrants of SCNV to be granted pursuant to the Equity Financing;
(iv) up to 208,208 shares of SCNV Common Stock to be reserved for future issuance upon exercise of Unit Purchase Options (104,104) shares and 104,104 warrants) to be granted to the underwriter in connection with the Equity Financing; and (v) 200,000 shares of SCNV Common Stock reserved for future issuance upon exercise of stock options reserved for grant pursuant to the Option Plan (as defined in Section 6.11(b) hereof). Except as set forth herein or as contemplated by the transactions herein and the Equity Financing, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SCNV or any of its subsidiaries or obligating SCNV or any of its subsidiaries to issue or sell any shares of capital stock of or other equity interests in SCNV or any of its subsidiaries.

                      (b) The Stock Consideration, when issued, will be duly authorized and validly issued, fully paid and non-assessable, will be delivered hereunder free and clear of any liens, adverse claims, security interests, pledges, mortgages, charges and encumbrances of any nature whatsoever, except that the shares of SCNV Common Stock constituting the Stock Consideration will be subject to restrictions on transfer pursuant to the Act or the laws of applicable states and the terms of the Lock-Up Agreement (as hereinafter defined).


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
                      (c) After giving effect to the consummation of the transactions contemplated hereby and the Equity Financing, SCNV Common Stock issued pursuant to the Stock Consideration shall represent no less than twenty-four percent (24%) of the issued and outstanding Common Stock as of the date of the Closing Date; provided, however, that SCNV may issue up to an additional 1,000,000 shares of SCNV Common Stock or units (containing up to an additional 1,000,000 shares of the SCNV Common Stock) in connection with or simultaneously with, and at a substantially similar valuation as, the Equity Financing, in which case the SCNV Common Stock (and other stock outstanding prior to such offering) would represent a proportionately lower percentage of the SCNV Common Stock.

                  4.4 Authority. The execution and delivery by SCNV of this Agreement and of each agreement to be executed and delivered by it pursuant hereto (collectively, the "SCNV Documents"), the compliance by it with the provisions hereof and thereof, and the consummation of the transactions contemplated hereby and thereby, have been (and at the Closing Date will be) duly and validly authorized by all necessary corporate action on the part of SCNV, and SCNV has (and at the Closing Date will have) all necessary corporate power and corporate authority with respect thereto. This Agreement is, and when executed and delivered by SCNV each other SCNV Document will be, the valid and binding obligation of SCNV to the extent it is a party thereto, in accordance with the respective terms, thereof, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies.

                  4.5 Noncontravention. Neither the execution and delivery by SCNV of any SCNV Document, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by it of any of its respective obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of the Certificates of Incorporation or By-Laws of SCNV, or (b) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with, or result in a loss of contractual benefits to, either of them, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which either of them is a party or by which either of them or their respective assets may be bound, or require any consent, approval or notice under the terms of any such document or instrument, or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to either of them, or
(d) result in the creation or imposition of any lien, adverse claim, restriction,

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
charge or encumbrance upon any of their assets, or (e) interfere with or otherwise adversely affect the ability of SCNV to carry on its business after the Closing Date on substantially the same basis as is now conducted by it.

                  4.6 Information as to SCNV. (a) None of the representations or warranties made by SCNV in this Agreement, or contained in any of the SCNV Documents to be executed and delivered hereto if any, is or will be, false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein contained not misleading.

        5.  Indemnification.

                  5.1 Indemnification by the Solmecs Shareholder. Solmecs and the Solmecs Shareholder, jointly and severally, hereby indemnifies and agrees to defend and hold harmless SCNV from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto) which it may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with (i) any misrepresentation of a material fact contained in any representation of Solmecs and/or the Solmecs Shareholder, (ii) the breach by Solmecs or the Solmecs Shareholder of any warranty or covenant made by either or both of them in any Solmecs Document, or (iii) any claim, demand, suit, action, proceeding or investigation whatsoever by any creditor or security holder of Solmecs or the Solmecs Shareholder or any administrative or governmental entity or agency relating to the consummation of the transactions contemplated herein. The foregoing indemnification shall also apply to direct claims by SCNV against Solmecs or the Solmecs Shareholder.

                  5.2 Indemnification by SCNV. SCNV indemnifies and agrees to defend and hold harmless the Solmecs Shareholder from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto), which it may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with (i) any misrepresentation of a material fact contained in any representation of SCNV contained in, or the material breach by SCNV of any warranty or covenant made by it in, any SCNV Document (ii) the breach by SCNV of any warranty or covenant made by it in any SCNV Document, OR (iii) any claim, demand, suit, action, proceeding or investigation whatsoever by any creditor or securityholder of SCNV or administrative or governmental entity or agency relating to the consummation of the transactions contemplated herein. The foregoing indemnification shall also apply to direct claims by Solmecs Shareholder against SCNV.

                  5.3 Third Party Claims. If a claim by a third party is made against any party or parties hereto and the party or parties against whom said claim is made intends to seek indemnification with respect thereto under Sections 5.1 or 5.2, the party or parties seeking such indemnification shall promptly notify the indemnifying party or parties, in writing, of such claim, providing such details of the claim (including the claimed amount) as are then known; provided, however, that the failure to give such notice shall not affect the rights of the indemnified party or parties hereunder except to the extent that such failure materially and adversely affects the indemnifying party or parties due to the inability to timely defend such action. The indemnifying party or parties shall have 10 business days after said notice is given to elect, by written notice given to the indemnified party or parties, to undertake, conduct and control, through counsel of their own choosing (subject to the consent of the indemnified party or parties, such consent not to be unreasonably withheld) and at their sole risk and expense, the good faith settlement or defense of such claim, and the indemnified party or parties shall cooperate with the indemnifying parties in connection therewith; provided: (a) all settlements require the prior reasonable consultation with the indemnified party and the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, and (b) the indemnified party or parties shall be entitled to participate in such settlement or defense through counsel chosen by the indemnified party or parties, provided that the fees and expenses of such counsel shall be borne by the indemnified party or parties. So long as the indemnifying party or parties are contesting any such claim in good faith, the indemnified party or parties shall not pay or settle any such claim; provided, however, that notwithstanding the foregoing, the indemnified party or parties shall have the right to pay or settle any such claim at any time, provided that in such event they shall waive any right of indemnification therefor by the indemnifying party or parties. If the indemnifying party or parties do not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid, or if the indemnifying parties fail to proceed with the good faith defense or settlement of the matter after making such election, then, in either such event, the indemnified party or parties shall have the right to contest, settle or compromise (provided that all settlements or compromises require the prior reasonable consultation with the indemnifying party and the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld) the claim at their exclusive discretion, at the risk and expense of the indemnifying parties.


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
                  5.4 Assistance. Regardless of which party is controlling the defense of any claim, each party shall act in good faith and shall provide reasonable documents and cooperation to the party handling the defense.

                  5.5 Limitations.

                      (a) Notwithstanding anything to the contrary contained herein, SCNV hereby agrees that:

                                    (i) the sole remedy (at law or in equity)
                  that SCNV may pursue against the Solmecs Shareholder for any claims or causes of action arising out of or based upon this Agreement or the transactions contemplated hereby shall be pursuant to the indemnification provisions of this Article 5;

                                    (ii) the indemnification obligations of the
                  Solmecs Shareholder pursuant to this Article 5 are nonrecourse against the Solmecs Shareholder, and are limited solely to the surrender of shares of SCNV which comprise the Stock Consideration, based on the market value (defined below) of SCNV shares as of the surrender date; and

                                    (iii) SCNV hereby waives any claim or cause
                  of action (at law or equity) arising out of or based upon this Agreement and the transactions contemplated hereby that it may now or hereafter have against any officer, director, employee or agent of Solmecs and the Solmecs Shareholder.

                      (b) For the purpose of any computation under Subsection
(a) above, the market value of SCNV shares at any date shall be deemed to be the average of the daily closing prices for 30 consecutive business days before such date. The closing price for each day shall be the last sale price regular way or, in case no such reported sale takes place on such day, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange on which the SCNV share are admitted to trading or listed, or if not listed or admitted to trading on such exchange, the average of the highest report bid and lowest reported asked prices as reported by the Nasdaq Stock Market, or other similar organization if the Nasdaq Stock Market is no longer reporting such information, or if not so available, the fair market price as determined by appraisal (without any discount for minority interest) by an independent appraiser to be selected by mutual agreement of SCNV and the Solmecs Shareholder.


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
        6. Covenants

                  6.1 Investigation. Between the date hereof and the earlier of the Closing Date or the termination date of this Agreement, SCNV, on the one hand, and Solmecs and/or the Solmecs Shareholder, on the other hand, may, directly and through their representatives, make such investigation of each other corporate party and their respective businesses and assets of the other corporate party or parties as each deems necessary or advisable (the entity and/or its representatives making such investigation being the "Investigating Party"). In furtherance of the foregoing, the Investigating Party shall have reasonable access, during normal business hours after the date hereof, to all properties, books, contracts, commitments and records of each other, and shall furnish to the other and their representatives such financial and operating data and other information as may from time to time be reasonably requested relating to the transactions contemplated by this Agreement. SCNV, on the one hand, and Solmecs and the Solmecs Shareholder, on the other, and the respective management, employees, accountants and attorneys of the corporate parties shall cooperate fully with the Investigating Party in connection with such investigation. Notwithstanding anything to the contrary contained herein, if the Solmecs Shareholder conclusively demonstrates that any of the executive officers of SCNV had actual knowledge that any of the representations and warranties of Solmecs or the Solmecs Shareholder contained herein are not correct and elects to close the transaction despite such knowledge, then SCNV shall be deemed to have waived any claim or cause of action directly arising from such waived representation and warranty.

                  6.2 Consummation of Transaction. Each of the parties hereto hereby agrees to use all reasonable efforts to cause all conditions precedent to its obligations (and to the obligations of the other parties hereto to consummate the transactions contemplated hereby) to be satisfied, including, but not limited to, using all reasonable efforts to obtain all required (if so required by this Agreement) consents, waivers, amendments, modifications, approvals, authorizations, novations and licenses; provided, however, that nothing herein contained shall be deemed to modify any of the absolute obligations imposed upon any of the parties hereto under this Agreement or any agreement executed and delivered pursuant hereto.

                  6.3 Cooperation/Further Assurances.

                      (a) Each of the parties hereto hereby agrees to fully cooperate with the other parties hereto in preparing and filing any notices, applications, reports and other instruments and documents which are required by, or which are desirable in the reasonable opinion of any of the parties hereto, or their respective legal counsel, in respect of, any statute, rule, regulation or order of any governmental or administrative body in connection with the transactions contemplated by this Agreement.

                      (b) Each of the parties hereto hereby further agrees to execute, acknowledge, deliver, file and/or record, or cause such other parties to the extent permitted by law to execute, acknowledge, deliver, file and/or record such other documents as may be required by this Agreement and as SCNV, on the one hand, and/or Solmecs and/or the Solmecs Shareholder, on the other, or their respective legal counsel may reasonably require in order to document and carry out the transactions contemplated by this Agreement.

                  6.4 Accuracy of Representations. Each of the parties hereto agrees that prior to the Closing Date it will enter into no transaction and take no action, and will use its best efforts to prevent the occurrence of any event (but excluding events which occur in the ordinary course of business and events over which such party has no control), which would result in any of its representations, warranties or covenants contained in this Agreement or in any agreement, document or instrument executed and delivered by it pursuant hereto not to be true and correct, or not to be performed as contemplated, at and as of the time immediately after the occurrence of such transaction or event.

                  6.5 Notification of Certain Matters. Solmecs and the Solmecs Shareholder shall give prompt notice to SCNV, and SCNV shall give prompt notice to Solmecs and the Solmecs Shareholder, as the case may be, of any of the following events that become know to such parties: (a) the occurrence, or nonoccurrence, or any event the occurrence, or nonoccurrence, of which would be likely to cause any representation contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (b) any material failure of Solmecs and/or the Solmecs Shareholder, on the one hand, and of SCNV, on the other, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by him or it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  6.6 Broker. Each of SCNV, Solmecs and the Solmecs Shareholder represents and warrants to the other parties that no broker or finder was engaged or dealt with in connection with any of the transactions contemplated by this Agreement, and each of the parties shall indemnify and hold the other harmless from and against any and all claims or liabilities asserted by or on behalf of any alleged broker or finder for broker's fees, finder's fees, commissions or like payments.

                  6.7 No Solicitation of Transactions. Prior to the earlier of the Closing Date or the termination of this

Agreement in accordance with its terms, neither Solmecs nor the Solmecs Shareholder will, directly or indirectly, through any officer, director, employee, investment banker, accountant, agent, other representative or otherwise, solicit, initiate or encourage the submission of proposals or offers from any entity or individual relating to any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the Assets or the Business of, or any equity interest in, Solmecs (other than the transactions contemplated hereby), or any business combination with Solmecs and other than with SCNV, participate in any negotiations regarding, or furnish to any other entity or individual any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Solmecs and the Solmecs Shareholder shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing (other than in respect of the transaction contemplated hereby). Solmecs or the Solmecs Shareholder shall promptly notify SCNV if any such proposal or offer, or any inquiry or contact with any entity or individual with respect thereto, is made and shall, in any such notice to SCNV, indicate in reasonable detail the identity of the offeror and the terms and conditions of any proposal or offer.

                  6.8 Management and Administrative Matters. SCNV shall, effective at the Closing, take any and all steps or actions reasonably necessary to effect the following:

                      (a) an increase in the number of directors constituting the board of directors of Solmecs to five (5) and the nomination and appointment of Herman Branover, Emmanuel Althaus, each of the designees of Batei Sefer Limlacher and Patterson Travis, Inc. and one (1) other director to serve on the Board of Directors of Solmecs until their respective successors are duly elected and qualified, with each to hold office in accordance with the Certificate of Incorporation and By-Laws of Solmecs.

                      (b) adoption of a stock option plan (the "Option Plan") permitting the issuance of options to purchase up to 200,000 shares of SCNV Common Stock to officers, directors, employees and other persons eligible to receive options under such Option Plan.

                  6.9 Equity Financing. SCNV shall use its best reasonable efforts to negotiate, prepare and enter into such agreements, as well as to take or cause to be taken such actions, as are necessary and proper to promptly effectuate a public offering of approximately fifty percent (50%) of the shares of SCNV Common Stock (the "Equity Financing"), resulting in funding in the amount of at least $5,900,000. Solmecs and the Solmecs Shareholder shall cooperate on a reasonable basis with SCNV, at SCNV's expense,

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
to provide information deemed necessary or advisable by SCNV to be included in connection with the Equity Financing.

                  6.10 Capital Contribution. Prior to the Closing, the Solmecs Shareholder shall have forgiven all indebtedness owing by Solmecs to the Solmecs Shareholder as a capital contribution to Solmecs (the "Capital Contribution").

                  6.11 Prohibited Conduct. Each of Solmecs and the Solmecs Shareholder covenants and agrees that, during the period from the date hereof to the Closing Date, except pursuant to the terms hereof or unless SCNV shall otherwise agree in writing, the Business shall be conducted only, and Solmecs shall not take any action except, in the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws; and Solmecs shall use its reasonable efforts to preserve intact its Assets, the Business and the business organization of Solmecs, to keep available the services of the present officers, employees and consultants of Solmecs, and to preserve the present relationships of Solmecs with customers, suppliers and other entities or individuals with whom Solmecs has business relations. By way of illustration, and not limitation, neither Solmecs or the Solmecs Shareholder shall, between the date of this Agreement and the Closing Date, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of SCNV:

                      (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of the Solmecs Stock, or (ii) split, combine or reclassify any of the Solmecs Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Solmecs Stock, or otherwise;

                      (b) authorize for issuance, issue, deliver, sell or agree to commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber, any shares of Solmecs Stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities convertible securities or any other securities or equity equivalents;

                      (c) (i) increase the compensation payable or to become payable to any officer, director, employees or consultant of Solmecs, except pursuant to the terms of contracts, policies or benefit arrangements in effect on the date hereof, or (ii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer, other employee or consultant of Solmecs or any of its subsidiaries, except pursuant to the terms of contracts, policies and benefit arrangements in effect on the date hereof, or (iii) establish, adopt, enter into or amend any collective bargaining (other than in accordance with past practice), bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers, employees or consultants of Solmecs;

                      (d) amend the organizational and charter documents of Solmecs or alter through merger, liquidation, reorganization, restructuring, or in any other fashion, the corporate structure or ownership of Solmecs;

                      (e) acquire, or agree to acquire, (i) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or corporation, partnership, joint venture, association or other business organization or division thereof, or (ii) any assets that are material, individually or in the aggregate, to Solmecs;

                      (f) sell, lease, license, mortgage or
otherwise encumber or subject to any lien, security interest, pledge or encumbrance or otherwise dispose of any of the Assets, except sales in the ordinary course of business consistent with past practice;

                      (g) permit (i) Solmecs to incur any indebtedness for borrowed money or guarantee any such indebtedness of another entity or individual, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Solmecs, guarantee any debt securities of another entity or individual, or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (ii) the Solmecs Shareholder to issue any guaranties of any indebtedness of Solmecs;

                      (h) except in the ordinary course of business, enter into any agreement, contract, commitment, involving a commitment on the part of Solmecs to purchase, sell, lease or otherwise dispose of assets or require payment by Solmecs in excess of $25,000;

                      (i) adopt a plan of complete or partial liquidation of Solmecs or resolutions providing for or authorizing such a liquidation or the dissolution, merger, consolidation, restructuring, recapitalization or reorganization of Solmecs;

                      (j) cause Solmecs to recognize any labor union (unless legally required to do so) or enter into or amend any collective bargaining agreement;

                      (k) change any accounting principles used by Solmecs;

                      (l) make any tax election of, or settle, compromise any income tax liability of, or prescribed by law, in the case of any of the foregoing, material to the business, financial condition or results of the operations of Solmecs and its Subsidiaries, if any, taken as a whole;

                      (m) settle or compromise any litigation in which any of Solmecs is a defendant (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, which payments are individually in an amount in excess of $10,000 and in the aggregate in an amount in excess of $30,000; and

                      (n) authorize any of, or commit or agree to take any of, the foregoing actions.

        Notwithstanding anything to the contrary contained herein, the Solmecs Shareholder shall not be obligated to, and may discontinue at any time, providing funds to Solmecs for its working capital or other requirements.

                  6.12 Public Announcements. SCNV and the Solmecs Shareholder will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement (other than in response to unsolicited inquiries) prior to such consultation. The Solmecs Shareholder will consult with SCNV before issuing any other press release or making any public statement relating to this Agreement or Solmecs and will not issue any such press release or make any such public statement without SCNV's prior consent.

                           6.13     Information Statement.  SCNV shall cooperate
with and assist the Solmecs Shareholder in the preparation and processing of the Solmecs Shareholder's preliminary information statement and the definitive information statement and all amendments thereof or supplements thereto, if any, in all reasonable respects requested by the Solmecs Shareholder and will furnish to the Solmecs Shareholder information relating to SCNV and its affiliates, and SCNV's plans for Solmecs after the Closing to the extent such information is required to be set forth therein under the Securities Exchange Act or the rules and regulations thereunder. If at any time prior to the Closing any event should occur relating to SCNV or its affiliates which should be set forth in an amendment of, or a supplement to, the definitive information statement, SCNV will promptly inform the Solmecs Shareholders and will furnish all necessary information with respect thereto. Prior to the completion of a definitive information statement, SCNV shall

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
have the right to conduct a reasonable review of the same, to request reasonable changes and to approve portions of the information statement with respect to the accuracy of information relating to SCNV.

        7. Nondisclosure/Non-Compete.

                  7.1 Nondisclosure.

                      (a) As used herein, the term "Confidential Information" shall mean any and all information (oral and written) relating to the Business or the Assets, other than such information which can be shown by the Solmecs Shareholder or SCNV, as the case may be, to be in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of a breach of the provisions of subparagraph below, including, but not limited to, information relating to: identity and description of goods and services used; technology; research; test procedures and results; formulae, customers and prospects; marketing; and selling and servicing.

                      (b) Following the execution hereof, SCNV and the Solmecs Shareholder hereby agree not to, at any time, directly or indirectly, use, communicate, disclose or disseminate any Confidential Information in any manner whatsoever.

                  7.2 Non-Compete Covenant. The Solmecs Shareholder shall not without the prior written consent of SCNV, during the [two (2)] year period commencing on the Closing Date, directly or indirectly, within any country, state or community in which SCNV is engaged in the Business, (a) engage or become interested in any entity (each, a "restricted entity") (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) which [primarily engages in the actual commercial activities conducted by SCNV which are related to SCNV's Business during such two (2)] year period or (b) take any other action which constitutes an interference with or a disruption of SCNV's Business including, without limitation, the solicitations of SCNV's customers or employees or any independent contractors of SCNV. For the purpose of this Agreement, restricted entity shall not include SCNV or its affiliates. Notwithstanding the foregoing, the Solmecs Shareholders shall be permitted to own not more than l% of any class of securities which is registered under the Securities Exchange Act of 1934, as amended; provided, however, that said l% limitation shall apply to the aggregate holdings of the Solmecs Shareholder and those of all other persons and entities with whom it has agreed to act for the purpose of acquiring, holding, voting or disposing of such securities.

        For purposes of clarification, but not of limitation, the Solmecs Shareholder hereby acknowledges and agrees that the

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
provisions of this Section 7.2 shall serve as a prohibition against it, during the period described therein, directly or indirectly, hiring, offering to hire, enticing away or in any other manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee, customer, prospective customer or supplier of the Business to discontinue or alter its relationship with the Business.

                  7.3 No Disparagement. At no time during the term of this Agreement, or thereafter shall any party hereto directly or indirectly, disparage the commercial, business or financial reputation of any other party.

                  7.4 Injunctive Relief, etc. The parties hereto hereby acknowledge and agree that (a) SCNV would be irreparably injured in the event of a breach by the Solmecs Shareholder of any of its obligations under this Section 7 with respect to unauthorized disclosure of Confidential Information or engaging in activities in violation of this Section 7, (b) monetary damages would not be an adequate remedy for any such breach, and (c) the applicable party shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach. It is hereby also agreed that the existence of any claims which the Solmecs Shareholder may have against SCNV, whether under this Agreement or otherwise, shall not be a defense to the enforcement by SCNV of any of its rights under this Section 7.

                  7.5 Scope of Restriction. It is the intent of the parties hereto that the covenants contained in this Section 7 shall be enforced to the fullest extent permissible under the laws of and public policies of each jurisdiction in which enforcement is sought (the Solmecs Shareholder and SCNV hereby acknowledging that said restrictions are reasonably necessary for the protection of SCNV). Accordingly, it is hereby agreed that if any one or more of the provisions of this Section 7 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible.


        8.  Conditions of Purchase and Sale.

                  8.1 Conditions to Obligations of SCNV to Purchase the Solmecs Stock. The obligations of SCNV to purchase the Solmecs Stock shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                      (a) Accuracy of Representations and Warranties. The representations and warranties of each of Solmecs and the Solmecs Shareholder contained in any Solmecs Document delivered by either or both of them shall have been true when made, and, in addition, shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

                      (b) Performance of Agreements. Each of Solmecs and the Solmecs Shareholder, as the case may be, shall have performed, observed and complied in all material respects with all of their obligations, covenants and agreements, and shall have satisfied or fulfilled in all material respects conditions contained in any Solmecs Document and required to be performed, observed or complied with, or to be satisfied or fulfilled, by Solmecs and/or the Solmecs Shareholder at or prior to the Closing Date.

                      (c) Opinion of Counsel for Solmecs and Solmecs Shareholder. SCNV shall have received opinions of Phillips Nizer Benjamin Krim & Ballon LLP and local counsel, as applicable, for Solmecs and the Solmecs Shareholder, dated the Closing Date, in substantially the form of Exhibit 8.1(c) hereto.

                      (d) Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no claim, suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby, shall have been instituted or threatened by any entity or individual, and which, in the reasonable judgment of SCNV (based on the likelihood of success and material consequences of such claim, suit, action, inquiry or proceeding), makes it inadvisable to proceed with the consummation of such transactions.

                      (e) Consents and Approvals. All consents, waivers, approvals, licenses and authorizations by third parties and governmental and administrative authorities (and all amendments or modifications to existing agreements with third parties) required as a precondition to the performance by Solmecs and the Solmecs Shareholder of their respective obligations hereunder and under any agreement delivered pursuant hereto, or which in SCNV's reasonable judgment are necessary to continue unimpaired, subsequent to the Closing Date, any rights in and to the Assets and/or the Business which could be impaired by the transactions contemplated hereby, shall have been duly obtained and shall be in full force and effect.

                      (f) Validity of Transactions. The validity of all transactions contemplated hereby, as well as the form and substance of all agreements, instruments, opinions, certificates and other documents delivered by Solmecs and Solmecs Shareholder pursuant hereto, shall be satisfactory in all material respects to SCNV and its counsel.

                      (g) No Material Adverse Change. From June 30, 1996 to the Closing Date, Solmecs shall not have suffered, in the reasonable judgment of SCNV, a material adverse change in the financial or business condition of Solmecs, taken as a whole.

                      (h) Equity Financing. Consummation of the Equity Financing with gross proceeds in an amount not less than $5,900,000.

                      (i) Employment Agreement. Branover shall have executed and delivered to SCNV an employment agreement substantially in the form of Exhibit 8.1(i) hereto (the "Employment Agreement").

                      (j) Lock-Up Agreement. The Solmecs Shareholder shall have executed a lock-up agreement substantially in the form of Exhibit 8.1(j) hereto (the "Lock-Up Agreement").

                      (k) Registration Rights Agreement. The Solmecs Shareholder shall have executed a registration rights agreement, substantially in the form of Exhibit 8.1(k) hereto (the "Registration Rights Agreement"), binding upon the stockholders of the Solmecs Shareholder in the event tax considerations compel a "spin off" of the Stock Consideration.

                      (l) Solmecs Shareholder Consent. The Solmecs Shareholder shall have consented to the resolutions of the Board of Directors of Solmecs approving and authorizing such steps as necessary to consummate this Agreement.

                      (m) Capital Contribution. The Solmecs Shareholder shall have forgiven Solmecs' indebtedness as a Capital Contribution.

                      (n) No Adverse Decision. There shall not be any action taken or threatened, or any statute, rule, regulation or order enacted, entered, threatened, or deemed applicable to the transactions contemplated hereby, by any governmental entity or regulatory authority or court that, whether in connection with the grant of a requisite regulatory approval, any agreement proposed by any governmental entity or regulatory authority, or otherwise, which (i) requires or could reasonably be expected to require any divestiture by Solmecs or SCNV of a portion of the Business that SCNV, in its reasonable judgment, believes will have materially adverse effect on SCNV or (ii) imposes any condition upon Solmecs that in SCNV's reasonable judgment (x) would be materially burdensome to Solmecs to (y) would materially increase the costs incurred or that will be incurred by SCNV as a result of consummating the transactions contemplated hereby.

                  8.2 Conditions to Obligations of Solmecs and the Solmecs Shareholder to Sell the Solmecs Stock. The obligations of Solmecs and the Solmecs Shareholder to sale the Solmecs Stock shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                      (a) Accuracy of Representations and Warranties. The representations and warranties of SCNV contained in any SCNV Documents delivered by SCNV shall have been true when made, and, in addition, shall be true in all material respects, on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

                      (b) Performance of Agreements. SCNV shall have performed, observed and complied, in all material respects, with all obligations, covenants and agreements, and shall have satisfied or fulfilled in all material respects all conditions contained in any SCNV Document and required to be performed, observed or complied with, or satisfied or fulfilled, by either or both of them at or prior to the Closing Date.

                      (c) Opinion of Counsel for SCNV. Solmecs and the Solmecs Shareholder shall have received an opinion of Tenzer Greenblatt LLP, counsel for SCNV, dated the Closing Date, in substantially the form of Exhibit 8.2(c) attached hereto and made a part hereof.

                      (d) Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no claim, suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby shall have been instituted or threatened by any entity or individual, and which in the reasonable judgment of Solmecs and the Solmecs Shareholder (based on the likelihood of success and material consequences of such claim, suit, action, inquiry or proceeding), makes it inadvisable to proceed with the consummation of such transactions.

                      (e) Consents and Approvals. All consents, waivers, approvals, licenses and authorizations by third parties and governmental and administrative authorities (and all amendments and modifications to existing agreements with third parties) required as a precondition to the performance by SCNV of its obligations hereunder and under any agreement delivered pursuant hereto, shall have been duly obtained and shall be in full force and effect.

                      (f) Equity Financing. Consummation of the Equity Financing, resulting in the receipt by SCNV of gross proceeds in an amount not less than $5,900,000.

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
                      (g) Registration Rights Agreement. SCNV shall have executed and delivered the Registration Rights Agreement.

                      (h) Shareholder Approval. The shareholders of the Solmecs Shareholder shall have consented to the transactions herein by the affirmative vote of a majority of such shareholders.

                      (i) Validity of Transactions. The validity of all transactions contemplated hereby, as well as the form and substance of all agreements, instruments, opinions, certificates and other documents delivered by SCNV pursuant hereto, shall be satisfactory in all material respects to Solmecs and the Solmecs Shareholder and their counsel.

     9. The Closing. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article 10, the closing of the Merger (the "Closing") will take place at the offices of counsel for the underwriters utilized in connection with the Equity Financing,
having offices at                   New York, as promptly as practicable (and in
any event within five business days) after satisfaction or waiver of the conditions set forth in Article 8 hereof (the "Closing Date"); or such later date as shall have been fixed by a written instrument signed by the parties.

                  9.1 Deliveries by SCNV at the Closing. At the Closing, SCNV shall deliver the following:

                      (a) stock certificate(s), registered in the name of the Solmecs Shareholder, representing the Stock Consideration;

                      (b) closing certificate from SCNV, executed by their respective presidents, dated the Closing Date, to the effect that all the representations and warranties of SCNV are true and complete in all material respects and all covenants to be performed by SCNV at or as of the Closing have been performed in all material respects and conditions to be satisfied at or as of the Closing have been waived or satisfied in all material respects;

                      (c) certificates of the Secretary or Assistant Secretary of SCNV certifying as to the incumbency and specimen signatures of the officers of SCNV executing the SCNV Documents on behalf of such corporation; and

                      (d) the Registration Rights Agreement, duly executed by SCNV.

                  9.2 Deliveries by Solmecs and/or the Solmecs Shareholder at the Closing. At the Closing, Solmecs and/or the Solmecs Shareholder, as applicable, shall deliver to SCNV the following:

                      (a) stock certificate(s) representing all of the Solmecs Stock issued and outstanding, which certificates shall be endorsed in blank or accompanied by stock powers endorsed in blank and accompanied by the requisite stock transfer stamps;

                      (b) a copy of the resolutions of the Board of Directors of Solmecs, and the written consent of the Solmecs Shareholder, authorizing Solmecs to execute and deliver the Solmecs Documents, to perform its obligations thereunder and to effect the Merger, duly certified by the Secretary or assistant Secretary of Solmecs;

                      (c) closing certificates from each of Solmecs and the Solmecs Shareholder, dated the Closing Date, to the effect that all the representations and warranties of Solmecs and the Solmecs Shareholder are true and complete in all material respects and all covenants to be performed by Solmecs and the Solmecs Shareholder at or as of the Closing have been performed in all material respects and conditions to be satisfied at or as of the Closing have been waived or satisfied in all material respects;

                      (d) Certificates of the Secretary or Assistant Secretary of Solmecs certifying as to the incumbency and specimen signatures of the officers of Solmecs executing the Solmecs Documents on behalf of such corporation;

                      (e) the Lock-up Agreement, duly executed by the Solmecs Shareholder; and

                      (f) the minute books and other corporate records of Solmecs as well as the bank account records and other information pertaining to the banking activities of Solmecs.

                  9.3 Other Deliveries. In addition, the parties shall execute and deliver such other documents as may be required by this Agreement and as either of them or their respective counsel may reasonably require in order to document and carry out the transactions contemplated by this Agreement, in the form satisfactory to the parties hereto.

        10.  Termination, Amendment and Waiver.

                  10.1 Termination. Subject to the cure period provided for in
Section 10.1(e), this Agreement may be terminated at any time prior to the Closing Date:

                      (a) By mutual consent of the Boards of Directors of SCNV and Solmecs; or

                      (b) By SCNV, on the one hand, or by Solmecs, on the other hand, if, in the reasonable judgment of SCNV or Solmecs, as the case may be, (and provided such parties are not then in material breach of their respective obligations hereunder), it shall have been determined that the transaction contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by state, local or federal governmental authorities or by any other entity or individual of material litigation or proceedings against SCNV or Solmecs.

                      (c) By SCNV, if, in the reasonable judgment of SCNV, it shall be determined that the business or assets or financial condition of Solmecs has been materially and adversely affected since June 30, 1996, whether by reason of changes, developments or operations in the normal course of business or otherwise.

                      (d) In the event SCNV, on the one hand, or Solmecs, on the other hand breaches or otherwise fails to perform any material part of this Agreement, then the other party (or parties) hereto not in breach shall notify in (writing) the party in material breach and demand that such material breach or such material failure to perform be corrected within a stipulated period, which period shall not be less than ten (10) days following notification. If the party (or parties) in material breach fails to correct the material breach with the period stated in the written notice of demand for correction, the other party (or parties) may, in its (or their) sole discretion, immediately terminate this Agreement by giving the party (or parties) in material breach written notice of termination.

                      (e) By either SCNV or the Solmecs Shareholder, if the
closing shall not have occurred prior to            , 1998.

                      10.2 Effect of Termination. In the event of the termination of this Agreement as provided in this Article 10, this Agreement shall, except with respect to Section 10.3, forthwith become null and void and there shall be no liability on the part of any party hereto and nothing herein shall relieve any party from liability for any wilful breach hereof.

                      10.3 Fees and Expenses. Each of the parties hereto shall be responsible for, and shall pay, its or his respective fees and expenses incurred by such party in connection with the transactions contemplated by this Agreement.

                      10.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

                      10.5 Waiver. At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

        11.  Survival of Representations and Warranties.

         Each of the parties hereto hereby agrees that all representations and warranties made by or on behalf of him or it in this Agreement or in any document or instrument delivered pursuant hereto shall survive for eighteen (18) months after the Closing Date and thereafter shall terminate, except for the representations and warranties contained in Sections 3.13 and 3.15, which shall survive for [twenty-four (24) months after the Closing Date and thereafter shall terminate.]

         12. General Provisions.

                  12.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, if delivered personally, or one (1) business day after having been deposited with courier, if sent by overnight courier, or after being sent by telecopy, if sent by telecopy (receipt confirmed), or as of the date delivered, if mailed by registered or certified mail, postage prepaid, return receipt requested, addressed as follows (or at such other address for a party as shall be specified by like notice, except that notices of change of address shall be effective upon receipt):

If to SCNV:                                  SCNV Acquisition Corp.
                                             Omer Industrial Park
                                             P.O. Box 3026
                                             Omer, Israel 84965
                                             Attn: Herman Branover, President
                                             Telecopier:

with a copy to:                              Tenzer Greenblatt LLP
                                             405 Lexington Avenue
                                             New York, New York 10174
                                             Attn: Emanuel Adler, Esq.
                                             Telecopier:  (212) 885-5001

If to Solmecs:                               Solmecs Corporation N.V.
                                             c/o Bayou International Ltd.
                                             Level 8, 580 St. Kilda Road
                                             Melbourne, Victoria 3004
                                             AUSTRALIA
                                             Attn: Peter Lee
                                             Telecopier: 011-61-39-95102248


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
with a copy to:                              Phillips Nizer Benjamin
                                                      Krim & Ballon LLP
                                             666 Fifth Avenue
                                             New York, New York 10103
                                             Attn: Brian Brodrick, Esq.
                                             Telecopier:

If to Solmecs Shareholder:                   Bayou International Ltd.
                                             Level 8, 580 St. Kilda Road
                                             Melbourne, Victoria 3004
                                             AUSTRALIA
                                             Attn: Peter Lee
                                             Telecopier: 011-61-39-95102248

with a copy to:                              Phillips Nizer Benjamin
                                                      Krim & Ballon LLP
                                             666 Fifth Avenue
                                             New York, New York 10103
                                             Attn: Brian Brodrick, Esq.
                                             Telecopier:

                  12.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

                  12.3 Entire Agreement. This Agreement and the agreements referred to herein constitute the entire agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

                  12.4 No Assignment. This Agreement shall not be assigned by operation of law or otherwise, and any assignment shall be null and void.

                  12.5 Headings. Headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

                  12.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State

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
of New York, without regard to its choice of law principles, except as Delaware General Corporation Law mandatorily applies.

                  12.7 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, each of SCNV and Solmecs, by their respective officers thereunto duly authorized, and the Solmecs Shareholder, individually, has caused this Agreement to be executed as of the date first written above.



                                             SCNV ACQUISITION CORP.



                                             By:___________________________
                                                                , President


                                             SOLMECS CORPORATION N.V.



                                             By:___________________________
                                                                , President


                                             BAYOU INTERNATIONAL LTD.



                                             By:___________________________
                                                                , President

                         INDEX OF EXHIBITS AND SCHEDULES


                                                                            PAGE
                                                                            ----

EXHIBITS

Exhibit 6.6 Lock-Up Agreement...............................................  28
Exhibit 6.7 Registration Rights Agreement...................................  28
Exhibit 6.11 Employment Agreement...........................................  30
Exhibit 8.1(c) Opinion of Phillips Nizer ...................................  33
Exhibit 8.2(c) Opinion of Tenzer Greenblatt LLP.............................  35

Schedules

Schedule 3.9 Real and Tangible Property.....................................   8
Schedule 3.13 Intangibles...................................................  11
Schedule 3.15 Insurance.....................................................  13
Schedule 3.16 Banks; Power of Attorneys.....................................  14
Schedule 3.17 Employee Agreements...........................................  14
Schedule 3.20 Customers/Suppliers...........................................  16
Schedule 3.21 Licenses......................................................  17
Schedule 3.22 Certain Business Matters......................................  17
Schedule 3.23 Contracts.....................................................
Schedule 3.25 Business Practices and Commitments............................  19
Schedule 3.26 Approvals/Consents............................................  19
Schedule 4.2 Subsidiaries...................................................  20
Schedule 4.3 Noncontravention...............................................  22


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